Exhibit 10.2

Execution Version
CREDIT AGREEMENT
among
FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC,
as the Borrower,
The Guarantors
 From Time to Time Party Hereto,
The Several Lenders
from Time to Time Party Hereto
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,
Dated as of December 2, 2021

MORGAN STANLEY SENIOR FUNDING, INC.
and
BARCLAYS BANK PLC,
as Joint Lead Arrangers and Joint Bookrunners

i

ii

SCHEDULES:

1.1A	Commitments
3.15	Subsidiaries
3.19	Filing Jurisdictions
3.24(a)	Pool Aircraft
3.24(b)	Pool Aircraft Leases
4.1(e)	Signing Date Lien Searches

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Acceptance
D	Form of Term Loan Note
E	Form of Guarantee Agreement
F	Form of Solvency Certificate
G-1	Form of Funding Notice
G-2	Form of Conversion/Continuation Notice
H-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
H-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
H-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
H-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
I	Form of LTV Certificate
J-1	Form of ITA Security Agreement
J-2	[Reserved]
K	Form of Irish Share Charge

Appendix A          Notice Addresses

iii

CREDIT AGREEMENT, dated as of December 2, 2021 among FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (as defined in Section 1.1) from time to time party hereto, the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as administrative agent (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these recitals and not otherwise defined shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, the Lenders have agreed to extend Term Loans to the Borrower in an aggregate principal amount of $350,000,000 (the “Term Loan Facility”); and

WHEREAS, the Borrower has requested that Lenders lend Term Loans to the Borrower, the proceeds of which will be used to fund the acquisition by certain Subsidiaries of the Borrower of certain aircraft assets pursuant to the Acquisition Agreements (as defined in Section 1.1) and, as permitted in accordance with the Indentures, to refinance Indebtedness of the Borrower under the Revolving Credit Facility which proceeds were used to fund the acquisition by a Subsidiary of the Borrower of certain aircraft assets pursuant to the Acquisition Agreements.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.          DEFINITIONS

Section 1.1          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Change”:  as defined in Section 9.15 hereto.

“Acquired Indebtedness”:  with respect to any specified Person,

(1)          Indebtedness of any other Person existing at the time such other Person is consolidated with, amalgamated or merged with or into or became a Subsidiary of such Person (other than as a result of a Division), including Indebtedness incurred in connection with, or in contemplation of, such other Person consolidating with, amalgamating or merging with or into or becoming a Subsidiary of such specified Person (other than as a result of a Division); and

(2)          Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreements”:  collectively, the Avianca Acquisition Agreement and the ITA Acquisition Agreement.

“Additional Aircraft”: as defined in Section 2.20(a) hereto.

“Additional Notes”:  Notes (other than the Initial Notes, as defined in the Indentures) issued from time to time under the Indentures in accordance with Section 2.02 thereof, but subject to compliance with Section 4.09 thereof.

“Adjusted Term SOFR”: for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent”:  as defined in the preamble hereto.

“Adverse Claim”:  any Lien or any claim of ownership or other property right, other than Permitted Pool Aircraft Liens.

“Affected Financial Institution”:  (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender”:  as defined in Section 2.15(c) hereto.

“Affected Loans”:  as defined in Section 2.15(c) hereto.

“Affiliate”:  as to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction”:  as defined in Section 6.5(a) hereto.

“Agents”:  the Administrative Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity, including but not limited to any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent.

“Agent Parties”:  as defined in Section 9.2 hereto.

“Aggregate Amounts Due”:  as defined in Section 2.14 hereto.

“Agreement”:  this Credit Agreement.

“Agreement Currency”:  as defined in Section 9.17(b) hereto.

“Anti-Money Laundering Laws”:  as defined in Section 3.22(a) hereto.

 “Applicable Aviation Authority”: in relation to any aircraft, each Governmental Authority that has responsibility for the supervision of civil aviation and/or the registration and operations of civil aircraft in the state of registration of such aircraft.

“Applicable Creditor”:  as defined in Section 9.17(b) hereto.

“Applicable Foreign Aviation Law”: with respect to any Pool Aircraft, any applicable law, rule or regulation (other than the FAA Act) of any Governmental Authority of any jurisdiction not included in the United States or in any state, territory or possession of the United States governing the registration, ownership, operation, or leasing of all or any part of such Pool Aircraft, or the creation, recordation, maintenance, perfection or priority of Liens on all or any part of such Pool Aircraft.

“Applicable Funding Date Pool Aircraft”: with respect to any Delayed Draw Funding Date, the Delayed ITA Pool Aircraft and/or Avianca Pool Aircraft that become subject to a first priority perfected security interest (to the extent of the Express Perfection Requirements) in favor of the Administrative Agent, for the benefit of the Secured Parties, on such Delayed Draw Funding Date.

 “Applicable Margin”:  a rate per annum equal to (A) with respect to Base Rate Loans, 1.75%, and (B) with respect to SOFR Loans, 2.75%.

“Appraisal”: with respect to any Pool Aircraft, a “desk-top” Base Value (as defined by the International Society of Transport Aircraft Trading) appraisal of such Pool Aircraft delivered by a Qualified Appraiser, in each case assuming that such Pool Aircraft is in “half-time” remaining maintenance condition.

“Appraised Value”: with respect to any Pool Aircraft as of any applicable date of determination, the current Base Value (as defined by the International Society of Transport Aircraft Trading) of such Pool Aircraft as of such date, calculated pursuant to the Appraisal conducted with respect to such Pool Aircraft and delivered to the Administrative Agent on or prior to the applicable Funding Date; provided that with respect to any Additional Aircraft being added as a Pool Aircraft pursuant to Section 2.20(a), the Appraised Value of such Additional Aircraft shall be calculated pursuant to the Appraisal delivered to the Administrative Agent pursuant to Section 2.20(a), with an “as of” valuation date no more than sixty (60) days prior to the date such Additional Aircraft is added as a Pool Aircraft.

“Arrangers”:  Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC, each in its capacity as a joint lead arranger and joint bookrunner.

“Asset Sale”:

(1)          the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)          the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 6.3 or the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law);

in each case, other than:

(1)          a disposition of Cash Equivalents, or dispositions of any surplus, obsolete, unnecessary, unsuitable, damaged or worn-out assets in the ordinary course of business, or dispositions of abandoned, lost, destroyed or stolen assets or assets no longer used, useful or economically practicable to maintain, or any disposition of inventory or goods held for sale in the ordinary course of business, in each case, other than Restricted Assets;

(2)          the disposition of all or substantially all the assets of the Borrower in a manner permitted under Section 6.9 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(3)          the making of any Restricted Payment or Permitted Investment (other than a Restricted Payment or Permitted Investment consisting of Restricted Assets) that is permitted to be made, and is made, under Section 6.1;

(4)          any issuance or sale of Equity Interests of the Borrower;

(5)          any disposition of assets (other than Restricted Assets) or issuance or sale of Equity Interests (other than Restricted Assets) of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $10,000,000;

(6)          any disposition of property or assets (other than Restricted Assets) or issuance of securities (other than Restricted Assets) by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(7)          to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon and other than Restricted Assets) for use in a Similar Business;

(8)          the lease, assignment, sub-lease or license of any assets (other than Restricted Assets) or real or personal property, including the sale of assets (other than Restricted Assets)  to lease customers upon termination any of the foregoing pursuant to the terms thereof, in each case in the ordinary course of business;

(9)          the sale or lease of aircraft, engines, spare parts or similar assets, or Capital Stock of any entity, the principal assets of which consist primarily of the foregoing, in the ordinary course of business, in each case, other than Restricted Assets;

(10)        any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11)        foreclosures, condemnations or any similar actions on assets (other than Restricted Assets);

(12)        (i) any disposition of Securitization Assets in connection with any Qualified Securitization Financing and (ii) the sale or discount of accounts receivable arising (x) in connection with the Credit Facilities or (y) in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceeding;

(13)        the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind, in each case, in the ordinary course of business;

(14)        the creation of a Lien permitted under this Agreement;

(15)        the licensing or sub-licensing of Intellectual Property and software or other general intangibles in the ordinary course of business;

(16)        the unwinding of any Hedging Obligations;

(17)        sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(18)        any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Signing Date (other than Restricted Assets), including sale leasebacks and asset securitizations permitted by this Agreement; and

(19)        any sale of Equity Interests in Borr Drilling Limited (formerly, Magni Drilling Limited).

For the avoidance of doubt, any transaction that results in an Owner Subsidiary ceasing to Own a Pool Aircraft previously owned by such Owner Subsidiary shall constitute an Asset Sale.

“Asset Sale Offer”:  as defined in Section 6.4(b)(1) hereto.

“Assigned Leases”: as defined in the Security Agreements.

“Assignee”:  as defined in Section 9.6(c) hereto.

“Assignment and Acceptance”:  an agreement substantially in the form of Exhibit C.

“Assignor”:  as defined in Section 9.6(c) hereto.

“Avianca”: TACA International Airlines, S.A., a sociedad anonima formed under the laws of El Salvador or Aerovías Del Continente Americano S.A. Avianca, a sociedad anonima organized and existing under the laws of the Republic of Colombia, as applicable.

“Avianca Acquisition Agreement”: that certain umbrella latter agreement, dated as of October 23, 2021, by and among Avianca Holdings, S.A., Aerovías Del Continente Americano S.A., TACA International Airlines , S.A. and WWTAI AirOpCo 1 Bermuda Ltd.

“Avianca Acquisition”: the acquisition by trusts owned beneficially by AirOpCo 1ET Bermuda Ltd. of certain Aircraft (as defined in the Avianca Acquisition Agreement) consisting of the Applicable Funding Date Pool Aircraft on or prior to the applicable Delayed Draw Funding Date pursuant to the terms of the Avianca Acquisition Agreement.

“Avianca Pool Aircraft”:  the aircraft listed in Schedule 3.24(a)(2) on lease to Avianca as Lessee.

“Avianca Security Agreement”: that certain Aircraft Mortgage and Security Agreement, in form and substance reasonably acceptable to the Administrative Agent, dated as of the Initial Avianca Delayed Draw Funding Date, made by certain Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties with respect to the Avianca Pool Aircraft and governed by the Laws of the State of New York.

“Aviation Assets”:  the assets of the Borrower and the Restricted Subsidiaries constituting “Total assets” in the Borrower’s Aviation Leasing segment (or a successor segment), as reflected in the Borrower’s most recent quarterly or annual report filed with the SEC (or the equivalent thereof as reported by any successor to or assign of the Borrower in accordance with this Agreement).

“Available Tenor”:  as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(d).

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”:  with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, examiner, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Bankruptcy Law”:  Title 11, U.S. Code or any similar federal or state law for the relief of debtors as amended from time to time and any insolvency or bankruptcy laws applicable to any Subsidiary.

“Base Rate”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Base Rate shall be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for purposes of this Agreement.

“Base Rate Loans”:  Term Loans for which the applicable rate of interest is based on the Base Rate.

“Base Rate Term SOFR Determination Day”: shall have the meaning specified in the definition of “Term SOFR”.

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(a).

“Benchmark Replacement”:  with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)
in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)
in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Beneficial Interest”: the beneficial interest in any Owner Subsidiary that is a common law or statutory trust and all claims, rights, estates, interests, powers, remedies and privileges in connection with and relating to such trust estate.

“Beneficial Ownership Certification”:  a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”:  31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bermuda Share Charge”: the share mortgage between WWTAI AirOpco 1 Bermuda Ltd and the Administrative Agent, dated as of the Initial Avianca Delayed Draw Funding Date, in form and substance reasonably satisfactory to the Administrative Agent.

“BHC Act Affiliate”: an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  (1) with respect to any corporation or company, the board of directors or managers, as applicable, of the corporation or company, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.  Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”:  as defined in Section 9.2 hereto.

“Borrower Obligations”:  the collective reference to the unpaid principal of and interest on the Term Loans, and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided herein after the maturity of the Term Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or expenses is allowed or allowable in such proceeding) to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, the Security Documents, the Guarantee Agreement or the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

“Borrowing”:  Term Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Borrowing, as to which a single Interest Period is in effect.

“Business Day”:  any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Calculation Date”:  as defined in the definition of “Fixed Charge Coverage Ratio.”

“Cape Town Convention”: the Convention on International Interests in Mobile Equipment and the Protocol, together with all regulations and procedures issued in connection therewith, and all other rules, amendments, supplements, modifications, and revisions thereto (in each case, as in effect in any applicable jurisdiction from time to time and using the English language version thereof).

“Capital Markets Debt”:  any debt securities represented by bonds, debentures or notes (other than (i) a Qualified Securitization Financing, (ii) a debt issuance guaranteed by an export credit agency (including the Export-Import Bank of the United States of America) or (iii) any Jefferson Project Indebtedness or any obligations with respect thereof), in each case, issued in the capital markets by the Borrower or any Subsidiary, whether issued in a public offering or private placement, including pursuant to Section 4(a)(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.

“Capital Stock”:

(1)          in the case of a corporation, corporate stock;

(2)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)          in the case of a partnership, limited liability company, business trust, common law or statutory trusts, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company;

(4)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (but excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock); and

(5)          any Beneficial Interest.

“Capitalized Lease Obligations”:  an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid or terminated by the lessee without payment of a penalty; provided that leases that are required to be classified and accounted for as capital leases in accordance with GAAP solely because of the duration of the term of the lease or the fact that the present value of the minimum lease payments of the equipment subject to such lease exceeds 90.0% of the Fair Market Value of such equipment shall not be deemed to be Capitalized Lease Obligations.

“Cash Equivalents”:

(1)          United States dollars;

(2)          pounds sterling;

(3)          (a)  euro, or any national currency of any participating member state in the European Union;

(b)          Canadian dollars;

(c)          Australian dollars; or

(d)          in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(4)          securities issued or directly and fully and unconditionally guaranteed or insured by the United States of America or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(5)          certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000;

(6)          repurchase obligations for underlying securities of the types described in clauses (4) and (5) of this definition entered into with any financial institution meeting the qualifications specified in clause (5) of this definition;

(7)          commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(8)          investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) of this definition;

(9)          readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and

(10)          Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) of this definition; provided that such amounts are converted into any currency listed in clauses (1) through (3) of this definition as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control”:

(1)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50.0% of the voting power of the Borrower’s Voting Stock; or

(2)          (a) all or substantially all the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Borrower consolidates, amalgamates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Borrower, in either case under this clause (2), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Borrower immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Borrower, or the applicable surviving or transferee Person; provided that this clause (2)  shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Borrower, or the applicable surviving or transferee Person, or (ii) to any consolidation, amalgamation or merger of the Borrower with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50.0% or more of the voting power of the total outstanding Voting Stock of such entity and, in the case of clause (y), the parent of such wholly-owned subsidiary guarantees the Borrower Obligations.

For purposes of this definition, any direct or indirect holding company of the Borrower shall not itself be considered a “person” or “group” for purposes of clause (1) of this definition; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  all Property of the Grantors, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document and including any property or assets that become subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to Section 5.10.

“Collateral Supplement”: as defined in the Security Agreements.

“Commitment”: means, at any time with respect to each Lender, such Lender’s Initial Commitment and Delayed Draw Term Commitment, as applicable, in effect as of such time. The aggregate amount of the Commitments as of the Signing Date is $350,000,000.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit A.

“Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures”:  for any period and without duplication, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capitalized Lease Obligations which is capitalized on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries) by the Borrower and its Restricted Subsidiaries during that period, other than expenditures made with Net Proceeds to the extent applied (or committed to be applied) in accordance with Section 2.11, that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.  For the avoidance of doubt, “Consolidated Capital Expenditures” shall not include any purchases of aviation parts, frames or equipment made on behalf of lessees of the Borrower and its Restricted Subsidiaries in order to enable such lessees to comply with maintenance requirements under applicable lease agreements, so long as such expenditures are promptly reimbursed by such lessees or made from (or promptly reimbursed by) maintenance reserves.

“Consolidated Depreciation and Amortization Expense”:  with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of lease discounts and premiums and lease incentives, but excluding any items which are classified as Consolidated Interest Expense in accordance with GAAP, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Excess Cash Flow”: with respect to the Borrower and its Restricted Subsidiaries, for any fiscal quarter (the “Applicable Period”), an amount (if positive) equal to:

(a)          the sum, without duplication, of:

(i)          Consolidated Net Income (adjusted to exclude any gains or losses attributable to any event described in clause (a), (b) or (e) of Section 2.11);

(ii)         non-cash charges, losses and expenses, including non-cash interest expense, depreciation, amortization, impairment charges and other write-offs for the Applicable Period to the extent deducted from Consolidated Net Income for such period (excluding any such non-cash charge, loss or expense to the extent that it represents an accrual or reserve for an expected cash payment obligation within the fiscal year following the Applicable Period); and

(iii)        in the case of a decrease of Consolidated Working Capital over the Applicable Period, the Consolidated Working Capital Adjustment for the Applicable Period (other than any such amount arising from Specified Acquisitions or Dispositions of any Subsidiary’s Capital Stock by the Borrower or any of its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(b)          minus the sum, without duplication and to the extent not deducted in the calculation of Consolidated Net Income for the Applicable Period, the amounts for the Applicable Period of:

(i)          (A) prepayments or repayments of Indebtedness for borrowed money, together with any interest, premium, make-whole or penalties required to be paid (and actually paid in cash) in connection therewith (excluding (x) repayments of revolving Indebtedness except to the extent the revolving commitments associated therewith are permanently reduced in connection with such repayments, (y) voluntary prepayments of Term Loans and (z) any prepayments or repayments funded with net cash proceeds of any borrowing or issuance of Indebtedness for borrowed money (“Financing Proceeds”)) and (B) payments in respect of indemnification, adjustment of purchase price, earnouts, other contingent consideration obligations and other deferred purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, in each case, except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or any Restricted Subsidiary;

(ii)         cash payments under capital leases that constitute Capitalized Lease Obligations or other long-term obligations (including pension obligations), together with the aggregate amount of any premiums, make-whole payments or penalties actually paid in cash and required to be made in connection with any such prepayment or repayment (excluding prepayments funded with Financing Proceeds);

(iii)        cash payments in respect of Consolidated Capital Expenditures, excluding payments funded with Financing Proceeds;

(iv)        Taxes paid in cash;

(v)         cash payments in respect of leases (other than Capitalized Lease Obligations) or other obligations that do not constitute Indebtedness (less, in each case, any amounts received in respect thereof as a return of capital), excluding payments funded with Financing Proceeds;

(vi)        non-cash income or gains increasing Consolidated Net Income for the Applicable Period;

(viii)      any cash actually paid in respect of any non-cash losses or charges recorded in a prior period;

(ix)        cash payments in respect of Restricted Payments made pursuant to Section 6.1(b)(13);

(x)         cash payments in respect of Restricted Payments constituting regular annual or quarterly dividends on Capital Stock of the Borrower; and

(xi)        cash payments to the extent they are required to be capitalized in accordance with GAAP, excluding payments funded with Financing Proceeds; and

(xii)       in the case of an increase in Consolidated Working Capital for the Applicable Period, the Consolidated Working Capital Adjustment for the Applicable Period (other than any such amount arising from Specified Acquisitions or Dispositions of any Subsidiary’s Capital Stock by the Borrower or any of its Restricted Subsidiaries completed during such period or the application of purchase accounting).

“Consolidated Interest Expense”:  with respect to any Person for any period, the sum, without duplication, of:

(1)          consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 —“Accounting for Derivative Instruments and Hedging Activities”), and (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit or relating to any Qualified Securitization Financing; and excluding (i) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to the Signing Date of Hedging Obligations, (ii) the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of other financing fees (including any expense resulting from bridge, commitment and other financing fees), (iv) amortization of fair value debt discounts and (v) any expense resulting from the application of debt modification accounting or, if applicable, purchase accounting in connection with any acquisition), and

(2)          consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(3)          interest income for such period.

“Consolidated Net Income”:  with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that:

(1)          any net after tax extraordinary, non-recurring or unusual gains or losses, including sales or other dispositions of assets under a Securitization Financing other than in the ordinary course of business (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation and new product introductions) shall be excluded;

(2)          the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)          any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

(4)          any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by such Person, shall be excluded;

(5)          the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)          solely for the purpose of determining the amount available for Restricted Payments under Section 6.1(a)(3)(A) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided, however, that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)          the effects of adjustments resulting from the application of recapitalization accounting or purchase accounting in relation to any acquisition that is consummated after the Signing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8)          any net after-tax loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(9)          any net after-tax impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(10)        any net after-tax gain (loss) arising from changes in the fair value of derivatives shall be excluded;

(11)        any net after-tax valuation allowance against a deferred tax asset shall be excluded;

(12)        amortization of (i) fair value lease premiums and discounts, (ii) lease incentives, (iii) fair value debt discounts, and (iv) debt discounts in respect of Indebtedness issued prior to the Signing Date shall be excluded;

(13)        any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Signing Date shall be excluded;

(14)        any net after-tax effect of accretion of accrued interest on discounted liabilities shall be excluded;

(15)        any non-cash tax expense pursuant to reversals of deferred tax assets shall be excluded; and

(16)        any net after-tax effect of non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 6.1 only (other than Section 6.1(a)(3)(D) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.1 pursuant to Section 6.1(a)(3)(D) thereof.

“Consolidated Working Capital”:  as at any date of determination, the amount by which accounts receivable of the Borrower and its Restricted Subsidiaries exceeds accounts payable and accrued liabilities and debt (excluding long term Indebtedness) of the Borrower and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment”:  for any period on a consolidated basis, the amount by which Consolidated Working Capital increases or decreases from the beginning of such period to the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Specified Acquisition during such period; provided that there shall be included with respect to any Specified Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Specified Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contingent Obligations”:  with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)          to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)          to advance or supply funds:

(A)        for the purchase or payment of any such primary obligation, or

(B)        to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion/Continuation Date”:  the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice”:  a Conversion/Continuation Notice substantially in the form of Exhibit G-2.

“Covenant Holiday Period”: if the Borrower consummates a separation into (i) aviation and shipping and (ii) transportation and infrastructure companies prior to the date that is 180 days after the Signing Date, a period commencing on the last day of the Fiscal Quarter in which such separation was consummated and ending on the date that is 180 days after the Signing Date.

“Covered Party”: as defined in Section 9.23 hereto.

“Covered Entity”: any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Facilities”:  one or more debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables), letters of credit or other long-term indebtedness, including any guarantees, collateral documents, mortgages, instruments and agreements executed in connection therewith, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.  For purposes of Section 6.7, any Jefferson Project Indebtedness shall be deemed not to be a “Credit Facility.”

“Credit Party”:  the Administrative Agent and each Lender.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt to Total Capitalization Ratio”:  as of any date of determination, the ratio of (x) total Indebtedness of the Borrower and the Restricted Subsidiaries to (y) the sum of (i) total Indebtedness of the Borrower and the Restricted Subsidiaries and (ii) total equity of the Borrower and the Restricted Subsidiaries, in each case, on a consolidated basis as reflected on the most recently available quarterly balance sheet of the Borrower prepared in accordance with GAAP immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Debt to Total Equity Ratio”:  as of any date of determination, the ratio of (x) total Indebtedness of the Borrower and the Restricted Subsidiaries to (y) total equity of the Borrower and the Restricted Subsidiaries (before reduction for minority interests), in each case, on a consolidated basis as reflected on the most recently available quarterly balance sheet of the Borrower prepared in accordance with GAAP immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Default”:  any of the events or conditions specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender that:

(a)          has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Term Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied,

(b)          has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Term Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit,

(c)          has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Term Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or

(d)          has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or Bail-In Action.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower and each other Lender.

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Delayed Draw Availability Period”: the period from the Initial Funding Date to the Delayed Draw Termination Date.

“Delayed Draw Funding Date”: each date on which the conditions specified in Section 4.3 are satisfied (or waived by the Lenders).

“Delayed ITA Pool Aircraft” means each  aircraft listed in Schedule 3.24(a)(1) on lease to ITA as Lessee (other than the Initial ITA Pool Aircraft).

“Delayed Draw Lender”: a Lender with a Delayed Draw Term Commitment or a Delayed Draw Term Loan.

“Delayed Draw Term Commitment”: as to each Delayed Draw Lender, its obligation to make the Delayed Draw Term Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Delayed Draw Lender’s name on Schedule 1.1A, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Delayed Draw Term Commitments as of the Initial Avianca Delayed Draw Funding Date is $223,750,000.

“Delayed Draw Term Loans”: term loans made by the Lenders to the Borrower pursuant to Section 2.01(a). Upon funding thereof and for so long as they are outstanding hereunder, the Delayed Draw Term Loans shall be deemed to form part of the same Type as the Initial Term Loans.

“Delayed Draw Termination Date”: the earliest to occur of (i) the date on which all of the Delayed Draw Term Commitments have been drawn by the Borrower in accordance with Section 2.01(a), (ii) the date on which the entire amount of the remaining Delayed Draw Term Commitments have been terminated, (iii) the second borrowing under the Delayed Draw Term Commitments and (iv) the date that is 90 days after the Signing Date.

“Designated Non-cash Consideration”:  the Fair Market Value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock”:  preferred stock of the Borrower that is issued after the Signing Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Borrower and excluded from the calculation set forth in Section 6.1(a)(3).

“Disposition”:  with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer, exchange or other disposition thereof (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal (and whether effected pursuant to a Division or otherwise), with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”:  with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividing Person”:  as defined in the definition of “Division.”

“Division”:  the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“EBITDA”:  with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (without duplication):

(1)          collections of the principal portion of any direct finance leases; plus

(2)          provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(3)          Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after the Signing Date result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, including any noncash interest charges calculated in accordance with GAAP; plus

(4)          Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income; plus

(5)          any fees, expenses or charges, or any amortization thereof, related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Agreement (whether or not successful) or any repayment of Indebtedness, including such fees, expenses or charges related to the offering of the Notes, and deducted in computing Consolidated Net Income, and including, in each case, any such transaction consummated prior to the Signing Date and any such transaction undertaken but not completed, and any charges or non-recurring costs incurred during such period as a result of any such transaction; plus

(6)          any loss (or minus any gain) related to the disposition of assets; plus

(7)          the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Signing Date; plus

(8)          any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(9)          the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

(10)        expenses related to the implementation of new accounting pronouncements and other regulatory requirements; plus

(11)        any net loss (or minus any gain) resulting from currency exchange risk Hedging Obligations; plus

(12)        foreign exchange loss (or minus any gain) on debt; plus

(13)        Securitization Fees and the amount of loss on sale of Securitization Assets and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing, to the extent deducted in determining Consolidated Net Income; less

(15)        non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; plus

(15)        any other extraordinary, non-recurring or unusual losses (or minus any other extraordinary, non-recurring or unusual gain); plus

(16)        other recurring cash revenue received;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“EEA Financial Institution”:  (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority”:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”:  an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Lease”: a lease containing terms and conditions and otherwise in a form consistent with Leasing Company Practice with respect to similar aircraft under lease, taking into consideration, among other things, the identity of the relevant lessee (including operating experience), the age and condition of the applicable Pool Aircraft and the jurisdiction in which such Pool Aircraft will be operated or registered.

“Environment”:  ambient air, indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediments and natural resources such as wetlands, flora and fauna.

“Environmental Claim”:  any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with the presence, Release of, or exposure to, any Hazardous Materials; or (c) in connection with any actual or alleged damage, injury, threat, or harm to the Environment.

“Environmental Laws”:  any and all Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, protection or regulation of the Environment or human health or safety in connection with exposure to Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect and including the common law insofar as it relates to any of the foregoing.

“Environmental Permits”:  any and all Permits required under, or issued pursuant to, any Environmental Law and including the common law insofar as it relates to any of the foregoing.

“Equity Interests”:  (i) Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, and (ii) as the context may require, Beneficial Interests.

“Equity Offering”:  any public or private sale of common shares or preferred shares of the Borrower (excluding Disqualified Stock), other than:

(1)          public offerings with respect to the Borrower’s common shares registered on Form S-8; and

(2)          any sales to the Borrower or any of its Subsidiaries.

“ERISA”:  the Employee Retirement Income Security Act of 1974, amended, and the rules and regulations promulgated thereunder.

“Erroneous Payment”: as defined in Section 8.15(a) hereto.

“Erroneous Payment Deficiency Assignment”: as defined in Section 8.15(d) hereto.

“Erroneous Payment Impacted Loans”: as defined in Section 8.15(d) hereto.

“Erroneous Payment Return Deficiency”: as defined in Section 8.15(d) hereto.

“Erroneous Payment Subrogation Rights”: as defined in Section 8.15(d) hereto.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”:  any of the events or conditions specified in Section 7.1(a); provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Event of Loss”: with respect to any Pool Aircraft (a) if the same is subject to a Lease, a “Total Loss,” “Casualty Occurrence” or “Event of Loss” or the like (however so defined in the applicable Lease); or (b) if the same is not subject to a Lease, (i) its actual, constructive, compromised, arranged or agreed total loss, (ii) its destruction, damage beyond repair or being rendered permanently unfit for normal use for any reason whatsoever, (iii) requisition for title, confiscation, forfeiture or any compulsory acquisition or seizure or requisition for hire (other than a confiscation, forfeiture, compulsory acquisition or seizure or requisition for hire for a consecutive period not exceeding 180 days) by or under the order of any government (whether civil, military or de facto) or public or local authority in each case other than by the United States or (iv) its hijacking, theft or disappearance, resulting in loss of possession by the owner or operator thereof for a period of 180 consecutive days or longer.

“Event of Loss Payment Date”:  with respect to any Event of Loss, the earlier of (A) the date on which the insurance proceeds relating to such Event of Loss are received by the Owner Subsidiary or the Administrative Agent and (B) ninety days following the occurrence of such Event of Loss.

“Excess Cash Flow Determination Date”:  the last Business Day of March, June, September and December of each year, commencing on December 31, 2021.

“Excess Cash Flow Prepayment Amount”:  an amount, measured as of any Excess Cash Flow Determination Date, equal to the excess, if any, of Consolidated Excess Cash Flow for the Applicable Period ending on such date, over $30,000,000.

“Exchange Act”:  the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution”:  net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from:

(1)          contributions to its common equity capital; and

(2)          the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case, designated as Excluded Contributions pursuant to an Officers’ Certificate, executed by a senior vice president or the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 6.1(a)(3).

“Existing Indebtedness”:  Indebtedness of the Borrower or the Restricted Subsidiaries in existence on the Signing Date, plus interest accruing thereon.

“Express Perfection Requirements”:

(a)          with respect to each Pool Aircraft and the related Assigned Lease(s), (i) filing any UCC financing and/or continuation statements, and any amendments thereto, required pursuant to the UCC to establish and maintain a valid and perfected first priority Lien on such Pool Aircraft and the related Assigned Lease(s) under the UCC (subject to Permitted Pool Aircraft Liens), (ii) with respect to any Pool Aircraft that is on lease to ITA or Avianca from time to time, the execution and delivery to the applicable Lessee of a notice of assignment of such Assigned Lease in accordance with Section 2.05(a)(ii) of the applicable Security Agreement and the Borrower shall cause the corresponding Lessee to execute an acknowledgment of such notice in accordance with Section 2.05(a)(ii) of the applicable Security Agreement, and (iii) with respect to any Pool Aircraft that is on lease to any other Lessee from time to time, the execution and delivery to the applicable Lessee of a notice of assignment of such Assigned Lease in accordance with Section 2.05(a)(ii) of the applicable Security Agreement and the Borrower shall use of commercially reasonable efforts to cause the corresponding Lessee to execute an acknowledgment of such notice in accordance with Section 2.05(a)(ii) of the applicable Security Agreement;

(b)          with respect to each Pool Aircraft which is registered in the United States and the related Assigned Lease(s), taking each action with respect to such Pool Aircraft and the related Assigned Lease(s) required pursuant to the first sentence of Section 2.06(e) of the Security Agreements;

(c)          with respect to any Collateral other than any Pool Aircraft or any Assigned Lease, filing any UCC financing and/or continuation statements, and any amendments thereto, required pursuant to the UCC to establish and maintain a valid and perfected first priority Lien on such Collateral under the UCC (subject to Permitted Pool Aircraft Liens);

(d)          with respect to any Collateral of a Loan Party incorporated under the laws of Ireland, other than any Pool Aircraft or any Assigned Lease, causing the relevant particulars of the Security Agreements and/or any Collateral Supplement and/or Grantor Supplement executed by such Loan Party as grantor of the relevant security to be filed in the Irish Companies Registration Office and, where applicable, the Irish Revenue Commissioners;

(e)          with respect to any Collateral of a Loan Party incorporated under the laws of Bermuda, other than any Pool Aircraft or any Assigned Lease, causing the relevant particulars of the Security Agreements and/or any Collateral Supplement and/or Grantor Supplement executed by such Loan Party as grantor of the relevant security to be filed in the Register of Charges maintained by the Registrar of Companies in Bermuda;

(f)          with respect to any Collateral of a Loan Party incorporated under the laws of a jurisdiction other than Ireland, Bermuda or the United States, other than any Pool Aircraft or any Assigned Lease, the taking of such action as is required in accordance with the law of such other jurisdiction to establish and maintain a valid and perfected first priority Lien on such Collateral (subject to Permitted Pool Aircraft Liens);

(g)          with respect to each Pool Aircraft, the Required Cape Town Registrations; and

(h)          with respect to Capital Stock, delivery of the certificates representing such Capital Stock, together with an undated stock transfer form, stock power or other instruments of transfer for each such certificate executed in blank by a duly authorized representative or officer of the pledgor thereof, to the Administrative Agent, and any other action required under applicable law to create, perfect and/or establish the priority of the Administrative Agent’s security interest therein.

“FAA”: the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Act”: 49 U.S.C. Subtitle VII, §§ 40101 et seq; as amended from time to time, any regulations promulgated thereunder and any successor provisions.

“Fair Market Value”:  the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief executive officer, chief financial officer, chief accounting officer or controller of the Borrower or the Restricted Subsidiary, which determination will be conclusive (unless otherwise provided in this Agreement).

“FASB”:  the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“FATCA”:  as defined in Section 2.17(a) hereto.

“FCPA”:  as defined in Section 3.22(b) hereto.

“Federal Funds Rate”: for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Fitch”:  Fitch Ratings or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Fixed Charge Coverage Ratio”:  with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to in the first paragraph of this definition, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was consolidated, amalgamated or merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to in the first paragraph of this definition, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges”:  with respect to any Person for any period, the sum of:

(1)          Consolidated Interest Expense;

(2)          all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any series of Designated Preferred Stock) or any Refunding Capital Stock of such Person; and

(3)          all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Floor”: a rate of interest equal to 0.00%.

“Foreign Employee Benefit Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the FTAI Group Members, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

“Foreign Lender”:  as defined in Section 2.17(g) hereto.

“Foreign Subsidiary”:  with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“Fortress”:  Fortress Investment Group LLC.

“FTAI Group Members”:  the Borrower and each Restricted Subsidiary of the Borrower.

“FTAI Pride”:  FTAI Pride LLC, a limited liability company organized in the Marshall Islands.

“Funding Date”: the Initial Funding Date or any Delayed Draw Funding Date, as applicable.

“Funding Notice”:  a notice substantially in the form of Exhibit G-1.

“GAAP”:  generally accepted accounting principles in the United States of America which are in effect on the Signing Date.  At any time after the Signing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.  The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“General Partner”:  Fortress Transportation and Infrastructure Master GP LLC.

“Governmental Authority”:  any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, authority, court, central bank, agency, regulatory body or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender”:  as defined in Section 9.6(g) hereto.

“Grantor Supplement”: as defined in the Security Agreements.

“Grantors”:  the Borrower, AirOpCo 1ET Bermuda Ltd., each Owner Subsidiary, and any other Person that grants a Lien on any of its Property to secure the Obligations.

“Guarantee”:  the guarantee by any Guarantor of the Obligations.

“Guarantee Agreements”:  collectively, (a) the Guarantee Agreement, substantially in the form of Exhibit E, in favor of the Administrative Agent for the benefit of the Secured Parties and governed by the Laws of the State of New York, and (b) any such other guarantee made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantor Obligations”:  all obligations and liabilities of each Guarantor (including interest, fees and expenses after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization, examinership or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interests, fees or expenses is allowed or allowable in such proceeding) which arise under or in connection with this Agreement, the Guarantee Agreement, any other Loan Document, in each case whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

“Guarantors”:  any Person that executes a Guarantee in accordance with the provisions of this Agreement and its respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Agreement; provided that (x) each Owner Subsidiary shall be required to be a Guarantor for so long as such Person is an Owner Subsidiary and (y) no Unrestricted Subsidiary shall be required to be a Guarantor.

“Hazardous Materials”:  any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law; or (b) can form the basis of any liability under any Environmental Law, including any Environmental Law relating to petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls and toxic mold.

“Hedging Obligations”:  with respect to any Person, the obligations of such Person under:

(1)          currency exchange, interest rate, inflation or commodity swap agreements, currency exchange, interest rate, inflation or commodity cap agreements and currency exchange, interest rate, inflation or commodity collar agreements; and

(2)          other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, inflation or commodity prices.

“IFRS”:  the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time, to the extent applicable to the relevant financial statements.

“Increased Amount”:  as defined in Section 6.6 hereto.

“Increased Cost Lender”:  as defined in Section 2.19 hereto.

“incur” and “incurrence”:  as defined in Section 6.3(a).

“Indebtedness”:  with respect to any Person:

(1)          any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)          in respect of borrowed money;

(b)         evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(c)          representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations but excluding any lease obligations that do not constitute a Capitalized Lease Obligation pursuant to the proviso contained in the definition thereof), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is no longer contingent and (iii) any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; or

(d)         representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)          to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (2) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) solely in the case of Non-Recourse Indebtedness of the Borrower or a Restricted Subsidiary, the fair market value of the property encumbered thereby as determined by such Person in good faith; and

(3)          to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include:  (1) Contingent Obligations, (2) obligations under or in respect of a Qualified Securitization Financing, (3) reimbursement obligations under commercial letters of credit (provided, however, that unreimbursed amounts under letters of credit shall be counted as Indebtedness on or after three Business Days after such amount is drawn), (4) intercompany liabilities arising from cash management, tax and accounting operations and (5) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of term) and made in the ordinary course of business.

The amount of Indebtedness of any Person outstanding at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.  The amount of Indebtedness of any Person outstanding at any date shall be determined as set forth in this definition or otherwise provided in this Agreement, and shall equal the amount that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

“Indemnified Liabilities”:  as defined in Section 9.5(a) hereto.

“Indemnitee”:  as defined in Section 9.5(a) hereto.

“Indentures”:  (i) the Indenture dated as of September 18, 2018 by and between the Borrower and U.S. Bank National Association, as trustee, (ii) the Indenture dated as of July 28, 2020 by and between the Borrower and U.S. Bank National Association, as trustee and (iii) the Indenture dated as of April 12, 2021 by and between the Borrower and U.S. Bank National Association, as trustee.

“Independent Financial Advisor”:  an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information”:  as defined in Section 9.14.

“Initial Commitment”:  the commitment of a Lender to make or otherwise fund a Term Loan on the Initial Funding Date and “Initial Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Initial Commitment is set forth on Schedule 1.1A.

“Initial Avianca Delayed Draw Funding Date”: the first Delayed Draw Funding Date on which the Borrower will use proceeds of the Delayed Draw Term Loans funded on such date to purchase Avianca Pool Aircraft pursuant to an Avianca Acquisition.

“Initial Funding Date”:  the date on which the conditions specified in Section 4.2 are satisfied (or waived by the Lenders).

“Initial ITA Pool Aircraft”:  the aircraft listed in Schedule 3.24(a)(1) on lease to ITA as Lessee under the heading “Initial ITA Pool Aircraft”.

“Initial Lien”:  as defined in Section 6.6.

“Initial Term Loans” means the Term Loans made on the Initial Funding Date by the Lenders to the Borrower pursuant to Section 2.01(a).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such “plan” is insolvent within the meaning of Section 4245 of ERISA.

“Installment”:  as defined in Section 2.9.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, proprietary technology, proprietary know-how and proprietary processes, and all rights to sue at law or in equity for any infringement or other violation thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  with respect to (a) any Term Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Initial Funding Date; and the final maturity date of such Term Loan; and (b) any Term Loan that is a SOFR Loan, the last day of each Interest Period applicable to such Term Loan and the final maturity of such Term Loan; provided that, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period”:  as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Funding Notice or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.15(d) shall be available for specification in such Funding Notice or Interest Election Request.  For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Interest Rate Determination Date”:  with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Intermediate Lease”: in respect of any Pool Aircraft, the lease to be entered into between the relevant Owner Subsidiary or an Intermediate Lessee (as lessor) and an Intermediate Lessee (as lessee).

“Intermediate Lessee”:  a Person (including trusts where the trustee is an institutional trustee or a Subsidiary) which (a) is organized under the laws of any jurisdiction determined to be acceptable in accordance with Leasing Company Practice, (b) subject to the Local Requirements Exception, is wholly owned by another Loan Party and (c) may determine to enter into a lease with another Intermediate Lessee or may determine in accordance with the provisions of Section 2.20 to enter into one or more Leases as lessor with the applicable Lessee(s).

“International Registry”:  as defined in the Cape Town Convention.

“Investment Grade Rating”:  a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments”:  with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.  For purposes of the definition of “Unrestricted Subsidiary” and Section 6.1:

(1)          “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)          the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)         the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)          any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Borrower.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of an Investment made with assets of the Borrower or any Restricted Subsidiary, based on the net book value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Irish Share Charge”: the share mortgage between FTAI Italia DAC, WWTAI AirOpCo Malta Limited and the Administrative Agent, dated as of the Initial Funding Date, in substantially the form of Exhibit K hereto.

“Issue Date”:  March 15, 2017.

“ITA”: Italia Transporto Aereo S.P.A., a company organized and existing under the laws of Italy having its principal place of business at Via Venti Settembre no. 97, 00144 Rome, Italy.

“ITA Acquisition Agreement”:  that certain Aircraft Purchase Agreement, dated as of February 1, 2021, by and between Aircraft Purchase Company No. 12 Limited and FTAI Italia DAC.

“ITA Acquisition”:  the acquisition by FTAI Italia DAC of the Aircraft (as defined in the ITA Acquisition Agreement) (other than the Delayed ITA Pool Aircraft) on or prior to the Initial Funding Date pursuant to the terms of the ITA Acquisition Agreement.

“ITA Pool Aircraft”:  collectively, the Initial ITA Pool Aircraft and the Delayed ITA Pool Aircraft.

“ITA Security Agreement”:  that certain Aircraft Mortgage and Security Agreement, substantially in the form of Exhibit J-1 hereto, dated as of the Initial Funding Date, made by certain Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties with respect to the ITA Pool Aircraft and governed by the Laws of the State of New York.

“Jefferson Project Indebtedness”:  collectively, any Indebtedness or debt obligations of FTAI Energy Holdings LLC or any of its Subsidiaries.

“Jefferson Terminal”:  as defined in Section 2.11(c) hereto.

“Judgment Currency”:  as defined in Section 9.17(b) hereto.

“Law”:  all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, any Governmental Authority.

“Lease”: a lease agreement relating to any Pool Aircraft, which is listed on Schedule 3.24(b), as such schedule is supplemented (or, if not so supplemented, required to be supplemented) pursuant to the terms hereof from time to time, between an Owner Subsidiary or an Intermediate Lessee (as lessor), and a lessee, in each case together with all schedules, supplements and amendments thereto and each other document, agreement and instrument related thereto.

“Leasing Company Practice”: in relation to a Pool Aircraft and any particular issue or matter, the customary commercial practice of the Borrower, having regard to the customary commercial practice that the Borrower applies under similar circumstances in respect of other aircraft owned by it or its Affiliates that are not Pool Aircraft, ; provided that, to the extent such customary commercial practice conflicts with the express requirements of this Agreement and the other Loan Documents, including the requirements in respect of Collateral, then such express requirements shall control.

“Lenders”:  the Persons listed on Schedule 1.1A and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance; provided, however, that Section 9.5 shall continue to apply to each such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance as if such Person is a “Lender.”

“Lessee”: any lessee party to a Lease.

“Lien”:  with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“LLC”:  any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents”:  this Agreement, the Security Documents, the Guarantee Agreements and the Term Loan Notes, and any other document or instrument designated by the Borrower and the Administrative Agent (acting at the written direction of the Required Lenders).

“Loan Parties”:  the collective reference to the Borrower, each Grantor and each Guarantor.

“Loan-to-Value Ratio”: as of any date of determination, the ratio of (i) the aggregate outstanding principal amount of the Term Loans as of such date, divided by (ii) the aggregate Appraised Value of all Pool Aircraft constituting Collateral and not subject to a Lien other than a Permitted Pool Aircraft Lien as of such date.  For the avoidance of doubt, the principal amount of the Term Loans which shall have been repaid or prepaid on or before the applicable date shall not be included in the calculation of the Loan-to-Value Ratio as of such date.

“Local Requirements Exception”: an exception for Equity Interests or title to a Pool Aircraft held by directors, trustees, nominees, conditional vendors or similar persons under similar arrangements in order to meet local nationality or other local requirements regarding registration or ownership of aircraft or to minimize the impact of any Taxes on the Borrower, another Loan Party or Lessee, which is consistent with Leasing Company Practice and reasonably acceptable to the Administrative Agent, provided that the Loan Parties are in compliance with the Express Perfection Requirements.

“LTV Certificate”: as defined in Section 5.2(f) hereto.

“LTV Cure”: as defined in Section 6.14(c) hereto.

“LTV Determination Date”: as defined in Section 6.14(b) hereto.

“Management Agreement”:  collectively, (a) that certain Management and Advisory Agreement, dated as of May 20, 2015, among the Borrower, the Manager and the General Partner, and (b) that certain Fourth Amended and Restated Partnership Agreement of Fortress Worldwide Transportation and Infrastructure General Partnership, dated as of May 20, 2015, between the Borrower and the Manager, in each case, including any amendments, modifications, restatements, renewals, increases, supplements or replacements thereto (i) through the Signing Date and (ii) to the extent approved by a majority of the independent directors of the Borrower, following the Signing Date.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or in any other Loan Document, nothing in this Agreement or in any other Loan Document shall prohibit the Borrower or any Restricted Subsidiary from making any payment (including any fees, expenses or reimbursement obligations) required to be made under the Management Agreement.

“Management Equity”:  profits interests, restricted Capital Stock or options to acquire Capital Stock of the Borrower issued to directors, management or employees of the Borrower and its Subsidiaries, which profits interests, Capital Stock or options may be convertible into, or exchangeable or exercisable for, Capital Stock of or options to acquire Capital Stock of the Borrower.

“Management Group”:  at any time, the Chairman of the Board of Directors, any President, any Executive Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Borrower or any Subsidiary at such time.

“Manager”:  FIG LLC or its permitted successors or assigns.

“Material Adverse Effect”:  any circumstances or conditions that would have a material adverse effect on (a) the ability of the Borrower to perform its payment obligations under this Agreement or any other Loan Document, (b) the rights or remedies of the Administrative Agent and Secured Parties under this Agreement or any other Loan Document or (c) the business, assets, properties, liabilities or financial condition of the FTAI Group Members, taken as a whole.

“Maturity Date”:  the earliest of (a) the day that is 364 days after the Initial Funding Date, and (b) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided that, in each case, if such date is not a Business Day, then the applicable Maturity Date shall be the immediately preceding Business Day.

“Moody’s”:  Moody’s Investors Service, Inc. or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Morgan Stanley”:  as defined in the preamble hereto.

“Multiemployer Plan”:  a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity has an obligation to make contributions or has any actual or contingent liability.

“Net Equity Proceeds”: with respect to the sale, issuance or exercise after the Initial Funding Date by any Loan Party or any of its Subsidiaries of any Capital Stock or any capital contribution by any Person to any such Loan Party or Subsidiary, the excess of (a) the gross cash proceeds received by such Loan Party or Subsidiary from such sale, issuance or exercise, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid and are not payable to any Loan Party or an Affiliate thereof in connection therewith.

“Net Income”:  with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds”:  the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary in respect of any event, including Asset Sales or Recovery Events, and including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in respect of such event, net of the direct costs relating to such event and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, payments made in order to obtain necessary consents required by agreement or by applicable law, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), other fees and expenses, including title and recordation expenses, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under this Agreement required (other than as permitted by Section 6.4(b)(1)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Netted Tax Amount”:  as defined in Section 2.11(f) hereto.

“Non-Collateral Aircraft”:  as defined in Section 9.22 hereto.

“Non-Collateral Assets”:  as defined in Section 9.22 hereto.

“Non-Collateral Leases”:  as defined in Section 9.22 hereto.

“Non-Collateral Subsidiaries”:  as defined in Section 9.22 hereto.

“Non-Consenting Lender”:  as defined in Section 2.19 hereto.

“Non-Excluded Taxes”:  as defined in Section 2.17(a) hereto.

“Non-ITA/Avianca Pool Aircraft”:  the aircraft listed in Schedule 3.24(a) on lease to Lessees other than ITA or Avianca.

“Non-Pool Aircraft”: as of any date, any aircraft Owned by any Loan Party or any of its Subsidiaries that is not a Pool Aircraft.

“Non-Public Information”:  material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower and its Subsidiaries or their securities.

“Non-Recourse Indebtedness”:  with respect to any Person, Indebtedness of such Person and any refinancing Indebtedness thereof for which the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness.

“Notes”:  (i) the 6.50% Senior Notes Due 2025 issued pursuant to the Indenture dated as of September 18, 2018 by and between the Borrower and U.S. Bank National Association, as trustee, (ii) the 9.75% Senior Notes due 2027 issued pursuant to the Indenture dated as of July 28, 2020 by and between the Borrower and U.S. Bank National Association, as trustee and (iii) the 5.50% Senior Notes due 2028 issued pursuant to the Indenture dated as of April 12, 2021 by and between the Borrower and U.S. Bank National Association, as trustee.

“Notice”:  a Funding Notice or a Conversion/Continuation Notice.

“NYFRB”:  the Federal Reserve Bank of New York.

“Obligations”:  the collective reference to (a) the Borrower Obligations, and (b) the Guarantor Obligations, in each case, including any Term Loans (plus any accrued and unpaid interest) held by the Administrative Agent as a result of an Erroneous Payment Deficiency Assignment in accordance with Section 8.14 and/or with respect to which it has Erroneous Payment Subrogation Rights.

“Officer”:  the Chairman of the board of directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Borrower.

“Officer’s Certificate”:  a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or the secretary of the Borrower, that meets the requirements set forth in this Agreement.

“Opinion of Counsel”:  an opinion from legal counsel (who may be counsel to the Borrower) that meets the requirements of this Agreement.

“Organizational Documents”:  with respect to (a) the Borrower, the certificate of formation and limited liability company agreement, and (b) any other person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement or certificate of incorporation and constitution (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in the case of any trust, the declaration of trust and trust agreement (or similar document) of such person and (vi) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes”:  any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (and any interest, additions to Tax or penalties applicable thereto), except any such Taxes that are Other Connection Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 2.19).

“Own”:  with respect to any Pool Aircraft or Equity Interest, to hold legal and sole ownership of such Pool Aircraft or Equity Interest directly or to hold 100% of the beneficial ownership of such Pool Aircraft or Equity Interest through a trust, conditional sale or similar arrangement holding title to such Pool Aircraft or Equity Interest.  The terms “Ownership” and “Owned by” have a correlative meaning.

“Owner Subsidiary”:  any entity (including statutory or common law trusts where the trustee is an institutional trustee or a Subsidiary) of which a Loan Party holds directly or indirectly 100% of the Equity Interests and which entity is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia, the laws of Ireland or Bermuda, or the laws of any other jurisdiction that is approved by the Administrative Agent acting reasonably that owns, directly or indirectly, one or more Pool Aircraft by Owning such Pool Aircraft or holding directly or indirectly 100% of the Equity Interests in another Owner Subsidiary that Owns such Pool Aircraft. For the avoidance of doubt, any Person that is the direct beneficial owner of a trust that Owns any Pool Aircraft shall be an Owner Subsidiary.

“Owner Subsidiary Equity Interests”: all Equity Interests in the Owner Subsidiaries (which, for the avoidance of doubt, shall include such Equity Interests that do not constitute Collateral).

“Participant”:  as defined in Section 9.6(b) hereto.

“Participant Register”:  as defined in Section 9.6(b) hereto.

“PATRIOT Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient”: as defined in Section 8.15(a) hereto.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”:  a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Borrower may have liability, including any liability by reason of the Borrower’s (a) being jointly and severally liable for liabilities of any Commonly Controlled Entity in connection with such Pension Plan, (b) having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or (c) being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permit”:  any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, registration, notification, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or bylaw, rule or regulation of, by or from any Governmental Authority.

“Permitted Asset Swap”:  the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 6.4.

“Permitted Holders”:  collectively, Fortress, its Affiliates and the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

“Permitted Investments”:

(1)          any Investment in the Borrower or any Restricted Subsidiary;

(2)          any Investment in cash and Cash Equivalents;

(3)          any Investment by the Borrower or any Restricted Subsidiary in a Person if as a result of such Investment:

(A)          such Person becomes a Restricted Subsidiary; or

(B)          such Person, in one transaction or a series of related transactions, is consolidated, amalgamated or merged with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(4)          any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale or any other disposition of assets not constituting an Asset Sale;

(5)          any Investment existing on the Signing Date or made pursuant to the terms of any agreement (including binding commitments) in effect on the Signing Date or an Investment that replaces, refinances or refunds an Investment existing on the Signing Date; provided that the amount of any such new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment);

(6)          advances to, or guarantees of Indebtedness of, officers, directors and employees of the Borrower, any Restricted Subsidiary or the Manager not in excess of $5,000,000 outstanding at any one time, in the aggregate;

(7)          any Investment acquired by the Borrower or any Restricted Subsidiary:

(a)          in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable (including any trade creditor or customer);

(b)          in satisfaction of judgments against other Persons; or

(c)          as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)          any Investments in Hedging Obligations entered into in the ordinary course of business;

(9)          loans to officers, directors and employees of the Borrower, any Restricted Subsidiary or the Manager for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10)        any Investment having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $130,000,000 and (y) 4.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)        Investments the payment for which consists of Equity Interests of the Borrower (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 6.1(a)(3);

(12)        Indebtedness and guarantees of Indebtedness permitted under Section 6.3;

(13)       any transaction to the extent it constitutes an investment that is permitted and made in accordance with Section 6.5(b);

(14)        Investments consisting of purchases, acquisitions and remanufacturing of inventory, supplies, material or equipment or other assets, or purchases, acquisitions, licenses, sublicenses or leases or subleases of Intellectual Property or other assets, in each case in the ordinary course of business;

(15)        Investments consisting of licensing, sublicensing, leasing and subleasing of assets (including of real or personal property and Intellectual Property rights and other general intangibles) to other Persons in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(16)        repurchases of the Notes;

(17)        any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(18)        Investments of a Restricted Subsidiary acquired after the Signing Date or of an entity consolidated, amalgamated or merged with or into a Restricted Subsidiary in a transaction that is not prohibited by Section 6.9 after the Signing Date to the extent that such Investments were not made in contemplation of such acquisition, consolidation, amalgamation or merger and were in existence on the date of such acquisition, consolidation, amalgamation or merger;

(19)        endorsements for collection or deposit in the ordinary course of business;

(20)        Investments relating to any Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Financing;

(21)        any Investment in any Subsidiary of the Borrower or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(22)        Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and

(23)        Investments in Permitted Joint Ventures in an aggregate amount that taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, does not exceed the greater of (x) $130,000,000 and (y) 4.0% of Total Assets, and as of the date of making such Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

“Permitted Investors”:  the collective reference to Fortress and its Control Investment Affiliates; provided that the definition of “Permitted Investors” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

“Permitted Joint Venture”:  any agreement, contract or other arrangement between the Borrower or any Restricted Subsidiary and any person that permits one party to share risks or costs, comply with regulatory requirements or satisfy other business objectives customarily achieved through the conduct of a Similar Business jointly with third parties.

“Permitted Jurisdiction”:  any of (a) the United States of America, any state thereof, the District of Columbia, or any territory thereof, or (b) any member state of the Pre-Expansion European Union, Canada, Australia, Ireland, Switzerland, Bermuda, the Cayman Islands, Switzerland, the Marshall Islands, Malaysia, Malta or Singapore.

“Permitted Liens”:  with respect to any Person:

(a)          in the case of any assets of such Person other than Restricted Assets:

(1)          pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, or premiums to insurance carriers, in each case incurred in the ordinary course of business;

(2)          Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)          Liens for taxes, assessments or other governmental charges or levies (x) that are not yet overdue for a period of more than 30 days or (y) being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the books of such Person in conformity with GAAP;

(4)          Liens in favor of Borrower of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)          minor survey exceptions, minor encumbrances, minor title deficiencies, easements or reservations of, or rights of others for, licenses, rights-of-way, covenants, encroachments, protrusions, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)          Liens existing on the Signing Date;

(7)          Liens securing Indebtedness under any Credit Facilities incurred and outstanding pursuant to Section 6.3(b)(1);

(8)          Liens on assets or property of or Equity Interests in a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(9)          Liens on assets or property at the time the Borrower or any Restricted Subsidiary acquired such assets or property, including any acquisition by means of a consolidation, amalgamation or merger with or into the Borrower or any Restricted Subsidiary; provided that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(10)        Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.3;

(11)        Liens securing Hedging Obligations and any guarantees thereof permitted to be incurred pursuant to Section 6.3(b)(10);

(12)        Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)        licenses, sublicenses, leases and subleases (including of real or personal property and Intellectual Property rights and other general intangibles) granted to others in the ordinary course of business;

(14)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(15)        Liens in favor of the Borrower or a Restricted Subsidiary;

(16)        Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s client at which such equipment is located;

(17)        Liens on Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;

(18)        Liens securing Indebtedness permitted to be incurred pursuant to Section 6.3(b)(4) and obligations secured ratably thereunder; provided that such Liens extend only to the assets and/or Capital Stock the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning or repair of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; provided, further, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;

(19)        Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (8), (9), (10), (11), (15), (18), (30) and (37) and this clause (19) of this definition; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (8), (9), (10), (11), (15), (18), (30) and (37) and this clause (19) of this definition at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, underwriting discounts and defeasance costs related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Obligations and the Lenders than the original Liens and the related Indebtedness;

(20)        other Liens securing obligations the principal amount of which does not exceed $50,000,000 at any one time outstanding;

(21)        Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under Section 7.1(a)(5) so long as (i) such judgment is being contested in good faith and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired or (ii) such Liens are supported by an indemnity by a third party with an Investment Grade Rating;

(22)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)        Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25)        Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(26)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(27)        Liens on Equity Interests of Unrestricted Subsidiaries;

(28)        Liens placed on the Capital Stock of any non-Wholly-Owned Subsidiary or joint venture in the form of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;

(29)        Liens securing Indebtedness permitted to be incurred pursuant to Section 6.3(b)(18); provided that such Liens extend only to the assets or Equity Interests of such joint venture;

(30)        (i) leases of aircraft, engines, spare parts or similar assets of the Borrower or any Restricted Subsidiary granted by such person, in each case entered into in the ordinary course of the Borrower or its Restricted Subsidiaries’ operating leasing business, (ii) “Permitted Liens” or similar terms under any lease or (iii) any Lien which the lessee under any lease is required to remove;

(31)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(32)        Liens on property or assets under construction (and related rights) in favor of a contractor or developer arising from progress or partial payments by a third party relating to such property or assets;

(33)       any reservations, limitations, provisos or conditions, if any, expressed in any grants from any governmental or similar authority;

(34)        specific marine mortgages and maritime liens or foreign equivalents on property or assets of the Borrower or any Guarantor;

(35)        Liens securing Indebtedness permitted to be incurred pursuant to Section 6.3(b)(17);

(36)          Liens securing Indebtedness permitted to be incurred in accordance with Section 6.3 if, at the time of incurrence and after giving pro forma effect thereto, the Debt to Total Capitalization Ratio for the Borrower and the Restricted Subsidiaries would be no greater than 0.30 to 1.00;

(37)          Liens securing Indebtedness permitted to be incurred pursuant to Section 6.3(b)(25); provided that such Liens extend only to the assets the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning or repair of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof;

(38)          Liens securing Permitted Non-Guarantor Indebtedness incurred pursuant to Section 6.3(b)(27);

(39)          Liens securing the obligations under the Revolving Credit Agreement; and

(40)          Liens securing the Obligations;

(b)          in the case of any Pool Aircraft of such Person:

(1)          Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens, Liens for any fees or charges of any airport or air navigation authority and other similar Liens arising in the ordinary course of business, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(2)          Liens for taxes, assessments or other governmental charges or levies (x) that are not yet overdue for a period of more than 30 days or (y) being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the books of such Person in conformity with GAAP;

(3)          any Lease on such Pool Aircraft in existence on the Signing Date and any Eligible Lease and any Liens permitted pursuant to any such Lease or Eligible Lease, in each case, except for Liens created by the lessor of such Pool Aircraft;

(4)          Liens securing the Obligations; and

(5)          Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under Section 7.1(a)(5) so long as (i) such judgment is being contested in good faith and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired or (ii) such Liens are supported by an indemnity by a third party with an Investment Grade Rating; and

(c)          in the case of Restricted Assets (other than Pool Aircraft):

(1)          pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, or premiums to insurance carriers, in each case incurred in the ordinary course of business;

(2)          Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)          Liens for taxes, assessments or other governmental charges or levies that are (x) not yet overdue for a period of more than 30 days and for which adequate reserves are maintained on the books of such Person in conformity with GAAP or (y) being contested in good faith by appropriate proceedings;

(4)          Liens in favor of Borrower of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)          Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under Section 7.1(a)(5) so long as (i) such judgment is being contested in good faith and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired or (ii) such Liens are supported by an indemnity by a third party with an Investment Grade Rating;

(6)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(7)          Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(8)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(9)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(10)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and

(11)          Liens securing the Obligations.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in this definition, the Borrower may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Borrower may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses of this definition.

“Permitted Non-Guarantor Indebtedness”:  as defined in Section 6.3(b)(27) hereto.

“Permitted Pool Aircraft Lien”: any Lien on Pool Aircraft that constitutes a Permitted Lien under clause (b) of the definition of “Permitted Liens.”

“Person”:  any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Platform”:  as defined in Section 5.2 hereto.

“Pledge Agreements”:  collectively, (i) the Irish Share Charge, (ii) the Bermuda Share Charge and (iii) any such other pledge agreement made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Equity”:  with respect to each Grantor, the shares of Capital Stock of any other Person in which such Grantor has granted a security interest to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreements, together with any other shares, stock or partnership unit certificates, options or rights of any nature whatsoever in respect of such Capital Stock that may be issued or granted to, or held by, such Grantor.

“Pool Aircraft”: as of any date, each ITA Pool Aircraft, each Avianca Pool Aircraft and each Additional Aircraft added pursuant to Section 2.20(a), other than any such aircraft or Additional Aircraft that is sold, conveyed, transferred or otherwise disposed of in an Asset Sale permitted by Section 6.4.

“Pool Aircraft Collateral”: all Pool Aircraft, each of the Leases related thereto and the right, title and interest of each relevant Owner Subsidiary in and to any acquisition agreement related to such Pool Aircraft.

“Pre-Expansion European Union”:  the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004; provided that “Pre-Expansion European Union” shall not include any country whose long-term debt does not have a long-term rating of at least “A” by S&P or at least “A2” by Moody’s or the equivalent rating category of another Rating Agency.

“Prime Rate”:  the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office”:  the Administrative Agent’s “Principal Office” as set forth in Section 9.2, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Private Side Information”:  as defined in Section 5.2 hereto.

“Pro Rata Share”:  at any time, with respect to any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders.  If at any time there is no Term Loan Exposure of any Lender, the Pro Rata Shares shall be determined based upon the Term Loan Exposure most recently in effect.

“Prohibited Country”: any country, region or territory that is the subject of Sanctions broadly restricting or prohibiting dealings with such country, territory or government.  As of the Signing Date, the Prohibited Countries are Cuba, Crimea, Iran, North Korea and Syria.

“Property”:  any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including Equity Interests.

“Protocol”: the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, concluded in Cape Town South Africa, on November 16, 2001 (utilising the English-language version thereof) in each case to the extent in effect in the relevant jurisdiction.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders”:  Lenders that do not wish to receive Non-Public Information with respect to the Borrower and its Subsidiaries or their securities.

“QFC”: the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 9.23 hereto.

“Qualified Appraiser”:  Morten Beyer & Agnew, Inc., or, if such appraisal firm is unavailable or in the Borrower’s judgment should be replaced, the Borrower may replace the foregoing appraisal firm with any of Alton Aviation Consultancy LLC, Avmark Inc., Ascend Worldwide Ltd., ICF SH&E Inc., Aircraft Information Services, Inc. or Aviation Specialist Group, or with any such other appraisal firm selected and retained by the Borrower and reasonably approved by the Administrative Agent, in each case so long as such appraiser is certified by the International Society of Transport Aircraft Trading.

“Qualified Proceeds”:  assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Qualified Securitization Financing”:  any Securitization Financing of a Securitization Subsidiary, the financing terms, covenants, termination events and other provisions of which, including any Standard Securitization Undertakings, shall be market terms.

“Rating Agencies”:  Fitch, Moody’s and S&P or if any of Fitch, Moody’s or S&P or all three shall not make a rating on the Notes publicly available, one or more nationally recognized statistical rating organizations within the meaning of Rule 3(a)(62) under the Exchange Act, as the case may be, selected by the Borrower which shall be substituted for any of Fitch, Moody’s or S&P or all three, as the case may be.

“Recipient”:  (a) the Administrative Agent, (b) any Lender or (c) any Arranger, as applicable.

“Records”: all Leases and other documents, books, records and other information (including computer programs, tapes, disks, data processing software (to the extent permitted by any applicable licenses) and related property rights owned by an Owner Subsidiary or an Intermediate Lessee) directly related to the Leases and the Pool Aircraft Collateral related to the Pool Aircraft and the servicing thereof.

“Recovery Event”:  the actual receipt of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries.

“Refinancing Indebtedness”:  as defined in Section 6.3(b)(14) hereto.

“Refunding Capital Stock”:  as defined in Section 6.1(b)(18) hereto.

“Refused Proceeds”:  as defined in Section 2.12(c) hereto.

“Register”:  as defined in Section 2.4(b) hereto.

“Regulation D”:  Regulation D of the Board as in effect from time to time.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Related Business Assets”:  assets (other than (i) Collateral or (ii) cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund”:  with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release”:  any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or through any structure or facility.

“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date”:  as defined in Section 8.6 hereto.

“Replacement Lender”:  as defined in Section 2.19 hereto.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement is waived.

“Required Cape Town Registrations”: as defined in the Security Agreements.

“Required Lenders”:  one or more Lenders collectively having or holding more than 50% of the aggregate Term Loans of all Lenders; provided that, prior to the making of the Term Loans, such determination shall be made based on the unused Commitments of the Lenders.

“Required Prepayment Date”:  as defined in Section 2.12(c) hereto.

“Requirements of Law”:  as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, including each Applicable Foreign Aviation Law applicable to such Person or a Pool Aircraft Owned or operated by it or as to which it has a contractual responsibility.

“Resolution Authority”:  an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  with respect to any FTAI Group Member, the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, controller, secretary, assistant secretary, board member or manager of such FTAI Group Member, or any other authorized officer or signatory of such FTAI Group Member reasonably acceptable to the Administrative Agent.

“Restricted Assets”: collectively, the Collateral and the Owner Subsidiary Equity Interests.

“Restricted Investment”:  an Investment other than a Permitted Investment.

“Restricted Payments”:  as defined in Section 6.1(a) hereto.

“Restricted Subsidiary”:  at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Capital Stock”:  as defined in Section 6.1(b)(18) hereto.

“Revolving Credit Agreement”: that certain Amended & Restated Credit Agreement, dated as of December 2, 2021, by and among Fortress Transportation and Infrastructure Investors LLC, as the borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the several financial institutions from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“S&P”:  S&P Global Ratings, a division of S&P Global Inc., or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Sanctions”:  as defined in Section 3.22(c) hereto.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Indebtedness”:  any Indebtedness secured by a Lien.

“Secured Parties”:  a collective reference to the Administrative Agent and the Lenders.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets”:  the accounts receivable, lease, royalty or other revenue streams and other rights to payment and all related assets (including contract rights, books and records, all collateral securing any and all the foregoing, all contracts and all guarantees or other obligations in respect of any and all the foregoing and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving any and all the foregoing) and the proceeds thereof in each case pursuant to a Securitization Financing; provided that, for the avoidance of doubt, no Restricted Assets shall constitute Securitization Assets.

“Securitization Fees”:  distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing”:  one or more transactions or series of transactions that may be entered into by the Borrower and/or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer Securitization Assets to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of the Restricted Subsidiaries that are not Securitization Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in any Securitization Assets of the Borrower or any Restricted Subsidiary.

“Securitization Subsidiary”:  a Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or any Restricted Subsidiary transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or a Restricted Subsidiary, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary, other than another Securitization Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and (b) to which none of the Borrower or any other Restricted Subsidiary, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the Borrower or such other Person shall be evidenced by a resolution of the Borrower or such other Person giving effect to such designation.

“Security Agreements”: (i) the ITA Security Agreement and (ii) the Avianca Security Agreement.

“Security Documents”:  the collective reference to the Pledge Agreements, Security Agreements and all other security documents now or hereafter delivered to the Administrative Agent granting (or purporting to grant) a Lien on any Property of any Person to secure the Obligations, including any such security documents delivered to the Administrative Agent pursuant to Section 5.10.

“Significant Subsidiary”:  any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Signing Date.

“Signing Date”:  the date on which the conditions specified in Section 4.1 are satisfied (or waived by the Lenders).

“Similar Business”:  any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the date of the Signing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing”: as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan”: a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent”:  with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC”:  as defined in Section 9.6(g) hereto.

“Specified Acquisition”:  any acquisition, directly or indirectly, by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of 50% or more of the assets of, the Capital Stock of, or a business line or unit or a division of, any Person.

“Standard Securitization Undertakings”:  representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary that are customary for a seller or servicer of assets in a Securitization Financing.

“Subordinated Indebtedness”:  (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

 “Subsidiary”:  with respect to any Person:

(1)          any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)          any partnership, joint venture, limited liability company or similar entity of which

(x)          more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)          such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Company”:  as defined in Section 6.9(a)(1) hereto.

“Successor Person”:  as defined in Section 6.9(b)(1)(A) hereto.

“Supported QFC”: as defined in Section 9.23 hereto.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan”:  a term loan made by a Lender to the Borrower pursuant to Section 2.1.

“Term Loan Exposure”:  with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Term Loan Facility”:  as defined in the recitals hereto.

“Term Loan Note”:  a promissory note substantially in the form of Exhibit D, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Term SOFR”:

(a)          for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)          for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment”: for any calculation with respect to an Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Base Rate Loans:
0.11448%
SOFR Loans:
Interest Period	Percentage
One month	0.11448%
Three months	0.26161%
Six months	0.42826%

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Terminated Lender”:  as defined in Section 2.19 hereto.

“Termination Conditions”:  collectively, (a) the payment in full in cash of the Obligations (other than Unasserted Contingent Obligations) and (b) the expiration or termination of the Commitments.

“Testing Date”: the last Business Day of March, June, September and December of each year, commencing on December 31, 2021.

“Third Party Event”: any act or omission of a Lessee or sub-lessee, or of any Person claiming by or through a Lessee or a sub-lessee, or of any Person which has possession of the Pool Aircraft or any engine for the purpose of repairs, maintenance, modification or storage, or by virtue of any requisition, seizure, or confiscation of the Pool Aircraft, in each case, excluding acts or omissions of any Affiliate of any Loan Party.

“Total Assets”:  the total assets of the Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Transactions”:  as defined in the recitals hereto.

“Transferee”:  as defined in Section 9.14 hereto.

“Trustee”:  U.S. Bank National Association, as trustee under the Indentures, until a successor replaces it in accordance with the applicable provisions of the Indentures and thereafter means the successor serving under the Indentures.

“Type”:  a Base Rate Loan or SOFR Loan.

“UCC”: as defined in the Security Agreements.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than the Floor, the Unadjusted Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“UK Financial Institution”:  any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”:  the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unasserted Contingent Obligations”:  at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

“Unrestricted Subsidiary”:

(1)          any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below);

(2)          any Subsidiary of an Unrestricted Subsidiary; and

(3)          as of the Signing Date, Long Ridge Terminal LLC, a Delaware limited liability company, and WWTAI Container Holdco Ltd., an exempted company incorporated with limited liability under the laws of Bermuda (and all Subsidiaries of each of the foregoing).

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that:

(1)          such designation complies with Section 6.1; and

(2)          each of:

(A)         the Subsidiary to be so designated; and

(B)         its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary;

provided that the Borrower shall not be permitted to designate any Owner Subsidiary, or any Subsidiary of the Borrower that owns, directly or indirectly, any Owner Subsidiary Equity Interests, as an Unrestricted Subsidiary.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either:

(1)          the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first sentence under Section 6.3; or

(2)          the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly providing a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Special Resolution Regimes”: as defined in Section 9.23 hereto.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.17(g)(ii)(C) hereto.

“Voting Stock”:  of any Person, as of any date, means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Waivable Mandatory Prepayment”:  as defined in Section 2.12(c) hereto.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(1)          the sum of the products obtained by multiplying (i) the amount of each (A) then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or (B) redemption or similar payment, in respect of such Disqualified Stock or preferred stock by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between the date of determination and the making of such payment; by

(2)          the sum of all such payments.

“Wholly-Owned Restricted Subsidiary”:  any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary”:  a Subsidiary of the Borrower, 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by the Borrower or by one or more Wholly-Owned Subsidiaries of the Borrower.

“Write-Down and Conversion Powers”:  (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule , and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2          Other Definitional Provisions.

(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall (subject to Section 9.15) have the respective meanings given to them under GAAP.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, replacements, refinancings, supplements or other modifications set forth herein or in any other Loan Document).  Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, supplemented or otherwise modified from time to time.

(f)          The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g)          Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

Section 1.3          Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in the definition of “Maturity Date”) or performance shall extend to the immediately succeeding Business Day.

Section 1.4          Currency Equivalents Generally.

(a)          For purposes of determining compliance with Sections 6.1, 6.3 and 6.6 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)          For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the exchange rate in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates.

Section 1.5          Benchmark Replacement.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6          Authorization.  Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral of such Grantor, without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines necessary or advisable to perfect the security interests of the Administrative Agent for the benefit of the Secured Parties under this Agreement. Such financing statements may describe the Collateral in any manner as the Administrative Agent may determine, in its reasonable discretion, is necessary or desirable to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent in connection with the Security Documents. Each Grantor hereby ratifies and authorizes the filing, recording and registration  by the Administrative Agent of any financing statement and other recording and registration with respect to the Collateral made prior to the date hereof.

SECTION 2.        LOANS

Section 2.1          Term Loans.

(a)          Loan Commitments. Subject to the terms and conditions hereof (including the satisfaction of the conditions set forth in Section 4.2), each Lender severally agrees to make a Term Loan to the Borrower on the Initial Funding Date in an amount equal to such Lender’s Initial Commitment.  The Borrower may make no more than three total borrowings, (i) one of which under the Initial Commitment shall be on the Initial Funding Date and (ii) two of which shall be under the Delayed Draw Term Commitment, each on a Delayed Draw Funding Date. Following the Initial Funding Date, subject to the satisfaction (or waiver) of the conditions set forth in Section 4.3, each Delayed Draw Lender agrees to make Delayed Draw Term Loans to the Borrower at any time during the Delayed Draw Availability Period; provided that (x) the aggregate amount of Delayed Draw Term Loans made by any Lender shall not to exceed its Delayed Draw Term Commitment and (y) the aggregate amount of Delayed Draw Term Loans borrowed on any Delayed Draw Funding Date shall not exceed the aggregate amount of the purchase price for the Applicable Funding Date Pool Aircraft that the Borrower or its Subsidiaries paid on or prior to such Delayed Draw Funding Date for the purchase of such Applicable Funding Date Pool Aircraft.  The Term Loans may be SOFR Loans or Base Rate Loans, as provided herein.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.9, 2.10 and 2.11, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Commitment shall terminate immediately and without further action on (A) with respect to Initial Commitments, the earlier of (x) the funding of such Lender’s Initial Commitment on the Initial Funding Date and (y) December 22, 2021 or (B) with respect to Delayed Draw Term Commitments, the Delayed Draw Termination Date. Any undrawn portion of the Initial Commitments shall automatically terminate on the Initial Funding Date immediately after the funding of Term Loans on such date.  Any undrawn portion of the Delayed Draw Term Commitments shall automatically terminate immediately on the Delayed Draw Termination Date.

Upon the Borrowing of Delayed Draw Term Loans, such Delayed Draw Term Loans shall have identical terms as, and shall automatically be made a part of the same fungible Borrowing as (and the Borrower and the Administrative Agent shall make such modifications to the terms thereof as reasonably necessary to ensure such fungibility), the then-outstanding Initial Term Loans, and such Delayed Draw Term Loans shall thereafter be deemed to be Initial Term Loans for all purposes hereunder. The Delayed Draw Term Loans shall be available to the Borrower in no more than two (2) Borrowings during the Delayed Draw Availability Period.

(b)          Borrowing Mechanics for Term Loans.

(i)          The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than (x) one Business Day prior to the applicable Funding Date with respect to Base Rate Loans and (y) three Business Days prior to the applicable Funding Date with respect to SOFR Loans (or such later time as may be acceptable to the Administrative Agent).  Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)          Each Lender shall make its Term Loan available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the applicable Funding Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.2          Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares.  All Term Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

(b)          Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Funding Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Term Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, together with interest thereon, for each day from the applicable Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such corresponding amount is not in fact made available to the Administrative Agent forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the applicable Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such duplicative interest paid by the Borrower for such period.  In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Term Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the applicable Funding Date, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Term Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.3          Use of Proceeds.  The proceeds of the Term Loans shall be applied by the Borrower to fund the uses specified in the recitals hereto.

Section 2.4          Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes.

(a)          Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Borrower Obligations to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower and each other Loan Party, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower Obligations in respect of any Term Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)          Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders (and each assignee thereof) and the Commitments and Term Loans (and related interest amounts) of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (provided that any such Lender may only inspect any entry relating to such Lender’s Commitments and Term Loans) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Term Loans (and related interest amounts), as well as any assignments thereof, in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount (and related interest amounts) of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower, each other Loan Party and each Lender, absent manifest error; provided that any failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower Obligations in respect of any Term Loan.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4 and for the avoidance of doubt that the use of the term “agent” herein with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  The parties hereto shall treat each Person listed in the Register as the owner of the applicable Term Loan, notwithstanding notice to the contrary.  This Section 2.4(b) is intended to establish a “book entry system” within the meaning of Treasury regulation Section 5f.103-1(c)(1)(ii) and shall be interpreted consistently with such intent.

(c)          Term Loan Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to any Funding Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an Assignee of such Lender pursuant to Section 9.6) on such Funding Date (or, if such notice is delivered after such Funding Date, promptly after the Borrower’s receipt of such notice) a Term Loan Note to evidence such Lender’s Term Loan funded on such Funding Date.

Section 2.5          Interest on Term Loans.

(a)          Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)	if a SOFR Loan, at the Adjusted Term SOFR plus the Applicable Margin.

(b)          The basis for determining the rate of interest with respect to any Term Loan, and the Interest Period with respect to any SOFR Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)          In connection with SOFR Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or a SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Term Loan (if outstanding as a SOFR Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Term Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Borrower fails to specify an Interest Period for any SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)          Interest payable pursuant to clause (a) above shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of SOFR Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to such SOFR Loan, as the case may be, shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(e)          Except as otherwise set forth herein, interest on each Term Loan shall accrue on a daily basis and shall be payable in arrears on (i) each Interest Payment Date with respect to interest accrued on and to each such payment date; and (ii) upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid (provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date).

(f)          In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.6          Conversion/Continuation.

(a)          Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i) to convert at any time all or any part of any Term Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Term Loan to another Type of Term Loan; provided, a SOFR Loan may only be converted on the expiration of the Interest Period applicable to such SOFR Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or
(ii) upon the expiration of any Interest Period applicable to any SOFR Loan, to continue all or any portion of such Term Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount as a SOFR Loan.
(b)          Subject to clause (c) below, the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a SOFR Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any SOFR Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Term Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loan shall be a Base Rate Loan.

(c)          Any Conversion/Continuation Notice shall be executed by a Responsible Officer of the Borrower in a writing delivered to the Administrative Agent.  In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of such proposed conversion or continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Conversion/Continuation Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Conversion/Continuation Notice, the written Conversion/Continuation Notice shall govern.  In the case of any Conversion/Continuation Notice that is irrevocable once given, if the Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

Section 2.7          Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 7.1(a)(1), Section 7.1(a)(7) or Section 7.1(a)(8), the overdue principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Term Loans or any overdue fees or other amounts owed hereunder shall bear interest (including post-petition interest in any proceeding under Bankruptcy Laws (or interest that would have accrued after the commencement of a proceeding but for the commencement of such proceeding)) payable on demand at a rate that is 2% per annum in excess of (i) in the case of overdue principal of any Term Loan, the interest rate otherwise payable hereunder with respect to the applicable Term Loans and (ii) in the case of any other amount, the rate applicable to Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.8          Fees.  The Borrower agrees to pay to each Arranger and the Administrative Agent fees and expenses in the amounts and at the times separately agreed upon.

Section 2.9          Scheduled Payments.  The principal amounts of the Term Loans shall be repaid (each such payment, an “Installment”) to the Administrative Agent for the ratable account of the Lenders in Dollars (i) on the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter ending after the first Funding Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term Loans funded on such Funding Date and (ii) on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date (provided that, if any Delayed Draw Term Loans are actually borrowed, then, upon each Delayed Draw Funding Date, each subsequent Installment shall be increased as determined by the Borrower and the Administrative Agent to permit the addition of such Delayed Draw Term Loans as provided in Section 2.01(a) in an amount not less than 0.25% of the original aggregate principal amount of such Delayed Draw Term Loans).

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.10, 2.11 and 2.12, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

Section 2.10         Voluntary Prepayments.

(a)          Any time and from time to time:

(i) with respect to Base Rate Loans, the Borrower may prepay any such Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and
(ii) with respect to SOFR Loans, the Borrower may prepay any such Term Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.
(b)          All such prepayments shall be made:  upon written or telephonic notice on the date of prepayment, in the case of Base Rate Loans; and upon not less than two Business Days’ prior written or telephonic notice in the case of SOFR Loans; in each case given to the Administrative Agent by 3:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit such original notice for Term Loans by telefacsimile or telephone to each applicable Lender).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets or the closing of a merger, amalgamation or acquisition transaction, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness, provided that the Borrower shall make any payments required to be made pursuant to Section 2.15(c) in connection therewith.  Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

Section 2.11         Mandatory Prepayments.

(a)          Asset Sales.  No later than the fifth Business Day following the date of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Proceeds from any Asset Sale, the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Proceeds, to be applied as specified in Section 2.12(b); provided that, solely in the case of any Asset Sale of assets that do not constitute Restricted Assets, so long as no Event of Default under Section 7.1(a)(1), (7) or (8) shall have occurred and be continuing at the time the Net Proceeds from any such Asset Sales are received, the Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to reinvest such Net Proceeds to the extent (x) such Net Proceeds are so reinvested within 90 days of receipt thereof, or (y) the Borrower or one or more of its Restricted Subsidiaries have committed to reinvest such Net Proceeds during such 90-day period and such Net Proceeds are so reinvested within 90 days after the expiration of the initial 90-day period, in assets useful in the business of the Borrower and its Restricted Subsidiaries (or to use such Net Proceeds to replace assets Disposed of in such Asset Sale); provided, further, that any Net Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.11(a) at the end of such reinvestment period.

(b)          Recovery Events.  No later than the fifth Business Day following the date of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Proceeds from any Recovery Event, the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Proceeds, to be applied as specified in Section 2.12(b); provided that, solely in the case of a Recovery Event in respect of assets that do not constitute Collateral, so long as no Event of Default under Section 7.1(a)(1), (7) or (8) shall have occurred and be continuing at the time the Net Proceeds from any such Recovery Event are received, the Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to reinvest such Net Proceeds to the extent (x) such Net Proceeds are so reinvested within 90 days of receipt thereof, or (y) the Borrower or one or more of its Restricted Subsidiaries have committed to reinvest such Net Proceeds during such 90-day period and such Net Proceeds are so reinvested within 90 days after the expiration of the initial 90-day period, in assets useful in the business of the Borrower and its Restricted Subsidiaries (or to use such Net Proceeds to replace assets damaged or destroyed in connection with the property or casualty insurance claim or condemnation proceeding that is the basis for such Recovery Event); provided, further, that any Net Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.11(b) at the end of such reinvestment period.

(c)          Issuance of Debt.  Immediately upon receipt by the Borrower or any of its Restricted Subsidiaries of any Net Proceeds from the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than (x) amounts borrowed under the Revolving Credit Agreement, in an aggregate amount not exceeding $250.0 million at any time outstanding and (y) any Indebtedness of FTAI Energy Holdings LLC or any of its Subsidiaries incurred to fund capital expenditures at the Borrower’s Jefferson terminal location in Port of Beaumont, Texas (the “Jefferson Terminal”); provided that such Indebtedness is permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Proceeds, to be applied as specified in Section 2.12(b).

(d)          Consolidated Excess Cash Flow.  If, as of any Excess Cash Flow Determination Date (commencing with December 31, 2021), the Excess Cash Flow Prepayment Amount exceeds $0, then within five (5) Business Days after the date of the delivery of the annual audited financial statements for the fiscal year ended on such Excess Cash Flow Determination Date or the quarterly unaudited financial statements for the fiscal quarter ended on such Excess Cash Flow Determination Date, as applicable (and no later than the date such financial statements are required to be delivered pursuant to Section 5.1(a) or (b), as applicable), the Borrower shall prepay the Term Loans in an amount equal to (i) the Excess Cash Flow Prepayment Amount, minus (ii) voluntary prepayments of Term Loans made during such fiscal quarter, except to the extent funded with Financing Proceeds, to be applied as specified in Section 2.12(b).

(e)          Net Equity Proceeds.  Within five (5) Business Days of the receipt by any Loan Party or any of its Restricted Subsidiaries of any Net Equity Proceeds, the Borrower shall prepay the Term Loans in an amount equal to such Net Equity Proceeds, to be applied as specified in Section 2.12(b).

(f)          Prepayment Certificate.  Concurrently with any prepayment of the Term Loans pursuant to Sections 2.11(a) through Section 2.11(e), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the calculation of the amount of the applicable Net Proceeds, Net Equity Proceeds or Excess Cash Flow Prepayment Amount, as the case may be.  In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the derivation of such excess.

(g)          Foreign Dispositions/Excess Cash Flow.  Notwithstanding any other provision of this Section 2.11, (i) to the extent that any of or all the Net Proceeds of any Disposition or Recovery Event received by a Foreign Subsidiary or Excess Cash Flow Prepayment Amount attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Proceeds or Excess Cash Flow Prepayment Amount so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States of America (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow Prepayment Amount that, in each case, would otherwise be required to be used to make a prepayment pursuant to this Section 2.11, is permitted under the applicable local law, such Net Proceeds or Excess Cash Flow Prepayment Amount will be promptly (and in any event not later than five (5) Business Days after any such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof to the extent not already taken into account under the definition of “Net Proceeds” or “Excess Cash Flow Prepayment Amount”) to the prepayment of the Term Loans pursuant to this Section 2.11 and (ii) to the extent that the Borrower has determined in its sole discretion exercised in good faith that repatriation to the United States of America of any of or all the Net Proceeds of any Disposition or Recovery Event received by a Foreign Subsidiary or Excess Cash Flow Prepayment Amount attributable to Foreign Subsidiaries would have material adverse Tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow Prepayment Amount, such Net Proceeds or Excess Cash Flow Prepayment Amount so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (ii), on or before the date on which any such Net Proceeds or any such Excess Cash Flow Prepayment Amount would have been required to be applied to prepayments pursuant to this Section 2.11, the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow Prepayment Amount to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow Prepayment Amount had been received by the Borrower rather than such Foreign Subsidiary, less the amount (the “Netted Tax Amount”) of additional Taxes (to the extent not already taken into account under the definition of “Net Proceeds” or “Excess Cash Flow Prepayment Amount”) that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow Prepayment Amount had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow Prepayment Amount that would be calculated if received by such Foreign Subsidiary); provided that, to the extent that the repatriation of any Net Proceeds or Excess Cash Flow Prepayment Amount from such Foreign Subsidiary would no longer have an adverse Tax consequence, the Borrower shall apply the Netted Tax Amount to prepayment of the Term Loans promptly (and in any event not later than 5 Business Days after any such repatriation) in accordance with this Section 2.11.

Section 2.12         Application of Prepayments/Reductions.

(a)          Application of Voluntary Prepayments.  Any prepayment of any Term Loan pursuant to Section 2.10 shall be applied to prepay the Term Loans in direct order of maturity of the scheduled remaining Installments of principal of the Term Loans.

(b)          Application of Mandatory Prepayments.  Any amount required to be used to prepay the Term Loans pursuant to Sections 2.11(a) through Section 2.11(e) shall be applied to the Term Loans in direct order of maturity of the scheduled remaining Installments of principal of the Term Loans.

(c)          Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than four (4) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option to refuse its Pro Rata Share of such Waivable Mandatory Prepayment (such refused amount of all such Lenders, the “Refused Proceeds”) by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, the Borrower shall (i) pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, less the Refused Proceeds, which such remaining amount shall be applied to prepay the Term Loans of those Lenders that have elected not to exercise such option (which prepayment shall be applied to the scheduled Installments of principal of the Term Loans in accordance with (b)), and (ii) retain any Refused Proceeds or use such Refused Proceeds for any other purpose not prohibited hereunder.

(d)          Application of Prepayments of Term Loans to Base Rate Loans and SOFR Loans.  Any prepayment of Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to SOFR Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15(d).

Section 2.13         General Provisions Regarding Payments.

(a)          All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 3:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders.

(b)          All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of any fees required to be paid in connection with such principal payment pursuant to Section 2.8 and payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)          The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due related thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)          Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any SOFR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)          The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) (unless a later time is otherwise specified herein with respect to such payment) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7, if applicable, from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14          Ratable Sharing.  The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under Bankruptcy Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it.  For purposes of clause (a)(iii) of Section 2.17, a Lender that acquires a participation pursuant to this Section 2.14 shall be treated as having acquired such participation on the earlier date on which such Lender acquired the applicable interest in the Term Loan to which such participation relates.

Section 2.15         Benchmark Replacement Setting.

(a)          Benchmark Replacement.

(i)          Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)          Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)          Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(d).  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(d)          Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)          Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)          Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any SOFR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its SOFR Loans occurs on a date prior to the last day of an Interest Period applicable to that Term Loan; or (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(g)          Booking of SOFR Loans.  Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(h)          Assumptions Concerning Funding of SOFR Loans.  Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant SOFR Loans through the purchase of a SOFR deposit bearing interest at the rate obtained pursuant to the definition of “Adjusted Term SOFR” in an amount equal to the amount of such SOFR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such SOFR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its SOFR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

Section 2.16         Increased Costs; Capital Requirements.

(a)          Increased Costs.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Term SOFR);
(ii)          subject any Recipient to any Taxes (other than (A) Taxes excluded from Section 2.17(a) pursuant to clauses (ii) through (iv) of Section 2.17(a), (B) Non-Excluded Taxes and Other Taxes indemnifiable under Section 2.17 and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)          Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.17         Taxes.

(a)          All payments made by or on behalf of any Loan Party to a Recipient under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes (except as required by applicable Law), excluding any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (i) Taxes imposed on or measured by net income (however denominated), branch profits, and franchise Taxes, in each case (x) imposed on any Recipient as a result of such Recipient being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision thereof), or (y) that are Other Connection Taxes; (ii) Taxes imposed on any Recipient that are attributable to such Recipient’s failure to comply with the requirements of paragraph (f), (g) or (h) of this Section 2.17; (iii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a Law in effect on the date on which (x) such Lender acquires such interest in such Commitment (or, to the extent such Lender did not fund an applicable Term Loan pursuant to a prior Commitment, on the date on which such Lender acquires interest in such Term Loan), provided that this clause (x) shall not apply to a Lender that became a Lender pursuant to an assignment request by the Borrower under Section 2.19, or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Term Loan or Commitment or to such Lender immediately before it changed its lending office; and (iv) Taxes that are imposed pursuant to Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement (and any related fiscal or regulatory legislation, administrative rules or official practices implementing the foregoing) (such Code provisions, agreements, regulations and interpretations, collectively, “FATCA”).  If applicable Law (as determined in the good faith discretion of any applicable withholding agent) requires any Taxes not described in clauses (i) through (iv) of the preceding sentence (“Non-Excluded Taxes”) or any Other Taxes to be withheld by any applicable withholding agent from any amounts payable under any Loan Document, the amounts so payable by or on behalf of any Loan Party shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of any amounts received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Without duplication of Section 2.17(a), the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Whenever any Non-Excluded Taxes or Other Taxes are payable or remittable by a Loan Party, as soon as practicable thereafter the Loan Party shall send to the applicable Recipient the original or a certified copy of an original official receipt received by the Loan Party or other reasonably satisfactory evidence showing payment thereof.

(d)          Without duplication of Section 2.17(a), the Loan Parties shall indemnify each Recipient for the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed on amounts payable under this Section 2.17) payable by such Recipient, and any liability (including penalties, additions to Tax, interest and any reasonable expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Such indemnification shall be made within 10 days after the date the Recipient makes written demand therefor (which demand shall set forth in reasonable detail the nature and amount of Non-Excluded Taxes and Other Taxes for which indemnification is being sought).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Arrangers or Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to the Loan Party (plus interest attributable to the period during which the Loan Party held such funds and any penalties, additions to Tax, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  This Section 2.17(e) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)          As required by Law or upon the reasonable request of the Borrower or the Administrative Agent, a Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower or the Administrative Agent, as applicable) as will permit such payments to be made without withholding or at a reduced rate prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent); provided that the completion, execution or submission of such documentation required under this Section 2.17(f) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender shall deliver the forms and other documentation required to be provided under this Section 2.17:  (i) on or before the date it becomes a party to this Agreement, (ii) promptly upon the obsolescence, expiration, inaccuracy, or invalidity of any form previously delivered by such Lender, and (iii) at such other times as may be reasonably requested by the Borrower or the Administrative Agent or as required by Law.  Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any documentation previously delivered to the Borrower or the Administrative Agent.  Notwithstanding anything in this Section 2.17 to the contrary, no Lender shall be required to provide any form or other documentation pursuant to this Section 2.17 that it is not legally eligible to provide.

(g)          Without limiting the generality of Section 2.17(f):

(i)          Each Lender that is a “U.S. person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.
(ii)         Each Lender that is not a “U.S. person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of whichever of the following is applicable:
(A)        In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
(B)         IRS Form W-8ECI;
(C)         In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or Form W-8BEN-E, as applicable;
(D)         To the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(iii)  If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for the purpose of this Section 2.17(g)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)   If the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal back-up withholding.  If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (ii) with respect to payments made to the Administrative Agent for the account of any Lender, a properly completed and duly executed IRS Form W-8IMY confirming that the Administrative Agent agrees to be treated as a “United States person” for U.S. federal withholding Tax purposes. On or prior to the date on which it becomes an Arranger, such Arranger shall provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that such Arranger is exempt from U.S. federal back-up withholding.  The Administrative Agent and the Arrangers shall, (A) promptly upon the obsolescence, expiration, inaccuracy or invalidity of any form previously delivered by the Administrative Agent or an Arranger under this clause (h), and (B) at such other times as may be reasonably requested by the Borrower or as required by Law, deliver promptly to the Borrower an updated form or other appropriate documentation (in such number of copies as shall be reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so.  Notwithstanding anything in this clause (h) to the contrary, no Administrative Agent or Arranger shall be required to provide any documentation pursuant to this clause (h) that such Administrative Agent or Arranger is unable to deliver as a result of a Change in Law after the date of this Agreement.

(i)    The agreements in this Section 2.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j)    For the avoidance of doubt, the Initial Term Loans (including any Delayed Draw Term Loans) shall be treated as fungible for U.S. federal income tax purposes.

Section 2.18  Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office or taking such other measures as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.19   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a)(i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6 (each, a “Replacement Lender”) and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided that, (A) on the date of such assignment, such Terminated Lender shall have received payment from the Replacement Lender or the Borrower in an amount equal to the sum of (1) the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender and (2) all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (B) in the case of any such assignment resulting from a claim for compensation under Section 2.15(c), 2.16 or 2.17, such assignment will result in a material reduction in such compensation and on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15, 2.16 or 2.17; or otherwise as if it were a prepayment and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6; provided that each party hereto agrees that an assignment required pursuant to this Section 2.19 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.

Section 2.20      Addition of Pool Aircraft; Intermediate Lessees.

(a)     Addition of Pool Aircraft.  The Borrower may designate any Non-Pool Aircraft as a Pool Aircraft (each, an “Additional Aircraft”) at any time upon notice from the Borrower to the Administrative Agent (who shall promptly deliver such notice to the Lenders, whereupon such Additional Aircraft shall be deemed to be a Pool Aircraft for all purposes hereunder); provided that:

(i)      (A) such Additional Aircraft is Owned by an Owner Subsidiary at the time such Additional Aircraft becomes a Pool Aircraft, such Owner Subsidiary has good and marketable legal title to such Additional Aircraft, free and clear of Liens other than Permitted Pool Aircraft Liens, such Owner Subsidiary shall have executed and delivered to the Administrative Agent such certificates and documents as are required to evidence such Owner Subsidiary as the owner of such Pool Aircraft and (B) to the extent such Owner Subsidiary is not a Loan Party prior to such Additional Aircraft becoming a Pool Aircraft, (1) such Owner Subsidiary shall have (x) executed and delivered to the Administrative Agent an Assumption Agreement (as defined in the Guarantee Agreement) to the Guarantee Agreement  and (y) provided to the Administrative Agent a Beneficial Ownership Certification and all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that have been requested by the Administrative Agent or any Lender and (2) if the Owner Subsidiary that owns such Additional Aircraft does not own any assets other than Collateral and other assets with a value of less than $1,000,000, in the aggregate, that do not constitute Collateral, then the Borrower or Restricted Subsidiaries that own the Capital Stock of such Owner Subsidiary shall (a) pledge the Capital Stock of such Owner Subsidiary to the Administrative Agent for the benefit of the Secured Parties pursuant to a Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (b) deliver to Administrative Agent the certificates, if any, representing the Capital Stock pledged pursuant to such Pledge Agreement, together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized representative or officer of the pledgor thereof, in each case, as required by such Pledge Agreement, (c) execute and deliver such other documents and instruments and take such other actions (including filings and registrations under applicable law) to cause the Administrative Agent for the benefit of the Secured Parties to have a valid and perfected first priority security interest, subject only to non-consensual Liens permitted by Section 6.6, in the Capital Stock of such Owner Subsidiary and (d) deliver to the Administrative Agent customary opinions of counsel in respect of such Pledge Agreement;

(ii)      (A) the Borrower shall have provided an Appraisal of such Additional Aircraft from a Qualified Appraiser, with an “as of” valuation date no more than sixty (60) days prior to the date such Additional Aircraft is added as a Pool Aircraft and (B) after giving pro forma effect to such addition, either (x) the Borrower shall be in compliance with Section 6.14(a) or (y) the Loan-to-Value Ratio shall be less than the Loan-to-Value Ratio immediately prior to the addition of such Additional Aircraft;
(iii)      the relevant Owner Subsidiary shall be (or shall be in the process of becoming in due course), as and to the extent permitted in the country of registration of such Additional Aircraft and to the extent in accordance with Leasing Company Practice, registered as the owner and a lessor with respect to such Additional Aircraft if applicable under Applicable Foreign Aviation Law of such country of registration, provided that if as a practical matter such registration can only take place after such Additional Aircraft has been financed pursuant to this Agreement, evidence of such registration shall be provided as soon as reasonably practicable after such Additional Aircraft has been financed pursuant to this Agreement;
(iv)      each relevant Loan Party shall have executed and delivered to the Administrative Agent a Grantor Supplement and/or Collateral Supplement (as applicable) and such certificates, opinions (limited to corporate opinions in each jurisdiction of organization for such Loan Party), a Cape Town opinion (if applicable) and a New York law opinion in respect of each relevant Assumption Agreement to the Guarantee Agreement, Grantor Supplement and/or Collateral Supplement and the security granted thereby) and,to the extent required under the Express Perfection Requirements, all other documents (including UCC Financing Statements and registrations and recordings with the FAA (if applicable) and the International Registry (if applicable)) as are required, or reasonably requested by, the Administrative Agent, to grant to the Administrative Agent for the benefit of the Secured Parties, a perfected security interest in, and a Lien on, the Collateral related to such Additional Aircraft (in each case, consistent in scope with those delivered in connection with the original Pool Aircraft pursuant to Section 4.2), subject to no Liens other than Permitted Pool Aircraft Liens, provided that if as a practical matter any such items can only be provided after such Additional Aircraft has been financed pursuant to this Agreement, such items shall be provided as soon as reasonably practicable after such Additional Aircraft has been financed pursuant to this Agreement; and
(v)      no Default or Event of Default shall result solely from such addition.

(b)            Intermediate Lessees.  In connection with (i) the replacement of any Lease of any Pool Aircraft, (ii) the addition of Additional Aircraft as Pool Aircraft, (iii) any Requirement of Law with respect to any Pool Aircraft or (iv) a request by a Lessee with respect to any Pool Aircraft, the Owner Subsidiary or Intermediate Lessee shall be entitled, by giving notice to the Administrative Agent, to enter into one or more Intermediate Leases with one or more Intermediate Lessees with respect to the applicable Pool Aircraft or to hold, directly or indirectly, 100% of the Equity Interests in another Intermediate Lessee (subject to the Local Requirements Exception); provided that:

(i)       (A) in each case to the extent permitted in the country of registration of such Pool Aircraft and in accordance with Leasing Company Practice (x) such Intermediate Lessee that is a lessor shall be (or shall be in the process of becoming in due course) registered as a lessor with respect to such Pool Aircraft and (y) an Owner Subsidiary shall be (or shall be in the process of becoming in due course) registered as the owner with respect to such Pool Aircraft, and such Intermediate Lessee and Owner Subsidiary shall have executed and delivered to the Administrative Agent such certificates and documents as are required to evidence such matters, provided that if as a practical matter such registrations can only take place on a post-closing basis, evidence of such registration shall be provided as soon as reasonably practicable after such event has occurred and (B) to the extent such Intermediate Lessee is not a Loan Party prior to the entry into such Intermediate Lease, such Intermediate Lessee shall have (x) executed and delivered to the Administrative Agent an Assumption Agreement (as defined in the Guarantee Agreement) to the Guarantee Agreement  and (y) provided to the Administrative Agent a Beneficial Ownership Certification and all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that have been requested by the Administrative Agent or any Lender;
(ii)      the Required Cape Town Registrations, if applicable, shall have been made (or arrangements reasonably satisfactory to the Administrative Agent shall have been made to make the Required Cape Town Registrations);
(iii)      to the extent not previously delivered each relevant Loan Party shall have executed and delivered to the Administrative Agent a Grantor Supplement and/or Collateral Supplement (as applicable) and such certificates, opinions (limited to corporate opinions in each jurisdiction of organization for such Loan Party, a Cape Town opinion (if applicable) and a New York law opinion in respect of each relevant Assumption Agreement, Grantor Supplement and/or Collateral Supplement and the security granted thereby) and to the extent required under the Express Perfection Requirements, all documents (including UCC Financing Statements and registrations and recordings with the FAA (if applicable) and the International Registry (if applicable)) as are required, or reasonably requested by, the Administrative Agent, to grant to the Administrative Agent for the benefit of the Secured Parties, a perfected security interest in, and a Lien on, the Collateral related to such Pool Aircraft (in each case, consistent in scope with those delivered in connection with the original Pool Aircraft pursuant to Section 4.2), subject to no Liens other than Permitted Pool Aircraft Liens, provided that if as a practical matter any such items can only be provided as a post-closing matter, such items shall be provided as soon as reasonably practicable after such event has occurred; and
(iv)      if the Intermediate Lessee does not own any assets other than Collateral and other assets with a value of less than $1,000,000 in the aggregate, that do not constitute Collateral, then the Borrower or Restricted Subsidiaries that own the Capital Stock of such Owner Subsidiary or Intermediate Lessee shall (a) pledge the Capital Stock of such Intermediate Lessee to the Administrative Agent for the benefit of the Secured Parties pursuant to a Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (b) deliver to Administrative Agent the certificates, if any, representing the Capital Stock pledged pursuant to such Pledge Agreement, together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized representative or officer of the pledgor thereof, in each case, as required by such Pledge Agreement, (c) execute and deliver such other documents and instruments and take such other actions (including filings and registrations under applicable law) to cause the Administrative Agent for the benefit of the Secured Parties to have a valid and perfected first priority security interest, subject only to non-consensual Liens permitted by Section 6.6, in the Capital Stock of such Intermediate Lessee and (d) deliver to the Administrative Agent opinions of counsel in respect of such Pledge Agreement
(c)      Termination of Intermediate Lessee’s Status.  The relevant Loan Party may from time to time, upon not less than five (5) Business Days’ revocable prior written notice from such Loan Party to the Administrative Agent, at any time and from time to time assign the Equity Interests in an Intermediate Lessee to any Person or otherwise terminate an Intermediate Lessee’s status as such, provided that such Intermediate Lessee is not party to an Intermediate Lease or a Lease or will not be at the time such transfer or other termination of such Intermediate Lessee’s status as such takes effect.  If an Intermediate Lessee’s status is terminated as such, the Administrative Agent’s security interests in and Liens on any applicable Collateral of such Intermediate Lessee and the obligations of such Intermediate Lessee under the Loan Documents shall be automatically released.  The Administrative Agent shall promptly, subject to receipt of an officer’s certificate from the Borrower certifying as to such matters reasonably requested by the Administrative Agent, execute and deliver to the Borrower, at Borrower’s expense, all documents that Borrower shall reasonably request to evidence the release of the security interests in and Liens on the applicable Collateral of such Intermediate Lessee, and the release of such Intermediate Lessee from its obligations under the Loan Documents, released in accordance with the previous sentence.

(d)            Inter-Loan Party Transfers.  Any Loan Party shall be entitled, by giving notice to the Administrative Agent (who shall promptly deliver such notice to the Lenders), to permit a Pool Aircraft to be Owned by an Owner Subsidiary or leased by an Intermediate Lessee (including by transferring such Ownership from one Owner Subsidiary to another or by transferring such Lease from one Intermediate Lessee to another or interposing additional Intermediate Lessees or by transferring the Equity Interest in an Owner Subsidiary or Intermediate Lessee to another Loan Party); provided, that:
(i)      each relevant Loan Party shall be (or shall be in the process of becoming in due course), to the extent permitted in the country of registration of such Pool Aircraft and consistent with Leasing Company Practice, registered as an owner and/or lessor with respect to such Pool Aircraft;
(ii)      subject to the restrictions set forth in the definitions of Owner Subsidiary and Intermediate Lessee, and subject to the Local Requirements Exception, a Loan Party, an Owner Subsidiary or an Intermediate Lessee, shall Own all of the Equity Interests in such Owner Subsidiary or Intermediate Lessee;
(iii)      to the extent not previously delivered each relevant Loan Party shall have executed and delivered to the Administrative Agent a Grantor Supplement and/or Collateral Supplement (as applicable) and such certificates, opinions (limited to corporate opinions in each jurisdiction of organization for each such Loan Party, a Cape Town opinion (if applicable) and a New York law opinion in respect of each relevant Assumption Agreement, Grantor Supplement and/or Collateral Supplement and the security granted thereby) and to the extent required under the Express Perfection Requirements,  all documents (including UCC Financing Statements and registrations and recordings with the FAA (if applicable) and the International Registry (if applicable)) as are required, or reasonably requested by, the Administrative Agent, to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in, and a Lien on, the Collateral related to such Pool Aircraft (in each case, consistent in scope with those delivered in connection with the original Pool Aircraft pursuant to Section 4.2), subject to no Liens other than Permitted Pool Aircraft Liens, provided that if as a practical matter any such items can only be provided as a post-closing matter, such items shall be provided as soon as reasonably practicable after such event has occurred; and
(iv)      if the applicable Owner Subsidiary or Intermediate Lessee does not own any assets other than Collateral and other assets with a value of less than $1,000,000 in the aggregate, that do not constitute Collateral, then the Borrower or Restricted Subsidiaries that own the Capital Stock of such Owner Subsidiary or Intermediate Lessee shall (a) pledge the Capital Stock of such Owner Subsidiary or Intermediate Lessee to the Administrative Agent for the benefit of the Secured Parties pursuant to a Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (b) deliver to Administrative Agent the certificates, if any, representing the Capital Stock pledged pursuant to such Pledge Agreement, together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized representative or officer of the pledgor thereof, in each case, as required by such Pledge Agreement, (c) execute and deliver such other documents and instruments and take such other actions (including filings and registrations under applicable law) to cause the Administrative Agent for the benefit of the Secured Parties to have a valid and perfected first priority security interest, subject only to non-consensual Liens permitted by Section 6.6, in the Capital Stock of such Owner Subsidiary or Intermediate Lessee and (d) deliver to the Administrative Agent opinions of counsel in respect of such Pledge Agreement;

(e)            Termination of Owner Subsidiary’s Status.  A Loan Party may at any time and from time to time, upon not less than five (5) Business Days’ revocable prior written notice from the Borrower to the Administrative Agent, assign or otherwise transfer its Equity Interests in an Owner Subsidiary to any Person that is not a Subsidiary of the Borrower or otherwise terminate an Owner Subsidiary’s status as such, provided that such Owner Subsidiary (i) does not, or will not at the time such transfer or other termination of such Owner Subsidiary’s status as such takes effect, Own (nor hold the Equity Interests in an Owner Subsidiary that Owns) any Pool Aircraft and (ii) is not, or will not be at the time such transfer or other termination of such Owner Subsidiary’s status as such takes effect, a party to (nor hold the Equity Interests in any Intermediate Lessee that is a party to) any Lease or Intermediate Lease.  If an Owner Subsidiary’s status is terminated as such, the Administrative Agent’s security interests in, and Liens on, the assets of such Owner Subsidiary, and such Owner Subsidiary’s other obligations under the Loan Documents, shall be automatically released.  The Administrative Agent shall promptly, subject to receipt of an officer’s certificate from the Borrower certifying as to such matters reasonably requested by the Administrative Agent, execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence its release of the security interests in and Liens on the applicable Collateral of such Owner Subsidiary, and the release of the obligations of such Owner Subsidiary under the Loan Documents, released in accordance with the previous sentence.
Section 2.21            Inability to Determine Rates.  Subject to Section 2.15, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)            the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.14. Subject to Section 2.20, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
SECTION 3.   REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans, the Borrower and the other Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:
Section 3.1     Financial Condition.  The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2020, and the audited consolidated statements of operations, comprehensive loss and cash flow of the Borrower and its consolidated Subsidiaries for the fiscal period then ended, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, in each case, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of operations and consolidated cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended.  Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as disclosed therein).

Section 3.2  No Change.  Since December 31, 2020, there has been no development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.3     Existence; Compliance with Law.  Each FTAI Group Member (a) is duly incorporated, organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the organizational power and authority, and all requisite Permits from Governmental Authorities, to own and operate its Property, to lease the Property it leases as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization or body corporate and in good standing under the laws of each jurisdiction (if applicable) where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clause (a) above with respect to any FTAI Group Member other than the Loan Parties and in the cases of clauses (b), (c) and (d) above, to the extent that failure of the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.4  Power; Authorization; Enforceable Obligations.  Each Loan Party has the requisite corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party.  Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder, the granting of Liens pursuant to the Security Documents or the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (a) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (b) the filings or other actions referred to in Section 3.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 3.5  No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not contravene, violate or result in a breach of or default under any Requirement of Law or any Contractual Obligation of any FTAI Group Member, other than any violation that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).
Section 3.6  No Material Litigation.  No litigation, action, suit, claim, dispute, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any FTAI Group Member or against any of their respective properties or revenues that (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) purports to affect or pertain to any of the Loan Documents or any of the transactions contemplated hereby or thereby.
Section 3.7  No Default.  No Default or Event of Default has occurred and is continuing.  No FTAI Group Member is in default under or with respect to, or a party to, any Contractual Obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.8  Ownership of Property; Liens.  Each of the FTAI Group Members has title in fee simple or good and valid title, as the case may be, to, or a valid leasehold interest in, or easements or other limited property interests in, all its real or immoveable property necessary in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, or valid license of or other right to use, all its other Property necessary for the conduct of its business as currently conducted, in each case except where the failure to have such title, interest, license or right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 6.6.

Section 3.9  Intellectual Property.  Each of the FTAI Group Members owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, and the Borrower does not know of any valid basis for any such claim, except to the extent that any such claim could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Borrower, the use of Intellectual Property by the FTAI Group Members does not infringe on the Intellectual Property rights of any Person, except for such infringements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.10  Taxes.  Each of the FTAI Group Members has filed or caused to be filed all tax returns that are required to be filed and has paid all Taxes due and payable by it (including in its capacity as a withholding agent) other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant FTAI Group Member or (b) where the failure to make such filing, payment, deduction, withholding, collection or remittance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and no Lien for Tax has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 3.11  Federal Regulations.  No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulations T, U or X.
Section 3.12  Labor Matters.  There are no strikes or other labor disputes against any FTAI Group Member pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All payments due from the FTAI Group Members on account of employee health and welfare insurance that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant FTAI Group Member.
Section 3.13  ERISA.  As of the date hereof, there are no Pension Plans or Multiemployer Plans.  None of the Borrower or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.14  Investment Company Act.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.
Section 3.15      Subsidiaries.
(a)            The Persons listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower as of the Signing Date.  Schedule 3.15 sets forth as of the Signing Date the name and jurisdiction of incorporation or organization of each Person listed therein and the percentage of each class of Capital Stock of such Person owned by the Borrower and each Subsidiary.
(b)            As of the Signing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments granted to any Person other than the Borrower and its Subsidiaries (other than Management Equity and directors’ qualifying shares or other similar shares required pursuant to applicable Law) of any nature relating to any Capital Stock of any Subsidiary owned directly or indirectly by the Borrower; provided that, with respect to any non‑Wholly-Owned Subsidiary, its Capital Stock may be subject to customary rights of first refusal, tag‑along, drag-along and other similar rights.

Section 3.16  Use of Proceeds.  The proceeds of the Term Loans shall be used for the purposes set forth in the recitals to this Agreement.
Section 3.17    Environmental Matters.  Other than exceptions to any of the following that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:
(a)            The FTAI Group Members and each of their respective facilities and operations:  (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (iii) are in compliance with all of their Environmental Permits; (iv) have taken reasonable steps to ensure each of their Environmental Permits will be timely maintained, renewed and complied with; and (v) have no knowledge of any facts or circumstances upon which any such Environmental Permits could reasonably be expected to be adversely amended or revoked.
(b)            Hazardous Materials are not present at, on, under, in, or emanating from any property now or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, or, to the knowledge of the Borrower, at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Restricted Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations.
(c)            There are no Environmental Claims to which the Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Borrower or any of its Restricted Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened.  To the knowledge of the Borrower or any of its Restricted Subsidiaries, there are no facts or circumstances that could reasonably be expected to give rise to any such Environmental Claim.
(d)            None of the Borrower or any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party or subject to liability under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law, or with respect to any Hazardous Materials, excluding any such matters that have been fully resolved with no further obligation or liability on the part of the Borrower or any of its Restricted Subsidiaries.
(e)            None of the Borrower or any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral or other form of dispute resolution, relating to compliance with or liability under any Environmental Law, excluding any such matters that have been fully resolved with no further obligation or possible liability on the part of the Borrower or any of its Restricted Subsidiaries.
Section 3.18  Accuracy of Information, Etc.  No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the Signing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.19       Security Interest.
(a)            Each of the Security Documents is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of (i) any Pledged Equity as described in the Security Documents which is in certificated form, when any stock, share, membership or partnership unit certificates representing such Pledged Equity are delivered to, and in the possession of, the Administrative Agent and (ii) the other Collateral described in the Security Documents (other than any Pool Aircraft or Assigned Lease, in respect of which only the Express Perfection Requirements shall be necessary), when financing statements and other filings in appropriate form are filed or registered in the office specified on Schedule 3.19, the security interest created in favor of the Administrative Agent for the benefit of the Secured Parties in such Pledged Equity and other Collateral shall constitute a fully enforceable and/or perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity, other Collateral (other than any Pool Aircraft or Assigned Lease) and the proceeds thereof, in which a security interest may be perfected by delivery to the Administrative Agent of such Pledged Equity or by filing a financing statement in the United States or other filing or registration in any applicable non-U.S. jurisdiction as security for the Obligations, in each case, prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights that are permitted by this Agreement to be incurred pursuant to Section 6.6). In the case of any Pool Aircraft or Assigned Lease, upon satisfaction of the Express Perfection Requirements, the security interest created in favor of the Administrative Agent for the benefit of the Secured Parties in such Pool Aircraft of Assigned Lease shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pool Aircraft or Assigned Lease and the proceeds thereof, in which a security interest may be perfected by satisfaction of the Express Perfection Requirements (other than Persons holding Liens or other encumbrances or rights that are permitted by this Agreement to be incurred pursuant to Section 6.6).
(b)            The relevant Owner Subsidiary has good and marketable legal and/or beneficial title, as applicable, to its respective Pool Aircraft, free and clear of Liens (other than Permitted Pool Aircraft Liens), and (i) with respect to the ITA Pool Aircraft, the Borrower holds, directly or indirectly (through a Guarantor that is a Grantor), 100% of the Equity Interests in each Owner Subsidiary that owns ITA Pool Aircraft and (ii) with respect to the Avianca Pool Aircraft, the Borrower holds, directly or indirectly (through a Guarantor that is a Grantor), 100% of the Equity Interests in WWTAI AirOpCo 1 Bermuda Ltd., which owns 100% of the Equity Interests in AirOpCo 1ET Bermuda Ltd., which owns 100% of the Beneficial Interests in each Owner Subsidiary that directly owns Avianca Pool Aircraft.
(c)            None of the Collateral nor any Pool Aircraft Collateral has been sold or is currently pledged, assigned or otherwise encumbered other than pursuant to the terms hereof or pursuant to the Security Documents (except for Permitted Liens), and no Collateral nor any Pool Aircraft Collateral is described in (i) any UCC financing statements filed against any Loan Party other than UCC financing statements which have been terminated (or agreed to be terminated by the secured parties referenced therein) and the UCC financing statements filed in connection with Permitted Liens or (ii) any other mortgage registries or filing records that may be applicable to the Collateral or any Pool Aircraft Collateral in any other relevant jurisdiction, other than such filings or registrations that have been terminated (or agreed to be terminated by the secured parties referenced therein) or that have been made in connection with Permitted Liens, the Security Agreements or any other Security Document in favor of the Administrative Agent, for the benefit of the Secured Parties, or, with respect to the Leases, in favor of the Loan Parties or the Lessee thereunder.
(d)            The rights and obligations of each Owner Subsidiary and each Intermediate Lessee (as lessor, as applicable) under the Leases to which it is a party with respect to the Pool Aircraft are held free and clear of any Adverse Claim.
Section 3.20  Solvency.  As of the applicable Funding Date and after giving effect to the Term Loans made on such Funding Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
Section 3.21       [Reserved].

Section 3.22       Anti-Money Laundering and Anti-Corruption Laws; Sanctions.
(a)            To the extent applicable, each FTAI Group Member is in compliance and the operations of each FTAI Group Member are and have been conducted at all times in compliance, in all material respects, with all applicable financial recordkeeping and reporting requirements, including those of the (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) the applicable anti-money laundering statutes of jurisdictions where such FTAI Group Member conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving any FTAI Group Member with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Loan Parties party hereto, threatened.
(b)            No part of the proceeds of the Term Loans will be used, directly or, to the knowledge of any FTAI Group Member, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or otherwise in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption laws.  No FTAI Group Member or any director or officer thereof, nor, to the knowledge of any FTAI Group Member, any employee, agent, Affiliate or representative thereof, has taken or will take any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or, to the knowledge of any FTAI Group Member, indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for public office) in order to influence official action, or to any Person in violation of the FCPA or any applicable anti-corruption laws.  The FTAI Group Members have conducted their businesses in compliance in all material respects with the FCPA and applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this clause (b).
(c)            No FTAI Group Member or any director or officer thereof, nor, to the knowledge of any FTAI Group Member, any employee, agent, Affiliate or representative of any FTAI Group Member, is a Person that is, or is owned or controlled by one or more Persons that are, (i) on the list of “Specially Designated Nationals and Blocked Persons,” (ii) the subject of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) or (iii) located, organized or resident in a country, region or territory that is the subject of Sanctions (including Crimea, Cuba, Iran, North Korea and Syria); and the Borrower will not directly or, to the knowledge of any FTAI Group Member, indirectly, use the proceeds of the Term Loans or lend, contribute or otherwise make available such proceeds to any Person (A) to fund or facilitate any activities or business of or with any Person or in any country, region or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (B) in any other manner that will result in a violation of Sanctions by any Person.  The FTAI Group Members have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Sanctions and with the representations and warranties contained in this clause (c).
Section 3.23  Insurance.  The properties of the Borrower and the other FTAI Group Members are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable FTAI Group Member operates.
Section 3.24  Description of Aircraft and Leases, Etc..  As of the Signing Date:
(a)            Schedule 3.24(a) attached hereto is a true and correct list of all Pool Aircraft, the country of registration of such Pool Aircraft and the owner of such Pool Aircraft; and

(b)            Schedule 3.24(b) attached hereto is a true and correct list of all Leases (including any head leases) in effect with respect to the Pool Aircraft and the name and jurisdiction of organization or incorporation of the applicable Lessees.
SECTION 4.    CONDITIONS PRECEDENT
Section 4.1 Signing Date.  This Agreement shall not become effective until the date on which each of the following conditions precedent is satisfied (or waived):
(a)            Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer or signatory of the Borrower and the other Loan Parties, and (ii) the Guarantee Agreement, executed and delivered by a duly authorized officer or signatory of each of the Guarantors.
(b)            Legal Opinions.  The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent, a legal opinion of (i) Akin Gump Strauss Hauer & Feld LLP, New York counsel to the Borrower and its Subsidiaries and (ii) Matheson, Irish counsel to the Borrower and its Subsidiaries, in each case dated the date hereof and addressed to the Administrative Agent and the Lenders.
(c)            Lien Searches.  The Administrative Agent shall have received the results of recent Uniform Commercial Code (or corresponding regime, if any, in non-U.S. jurisdictions) Tax and judgment lien searches in each relevant jurisdiction reasonably requested by the Administrative Agent with respect to each of the entities set forth on Schedule 4.1(e); and such searches shall reveal no Liens on any of the Collateral except for Liens permitted by Section 6.6 or Liens to be discharged on or prior to the Signing Date.
(d)            PATRIOT Act; Beneficial Ownership Certification.  The Lenders shall have received, at least three Business Days prior to the Signing Date, (i) a Beneficial Ownership Certification and (ii) to the extent requested sufficiently in advance thereof, all documentation and other information with respect to the Borrower and the Guarantors required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(e)            Signing Date Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Signing Date, substantially in the form of Exhibit B or otherwise in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments.
(f)            Representations and Warranties.  As of the Signing Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.
(g)            No Default.  No event shall have occurred and be continuing or would result from the making of the Term Loans that would constitute an Event of Default or a Default.
(h)            Revolving Credit Agreement.  The Revolving Credit Agreement shall have become effective prior to, or substantially simultaneously with, the Signing Date.
Section 4.2  Initial Funding Date.  The obligation of each Lender to make a Term Loan on the Initial Funding Date is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)            Initial Funding Date Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Initial Funding Date, substantially in the form of Exhibit B or otherwise in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments.

(b)            Loan Documents. The Administrative Agent shall have received (i) the ITA Security Agreement, dated as of the Initial Funding Date, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, (ii) the Irish Share Charge, dated as of the Initial Funding Date, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto and (iii) stock certificates and undated stock powers representing the Equity Interests pledged under the Irish Share Charge to the extent such Equity Interests are certificated.
(c)            Legal Opinions. The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent, a legal opinion of (i) Akin Gump Strauss Hauer & Feld LLP, New York and Delaware counsel to the Borrower and its Subsidiaries, (ii) Clifford Chance US LLP, New York counsel to the Borrower and its Subsidiaries, (iii) Matheson, Irish counsel to the Borrower and its Subsidiaries, and (iv) Zammit Pace Advocates, Malta counsel to the Borrower and its Subsidiaries, in each case dated as of the Initial Funding Date and addressed to the Administrative Agent and the Lenders.
(d)            Financial Statements and Other Financial Information. The Lenders shall have received the financial statements and other financial information described in Section 3.1.
(e)            Fees and Expenses. The Borrower shall have paid (or the initial Lenders and/or the Administrative Agent shall withhold from the proceeds of the Term Loans on the Initial Funding Date), all fees due and payable as of the Initial Funding Date pursuant to Section 2.8 to the Administrative Agent (for distribution, as appropriate, to the Lenders), and all expenses required to be paid pursuant to Section 9.5 for which reasonably detailed invoices have been presented prior to the Signing Date shall have been paid to the Administrative Agent.
(f)            Solvency Certificate. The Lenders shall have received a solvency certificate, substantially in the form of Exhibit F, executed by a Responsible Officer of the Borrower.
(g)            Filings, Registrations and Recordings. (i) Each document (including any Uniform Commercial Code financing statement (and comparable filings under applicable foreign law)) required as of the Initial Funding Date by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.6 and provided that no perfection actions other than as are required by the Express Perfection Requirements shall be required), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation, or arrangements reasonably satisfactory to the Administrative Agent for such filing, registration, recordation and/or filing shall have been made and (ii) the Administrative Agent (or its counsel) shall have received UCC Financing Statements from the relevant Owner Subsidiary or Intermediate Lessee, naming such Owner Subsidiary or Intermediate Lessee as debtor, naming the Administrative Agent (for the benefit of the Secured Parties) as secured party and describing the Initial Funding Date ITA Pool Aircraft Collateral in respect of the relevant Owner Subsidiaries, and if applicable, the relevant Intermediate Lessees.
(h)            Perfection Requirements. The Administrative Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest in the Initial Funding Date ITA Pool Aircraft and associated Collateral (to the extent of the Express Perfection Requirements).
(i)            Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice in accordance with the terms of Section 2.1(b)(i).
(j)            Funds Flow. The Administrative Agent shall have received a funds flow memorandum executed by a Responsible Officer of the Borrower in respect of the transactions contemplated to occur on the Initial Funding Date.
(k)            Representations and Warranties. As of the Initial Funding Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.

(l)            No Default. No event shall have occurred and be continuing or would result from the making of the Term Loans that would constitute an Event of Default or a Default.
(m)          ITA Acquisition. The Administrative Agent shall have received reasonably satisfactory evidence that the ITA Acquisition has occurred.
(n)            Appraisals. The Administrative Agent shall have received an appraisal of each Initial ITA Pool Aircraft from a Qualified Appraiser.
(o)            LTV Certificate. The Administrative Agent shall have received an LTV Certificate from the Borrower.
(p)            Pool Aircraft Requirements. With respect to each Initial ITA Pool Aircraft, the Loan Parties shall have delivered each of the following items to the Administrative Agent:
(i)      Perfection Requirements. To the extent not delivered to the Administrative Agent on or prior to the Signing Date (including, without limitation, pursuant to Section 4.2(f) and (g) above), evidence of any registrations, filings or authorizations that are required to grant a first priority perfected security interest in the relevant Collateral (including, without limitation, evidence of such registrations, filings or authorizations as are required to perfect the security assignment of each Lease in respect of Initial ITA Pool Aircraft pursuant to the ITA Security Agreement) to the Administrative Agent, for the benefit of the Secured Parties (in each case of perfection, to the extent of the Express Perfection Requirements), including, (x) with respect to each Loan Party incorporated under the laws of Ireland, evidence that each Security Document executed by it (or the relevant particulars of each Security Document executed by it) have been filed in the Irish Companies Registration Office and, where applicable, the Irish Revenue Commissioners within 21 days of execution thereof and (y) with respect to each Loan Party incorporated under the laws of Bermuda, evidence that each Security Document executed by it (or the relevant particulars of each Security Document executed by it) have been filed in the Register of Charges maintained by the Registrar of Companies in Bermuda within 21 days of execution thereof.
(ii)      International Registry. Evidence that the Required Cape Town Registrations have been made with respect to each Initial ITA Pool Aircraft, together with a legal opinion from such law firm as may be reasonably acceptable to the Administrative Agent in respect of such Required Cape Town Registrations.
(iii)      Notice of Security Assignment. With respect to each Initial ITA Pool Aircraft and the related Assigned Lease, an executed copy of a notice of assignment of such Assigned Lease in substantially the form set forth in Exhibit E of the ITA Security Agreement, together with evidence that such notice has been delivered to the relevant Lessee in accordance with Section 2.05(a)(ii) of the ITA Security Agreement and an acknowledgement thereof has been obtained from the relevant Lessee.
(iv)      Insurance. With respect to each Initial ITA Pool Aircraft, (i) certificates of insurance and, where applicable, reinsurance, in relation to such Initial ITA Pool Aircraft from underwriters or insurers that comply with the insurance provisions of Section 5.14 and Schedule III of the ITA Security Agreement and (ii) a letter of undertaking from the relevant insurance broker and, if applicable, reinsurance broker with respect to such insurance and, if applicable, reinsurance.
(v)      Revolving Credit Agreement. The Revolving Credit Agreement shall remain in effect on, and has not been revoked, terminated or rescinded as of, the Initial Funding Date.

Section 4.3  Delayed Draw Funding Date. The obligation of each Delayed Draw Lender to make a Delayed Draw Term Loan on each Delayed Draw Funding Date is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)            Delayed Draw Funding Date Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated as of such Delayed Draw Funding Date, substantially in the form of Exhibit B or otherwise in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments.
(b)            Loan Documents. The Administrative Agent shall have received (i) solely with respect to the Initial Avianca Delayed Draw Funding Date, (A) the Avianca Security Agreement, dated as of the Initial Avianca Delayed Draw Funding Date, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, (B) the Bermuda Share Charge, dated as of the Initial Avianca Delayed Draw Funding Date, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto and (C) stock certificates and undated stock powers representing the Equity Interests pledged under the Bermuda Share Charge to the extent such Equity Interests are certificated, (ii) with respect to the Delayed Draw Funding Date that is not the Initial Avianca Delayed Draw Funding Date, a Collateral Supplement, substantially in the form of Exhibit A-1 and, as applicable, a Grantor Supplement, substantially in the form of Exhibit A-2, in each case, to the Avianca Security Agreement, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, with respect to the Applicable Funding Date Pool Aircraft, (iii) with respect to the Delayed Draw Funding Date on which the Delayed ITA Pool Aircraft is an Applicable Funding Date Pool Aircraft, a Collateral Supplement, substantially in the form of Exhibit A-1 to the ITA Security Agreement, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, with respect to the Delayed ITA Pool Aircraft and (iv) in each case, to the extent any Owner Subsidiary of Applicable Funding Date Pool Aircraft is not already a party to the Guarantee Agreement, (a) a joinder to the Guarantee Agreement, in substantially the form of Annex I to the Guarantee Agreement, executed by such Owner Subsidiary and (b) as applicable, a Grantor Supplement, substantially in the form of Exhibit A-2 to the applicable Security Agreement with respect to such Owner Subsidiary.
(c)            Legal Opinions. The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent, a legal opinion of (i) Akin Gump Strauss Hauer & Feld LLP, New York and Delaware counsel to the Borrower and its Subsidiaries, (ii) Clifford Chance US LLP, New York counsel to the Borrower and its Subsidiaries, (iii) Conyers Dill & Pearman Limited, Bermuda counsel to the Borrower and its Subsidiaries, (iv) FAA counsel acceptable to the Administrative Agent, (v) Utah counsel acceptable to the Administrative Agent and (vi) to the extent the Delayed ITA Pool Aircraft is Applicable Pool Aircraft on such Delayed Draw Funding Date, Matheson, Irish counsel to the Borrower and its Subsidiaries,  in each case dated as of such Delayed Draw Funding Date and addressed to the Administrative Agent and the Lenders.
(d)            Fees and Expenses. The Borrower shall have paid (or the initial Lenders and/or the Administrative Agent shall withhold from the proceeds of the Term Loans on such Delayed Draw Funding Date), all fees due and payable as of such Delayed Draw Funding Date pursuant to Section 2.8 to the Administrative Agent (for distribution, as appropriate, to the Lenders), and all expenses required to be paid pursuant to Section 9.5 for which reasonably detailed invoices have been presented prior to the Delayed Draw Funding Date shall have been paid to the Administrative Agent.
(e)            Solvency Certificate. The Lenders shall have received a solvency certificate, substantially in the form of Exhibit F, executed by a Responsible Officer of the Borrower.
(f)            Filings, Registrations and Recordings. (i) Each document (including any Uniform Commercial Code financing statement (and comparable filings under applicable foreign law)) required as of such Delayed Draw Funding Date by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.6 and provided that no perfection actions other than as are required by the Express Perfection Requirements shall be required), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation, or arrangements reasonably satisfactory to the Administrative Agent for such filing, registration, recordation and/or filing shall have been made and (ii) the Administrative Agent (or its counsel) shall have received UCC Financing Statements from the relevant Owner Subsidiary or Intermediate Lessee, naming such Owner Subsidiary or Intermediate Lessee as debtor, naming the Administrative Agent (for the benefit of the Secured Parties) as secured party and describing the Applicable Funding Date Pool Aircraft Collateral in respect of the relevant Owner Subsidiaries, and if applicable, the relevant Intermediate Lessees.

(g)            Perfection Requirements. The Administrative Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest in the Applicable Funding Date Pool Aircraft and associated Collateral (to the extent of the Express Perfection Requirements).
(h)            Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice in accordance with the terms of Section 2.1(b)(i).
(i)            Acquisitions. The Administrative Agent shall have received reasonably satisfactory evidence that an Avianca Acquisition with respect to the Applicable Funding Date Pool Aircraft has occurred and, if the Delayed ITA Pool Aircraft is an Applicable Funding Date Pool Aircraft with respect to such Delayed Draw Funding Date, evidence that such Delayed ITA Pool Aircraft has been acquired by FTAI Italia DAC in accordance with the ITA Acquisition Agreement.
(j)            Appraisals. The Administrative Agent shall have received an appraisal of each Applicable Funding Date Pool Aircraft from a Qualified Appraiser.
(k)            LTV Certificate. The Administrative Agent shall have received an LTV Certificate from the Borrower.
(l)            Pool Aircraft Requirements. With respect to each Applicable Funding Date Pool Aircraft, the Loan Parties shall have delivered each of the following items to the Administrative Agent:
(i)      Perfection Requirements. To the extent not delivered to the Administrative Agent on or prior to such Delayed Draw Funding Date (including, without limitation, pursuant to Section 4.2(f) and (g) above), evidence of any registrations, filings or authorizations that are required to grant a first priority perfected security interest in the relevant Collateral (including, without limitation, evidence of such registrations, filings or authorizations as are required to perfect the security assignment of each Lease in respect of such Applicable Funding Date Pool Aircraft pursuant to the applicable Security Agreement) to the Administrative Agent, for the benefit of the Secured Parties (in each case of perfection, to the extent of the Express Perfection Requirements), including, (x) with respect to each Loan Party incorporated under the laws of Ireland, evidence that each Security Document executed by it (or the relevant particulars of each Security Document executed by it) have been filed in the Irish Companies Registration Office and, where applicable, the Irish Revenue Commissioners within 21 days of execution thereof and (y) with respect to each Loan Party incorporated under the laws of Bermuda, evidence that each Security Document executed by it (or the relevant particulars of each Security Document executed by it) have been filed in the Register of Charges maintained by the Registrar of Companies in Bermuda within 21 days of execution thereof.
(ii)      International Registry. Evidence that the Required Cape Town Registrations have been made with respect to such Avianca Pool Aircraft, together with a legal opinion from such law firm as may be reasonably acceptable to the Administrative Agent in respect of such Required Cape Town Registrations.
(iii)      Notice of Security Assignment. With respect to such Applicable Funding Date Pool Aircraft and the related Assigned Lease, an executed copy of a notice of assignment of such Assigned Lease in substantially the form set forth in Exhibit E of the applicable Security Agreement, together with evidence that such notice has been delivered to the relevant Lessee in accordance with Section 2.05(a)(ii) of the applicable Security Agreement and an acknowledgement thereof has been obtained, from the relevant Lessee.

(iv)      Insurance. With respect to such Applicable Funding Date Pool Aircraft, (i) certificates of insurance and, where applicable, reinsurance, in relation to such Applicable Funding Date Pool Aircraft from underwriters or insurers that comply with the insurance provisions of Section 5.14 and Schedule III of the applicable Security Agreement and (ii) a letter of undertaking from the relevant insurance broker and, if applicable, reinsurance broker with respect to such insurance and, if applicable, reinsurance.
(m)            Representations and Warranties. As of such Delayed Draw Funding Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.
(n)            No Default. No event shall have occurred and be continuing or would result from the making of the Delayed Draw Term Loans that would constitute an Event of Default or a Default.
(o)            Revolving Credit Agreement. The Revolving Credit Agreement shall remain in effect on, and has not been revoked, terminated or rescinded as of, such Delayed Draw Funding Date.
SECTION 5.         AFFIRMATIVE COVENANTS
The Borrower agrees that, so long as the Termination Conditions have not been satisfied, the Borrower shall and shall cause each of the Restricted Subsidiaries of the Borrower to:
Section 5.1  Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender and take the following actions:
(a)            within 90 days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2021, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, audited by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing, together with a report and opinion by such certified public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)            not later than 45 days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending September 30, 2021, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
(c)            If the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary, then the annual and quarterly information required by Section 5.1(a) and 5.1(b) shall include information (which need not be audited or reviewed by the Borrower’s auditors) regarding such Unrestricted Subsidiaries substantially comparable to the financial information of the Unrestricted Subsidiaries presented in the offering memorandum, dated March 10, 2017, relating to the initial sale of the Notes under “Summary—Market Sectors—Non-Aviation Leasing”; provided that no such information shall be required if such financial information is not material compared to the applicable financial information of the Borrower and its Subsidiaries on a consolidated basis or if such Unrestricted Subsidiaries are not material to the Borrower and its Subsidiaries on a consolidated basis.

Financial statements, segment information and other information required to be delivered pursuant to this Section 5.1, Section 5.2 or Section 5.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower, as applicable, posts such financial statements, segment information or other information, or provides a link thereto, on the website of the Borrower, as applicable; (ii) on which such financial statements, segment information or other information is posted on behalf of the Borrower on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or third-party website or whether sponsored by the Administrative Agent); or (iii) to the extent such financial statements, segment information or other information are set forth in the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC, on which date such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that except in the case of clause (iii) the Borrower shall notify the Administrative Agent by facsimile or electronic mail of the posting of any such documents and provide to the Administrative Agent electronic versions of such documents.
Section 5.2  Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender:
(a)            concurrently with the delivery of any financial statements pursuant to Section 5.1, a Compliance Certificate of the Borrower (the first such Compliance Certificate to be delivered for the fiscal quarter ending December 31, 2021) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;
(b)            no later than 60 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2021, a consolidated budget for the Borrower and its Subsidiaries for the following fiscal year (including a consolidated statement of projected results of operations of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year presented on a quarterly basis);
(c)            concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, in each case, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;
(d)            if any Grantor shall (i) change its jurisdiction of organization, type of organization or the location of its sole place of business or chief executive office from that referred to in Schedule II of the applicable Security Agreement or, if such Grantor is not a registered organization, become a registered organization (within the meaning of Section 9-307 of any Uniform Commercial Code) due to any action by such Grantor; or (ii) change its name, such Grantor shall, on or before the date that is 30 days following such change (or such longer period as the Administrative Agent may agree to in its sole discretion), give the Administrative Agent written notice thereof and deliver to the Administrative Agent all additional financing statements and other documents required or reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein.
(e)            promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries and their compliance with the terms of any Loan Document, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);
(f)            a certificate of a Responsible Officer in substantially the form of Exhibit I (an “LTV Certificate”) (A) on or prior to each LTV Determination Date; provided that with respect to an LTV Determination Date, (1) to the extent such LTV Certificate provides that any Additional Aircraft will be added as a Pool Aircraft to effect an LTV Cure, and to the extent the Appraisals required to be provided for such Additional Aircraft are not yet available, such LTV Certificate shall describe (and apply for the purposes of the required calculations) the Appraised Values that the Borrower estimates in good faith with respect to such Additional Aircraft, noting therein that such Appraisals are not yet available and (2) the Borrower shall, promptly after receiving the Appraisals required to be provided for such Additional Aircraft (and in no event later than the addition of such Additional Aircraft as a Pool Aircraft), provide to the Administrative Agent an updated and completed LTV Certificate with respect to and dated as of the relevant LTV Determination Date; and (B) with respect to an Event of Loss, within ten Business Days after the Chief Financial Officer’s knowledge thereof a certificate setting forth the effect on the Loan-to-Value Ratio of such Event of Loss and on the LTV Cure thereof an LTV Certificate with respect thereto;

(g)            [reserved]; and
(h)            promptly, from time to time upon the reasonable request of the Administrative Agent, subject to applicable confidentiality restrictions (including Section 9.14) and the terms of the Leases, such information, documents, Records or reports respecting the Pool Aircraft, the Leases, the Pool Aircraft Collateral or the condition or operations, financial or otherwise, of the Loan Parties or any of their Subsidiaries which the Administrative Agent may, from time to time, reasonably request and which are reasonably available to any Loan Party.
The Borrower hereby acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has not clearly and conspicuously marked “PUBLIC” shall not be posted on that portion of the Platform designated for such Public Lenders.  The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this paragraph contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries and their securities (“Private Side Information”).  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.
Section 5.3  Payment of Taxes.  Pay, before the same shall become delinquent or in default, all Taxes except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.4  Conduct of Business and Maintenance of Existence; Compliance with Law.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and good standing in its jurisdiction of incorporation or organization and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or 6.9 or, other than with respect to the organizational existence of each of the Loan Parties, to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) comply with all Requirements of Law, except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.5  Maintenance of Property; Insurance.  (a) Keep all real and tangible Property and systems used, useful, or necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses) as are customarily carried under similar circumstances by such other Persons.

Section 5.6  Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which entries which are full, true and correct, in all material respects, in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities, (b) upon the request of the Administrative Agent or the Required Lenders, participate in a meeting or conference call with the Administrative Agent and the Lenders once during each fiscal quarter at such time as may be agreed to by the Borrower and the Administrative Agent (provided that the requirements of this clause (b) shall be satisfied by the Borrower providing the Lenders with access to any earnings call for such fiscal quarter with the holders of the Capital Stock of the Borrower) and (c) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired (but the Administrative Agent may not have more than one visit per any twelve month period except during an Event of Default), upon reasonable advance notice to the Borrower, and to discuss the business, operations, properties and financial and other condition of the Borrower and the Borrower’s Restricted Subsidiaries with officers and employees of the Borrower and the Borrower’s Restricted Subsidiaries and with their independent certified public accountants (and the Borrower will be given the opportunity to participate in any such discussions with such independent certified accountants) and to discuss matters relating to the Pool Aircraft Collateral or any Loan Party’s performance under the Loan Documents or under the Leases with any appropriate officers or employees of any Loan Party, having knowledge of such matters.  So long as no Event of Default has occurred and is continuing at the time of such inspection, the Borrower shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent (or its representatives); provided that in any event, no more than two such inspections shall be conducted in any calendar year if no Event of Default has occurred and is continuing.  Notwithstanding anything to the contrary in this Section 5.6, none of the Borrower and its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) is prohibited by any Requirement of Law or any binding agreement (provided that, with respect to any prohibition by any binding agreement, the Borrower shall attempt to obtain consent to such disclosure if requested by the Administrative Agent) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.
Section 5.7  Notices.  Promptly after obtaining knowledge of the same, give notice to the Administrative Agent of:
(a)            the occurrence of any Default or Event of Default;
(b)            any dispute, claim, litigation, investigation or proceeding (i) affecting the Borrower or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby;
(c)            any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification;
(d)            [reserved]; and
(e)            any other development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary has taken or proposes to take with respect thereto.
Section 5.8        Environmental Laws.
(a)            Except in each case to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all material Environmental Permits.

(b)            Except in each case to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required by any Governmental Authority under Environmental Laws, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
Section 5.9   Plan Compliance.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, establish, maintain and operate any and all Pension Plans, Multiemployer Plans and Foreign Employee Benefit Plans (other than government-sponsored plans) in compliance with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plans to the extent the Borrower or any Commonly Controlled Entity has the authority to establish, maintain and operate such plans.
Section 5.10       Additional Collateral, Etc.
(a)            To the extent the Borrower or any Guarantor is required to grant a Lien on any of its property or its assets in order to secure the Obligations pursuant to clause (i) of the first paragraph of Section 6.6, the Borrower shall, and shall cause any such Guarantor to, at the Borrower’s sole cost and expense, promptly (and in any event simultaneously with the grant of any such Initial Lien (or such longer period as the Administrative Agent may agree in writing)), (i) take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties, a perfected security interest with the priority required by Section 6.6 (subject to Liens permitted pursuant to Section 6.6) in the property or assets subject to the applicable Initial Lien, including the filing of Uniform Commercial Code financing statements, filings related to aircraft and related assets with the Federal Aviation Administration and International Registry, or other filings or registrations in any applicable U.S. or non-U.S. jurisdiction as may be required by the applicable Security Documents or by law or as may be reasonably requested by the Administrative Agent, (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iii) if any Aviation Assets are subject to such Initial Lien, deliver a customary intercreditor agreement that is reasonably acceptable to the Administrative Agent and the Borrower, between the Administrative Agent and the collateral agent or other representative of holders of Indebtedness secured by such Initial Lien, and which shall provide that the Initial Lien on such Aviation Assets shall rank junior in priority to the Liens on such Aviation Assets granted to the Administrative Agent in order to secure the Obligations.
(b)            For the avoidance of doubt, in addition to any additional Collateral resulting from clauses (a) above, the Collateral shall include any property of a Grantor upon which a Lien is purported to be created by any Security Document (including any Pledge Agreement).
(c)            To the extent that any Owner Subsidiary or Intermediate Lessee whose Capital Stock does not constitute Collateral (a “Non-Pledged Subsidiary”) does not own any assets other than Collateral and other assets with a value of less than $1,000,000, in the aggregate, that do not constitute Collateral, then the Borrower shall promptly provide written notice to the Administrative Agent that the Capital Stock of such Non-Pledged Subsidiary is required to constitute Collateral, and the Borrower or Restricted Subsidiaries that own the Capital Stock of such Non-Pledged Subsidiary and (a) pledge the Capital Stock of such Non-Pledged Subsidiary to the Administrative Agent for the benefit of the Secured Parties pursuant to a Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (b) deliver to Administrative Agent the certificates, if any, representing the Capital Stock pledged pursuant to such Pledge Agreement, together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized representative or officer of the pledgor thereof, in each case, as required by such Pledge Agreement, (c) execute and deliver such other documents and instruments and take such other actions (including filings and registrations under applicable law) to cause the Administrative Agent for the benefit of the Secured Parties to have a valid and perfected first priority security interest, subject only to non-consensual Liens permitted by this Section 6.6, in the Capital Stock of such Non-Pledged Subsidiary and (d) deliver to the Administrative Agent customary opinions of counsel in respect of such Pledge Agreement.

Section 5.11  Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of more fully creating, maintaining, preserving, perfecting or renewing the Liens granted in favor of (together with the other rights of) the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which are required to become part of the Collateral pursuant to Section 5.10) pursuant hereto or thereto, (with respect to perfection, in each case to the extent required by the Express Perfection Requirements).  Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Secured Party may be reasonably required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
Section 5.12  [Reserved].
Section 5.13  Use of Proceeds.  Use the proceeds of the Term Loans only for those purposes set forth in the recitals to this Agreement.
Section 5.14  Insurance.  The Borrower shall maintain or cause to be maintained insurance covering such risks, and in such amounts as specified in Schedule III of the applicable Security Agreement.
SECTION 6.         NEGATIVE COVENANTS
The Borrower agrees that, so long as the Termination Conditions are not satisfied:
Section 6.1         Limitation on Restricted Payments.
(a)            The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:
(i)      declare or pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any consolidation, amalgamation or merger other than:
(A)            dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or
(B)            dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
(ii)      purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any consolidation, amalgamation or merger;
(iii)      make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition, and (y) Indebtedness of the Borrower to a Restricted Subsidiary or a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; or

(iv)      make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(1)            no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(2)            immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under Section 6.3(a); and
(3)            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clause (1) of Section 6.1(b), but excluding all other Restricted Payments permitted by Section 6.1(b)), is less than the sum of:
(A)            50.0% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from January 1, 2017 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus
(B)            100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower after the Issue Date (other than net cash proceeds received by the Borrower to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 6.3(b)(12)) from the issue or sale of:
(i)            Equity Interests of the Borrower, or
(ii)            debt securities, Designated Preferred Stock or Disqualified Stock of the Borrower or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Borrower;
provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or converted or exchanged debt securities of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be or (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock; plus
(C)            100.0% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Issue Date (other than (x) by a Restricted Subsidiary or (y) net cash proceeds of any such contributed capital to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 6.3(b)(12)), plus
(D)            100.0% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Borrower or a Restricted Subsidiary by means of:
(i)            the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Borrower and its Restricted Subsidiaries in each case after the Issue Date; or

(ii)            the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the Issue Date; plus
(E)            in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 6.1(b)(6) or to the extent such Investment constituted a Permitted Investment; plus
(F)            $25,000,000.
(b)            Section 6.1(a) shall not prohibit any of the following:
(1)            the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or notice of such redemption, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(2)            the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Guarantor, as the case may be, which is incurred in compliance with Section 6.3 so long as:
(A)            the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount (or accreted value), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any premium and any tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness,
(B)            such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the Maturity Date, and
(C)            such Indebtedness (x) has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) requires no or nominal payments in cash prior to the date that is 91 days following the Maturity Date (other than scheduled payments prior to the date that is 91 days following the Maturity Date not in excess of, or prior to, the scheduled payments due prior to such date for the Indebtedness being so redeemed, repurchased, acquired or retired);
(3)            a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower held by any future, present or former employee, member of management, officer, director or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder agreement; provided that the aggregate Restricted Payments made under this clause (3) may not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any calendar year); provided, further, that any such amount under this clause (3) in any calendar year may be increased by an amount not to exceed:

(A)            the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower to employees, members of management, officers, directors or consultants of the Borrower or any of its Subsidiaries that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.1(a)(3); plus
(B)            the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Issue Date; less
(C)            the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this Section 6.1(b)(3);
provided, further, that (x) the Borrower may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) of this Section 6.1(b)(3) in any calendar year and (y) cancellation of Indebtedness owing to the Borrower from any present or former employee, member of management, officer, director or consultant of the Borrower or any of its Subsidiaries in connection with the repurchase of Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;
(4)            the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any other Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary issued in accordance with Section 6.3 to the extent such dividends are included in the definition of “Fixed Charges”;
(5)            the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Issue Date; provided that the aggregate amount of dividends paid pursuant to this clause shall not exceed the aggregate amount of cash actually received by the Borrower from the sale of such Designated Preferred Stock; provided, however, in the case of this Section 6.1(b)(5), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Borrower and the Restricted Subsidiaries could incur $1.00 of additional Indebtedness under Section 6.3(a);
(6)            Investments in Unrestricted Subsidiaries made after the Signing Date having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, not to exceed $50,000,000 at the time of such investment; provided that the dollar amount of Investments made pursuant to this Section 6.1(b)(6) may be reduced by the Fair Market Value of the proceeds received by the Borrower and/or its Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(7)            (A) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and repurchases of Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options to the extent necessary to pay applicable withholding taxes, and (B) payment of dividend equivalents pursuant to grants of Equity Interests to employees and directors of the Borrower or any of its Restricted Subsidiaries under the Borrower’s equity incentive plans;
(8)            Restricted Payments that are made with Excluded Contributions;
(9)            other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 6.1(b)(9) not to exceed $50,000,000;

(10)            Restricted Payments by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;
(11)            the purchase by the Borrower of fractional shares arising out of stock dividends, splits or combinations or business combinations;
(12)            distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases and repurchases of Securitization Assets in connection with a Qualified Securitization Financing;
(13)            (A) payments by the Borrower or any Restricted Subsidiary to its Manager, the General Partner or any Permitted Holder (whether directly or indirectly) of management, consulting, monitoring, refinancing, transaction or advisory fees, and related expenses or termination fees, including payments or reimbursements made to satisfy advances or payments made on behalf of or for the Borrower or any Restricted Subsidiary, (B) customary payments and reimbursements by the Borrower or any Restricted Subsidiary to its Manager, the General Partner or any Permitted Holder (whether directly or indirectly) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures and (C) any payments, reimbursements or other transactions pursuant to the Management Agreement;
(14)            the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to the provisions similar to those described in Section 4.10 and Section 4.13 of the Indentures; provided that there is a concurrent or prior Change of Control Offer or Asset Sale Offer (each, as defined in the Indentures), as applicable, and all Notes tendered by Holders (as defined in the Indentures) in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; provided, further, that in the case of any repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to provisions similar to those described in Section 4.13 of the Indentures, no Default or Event of Default shall have occurred and be continuing;
(15)            payment or distributions to satisfy dissenters’ or appraisal rights pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 6.9;
(16)            dividends or other distributions of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents);
(17)            dividends or other distributions in an amount equal to the net proceeds received by the Borrower or any Restricted Subsidiary from any sale of Equity Interests in Borr Drilling Limited (formerly, Magni Drilling Limited);
(18)            (A) any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower (“Retired Capital Stock”), the Borrower and the Restricted Subsidiaries could incur $1.00 of additional Indebtedness under Section 6.3(a), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; and

(19)            the declaration and payment or distribution by the Borrower of any annual or quarterly dividend on its common shares if, at the time of declaration of and after giving pro forma effect to such payment or distribution, the Debt to Total Capitalization Ratio would be less than or equal to 0.60 to 1.00;provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under the foregoing clauses (4), (5), (6), (9) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (19), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)            The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.  Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement.
(d)            For purposes of this Section 6.1, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described in this Section 6.1 and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
Section 6.2        Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)            The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(1)            (A)  pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or
(B)            pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;
(2)            make loans or advances to the Borrower or any Restricted Subsidiary; or
(3)            sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary that is a Guarantor.
(b)            The restrictions in Section 6.2(a) shall not apply to encumbrances or restrictions existing under or by reason of:
(1)            contractual encumbrances or restrictions in effect on the Signing Date;
(2)            (i) the Indentures and the Notes and the Guarantees (as defined in the Indentures) thereof and (ii) this Agreement and the Guarantees (as defined herein);
(3)            purchase money obligations for property acquired in the ordinary course of business and lease obligations (including Capitalized Lease Obligations and any encumbrance or restriction pursuant to any arrangement entered into in the ordinary course of business providing for the lease or rental by a customer of the Borrower or any Restricted Subsidiary, as the case may be, from the Borrower or any such Restricted Subsidiary, as lessor, of any assets or personal property and any amendment, extension, renewal, modification or combination of any of the foregoing, including the sale of assets to lease customers upon termination any of the foregoing pursuant to the terms thereof) that impose restrictions of the nature discussed in Section 6.2(a)(3) above on the property so acquired;

(4)            applicable law or any applicable rule, regulation or order;
(5)            any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person so acquired and its Subsidiaries, other than the Person and its Subsidiaries, or the property or assets of the Person, so acquired;
(6)            contracts for the sale of assets or the sale of a Subsidiary, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;
(7)            Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.3 and 6.5 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(8)            restrictions on cash (or Cash Equivalents) or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(9)            Permitted Non-Guarantor Indebtedness permitted to be incurred subsequent to the Signing Date pursuant to the provisions of Section 6.3 that impose restrictions solely on Restricted Subsidiaries that are not Guarantors party thereto;
(10)            customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;
(11)            customary provisions contained in leases and other agreements entered into in the ordinary course of business;
(12)            customary provisions contained in licenses or sub-licenses of Intellectual Property and software or other general intangibles entered into in the ordinary course of business;
(13)            restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;
(14)            any such encumbrance or restriction pursuant to an agreement governing Indebtedness incurred pursuant to Section 6.3, which encumbrances or restrictions are, in the good faith judgment of the Borrower not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Borrower determines, at the time of such financing, shall not materially impair the Borrower’s ability to make payments as required under the Loan Documents;
(15)            restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Qualified Securitization Financing; and

(16)            any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 6.2(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) of this Section 6.2(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are, in the good faith judgment of the Borrower, no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 6.3         Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)            The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Borrower and the Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or preferred stock that may be issued pursuant to this Section 6.3(a) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $190,000,000 and (y) 6.0% of Total Assets.
(b)            The provisions of Section 6.3(a) shall not apply to:
(1)            the incurrence of Indebtedness of the Borrower or any of the Guarantors under Credit Facilities (including Indebtedness under this Agreement) in an aggregate amount at any time outstanding not to exceed $250,000,000 pursuant to this Section 6.3(b)(1) (it being understood that all Commitments under this Agreement shall be deemed to be drawn and incurred under this clause on the Signing Date and to automatically reduce availability under this clause (1) on such date);
(2)            the incurrence by the Borrower and any Guarantor of Indebtedness represented by the Notes (other than any Additional Notes) (including any Guarantee (as defined in the Indentures));
(3)            Existing Indebtedness (other than Indebtedness described in clauses (1) and (2) above);
(4)            Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Borrower or any Guarantor, to finance the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning or repair of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this Section 6.3(b)(4) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this Section 6.3(b)(4), does not exceed the greater of (x) $195,000,000 and (y) 6.0% of Total Assets;

(5)            Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued, or deposits made, in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
(6)            Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(7)            Indebtedness of the Borrower to a Restricted Subsidiary; provided that, other than in the case of (i) intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Restricted Subsidiaries and (ii) intercompany lease obligations, any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this Section 6.3(b)(7);
(8)            Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that, other than in the case of (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its subsidiaries to finance working capital needs of the Restricted Subsidiaries and (ii) intercompany lease obligations, if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness not permitted by this Section 6.3(b)(8);
(9)            shares of preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this Section 6.3(b)(9);
(10)            Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and any guarantees thereof;
(11)            obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and guarantees of indemnification obligations provided by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;
(12)            Indebtedness, Disqualified Stock and preferred stock of the Borrower or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this Section 6.3(b)(12) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this Section 6.3(b)(12), does not at any one time outstanding exceed the sum of:
(A)            the greater of (1) $130,000,000 and (2) 4.0% of Total Assets; plus

(B)            100.0% of the net cash proceeds received by the Borrower since immediately after the Issue Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Section 6.1(a)(3)(B) and (C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 6.1(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);
(13)            (a) any guarantee by the Borrower of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Borrower or such other Restricted Subsidiary is permitted under the terms of this Agreement;
(14)            the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under Section 6.3(a) and clauses (2), (3), (14), (15), (17) and (24) of this Section 6.3(b) or any Indebtedness, Disqualified Stock or preferred stock issued to extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs, underwriting discounts, other costs and expenses and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; so long as such Refinancing Indebtedness:
(A)            solely in the case of Indebtedness incurred pursuant to Section 6.3(b)(3) or any Refinancing Indebtedness of such Indebtedness, (x) has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased or (y) requires no or nominal payments in cash prior to the date that is 91 days following the Maturity Date (other than scheduled payments prior to the date that is 91 days following the Maturity Date not in excess of, or prior to, the scheduled payments due prior to such date for the Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased);
(B)            to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (x) Indebtedness subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (y) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and
(C)            shall not include
(x)            Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of the Borrower; or
(y)            Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor.
(15)            Indebtedness, Disqualified Stock or preferred stock (x) of the Borrower or any Restricted Subsidiary incurred, issued or assumed in connection with or in anticipation of an acquisition of any assets (including Capital Stock), business or Person and (y) of Persons that are acquired by the Borrower or any Restricted Subsidiary or consolidated, amalgamated or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition, consolidation, amalgamation or merger, either:

(A)            the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.3(a); or
(B)            the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, consolidation, amalgamation or merger;
(16)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;
(17)            Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock, including any predelivery payment financing, incurred by the Borrower or any Restricted Subsidiary, that is incurred for the purpose of purchasing, leasing, acquiring, improving or modifying, and is secured by, any aircraft, engines, spare parts or similar assets, including in the form of financing from aircraft or engine manufacturers or their affiliates and whether through the direct purchase of assets or the Capital Stock or Indebtedness of any Person owning such assets, so long as the amount of such Indebtedness does not exceed the purchase price of such aircraft, engines, spare parts or similar assets and any improvements or modifications thereto and is incurred not later than two years after the date of such purchase, lease, acquisition, improvement or modification;
(18)            Indebtedness or guarantees of Indebtedness of the Borrower or any Guarantor in connection with or on behalf of joint ventures in a Similar Business in an aggregate principal amount, including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness or guarantees of Indebtedness incurred pursuant to this clause (18), not to exceed 3.0% of Total Assets at any one time outstanding pursuant to this clause (18);
(19)            Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(20)            Indebtedness of the Borrower or any Restricted Subsidiary arising in connection with trade creditors or customers or endorsements of instruments for deposit, in each case, in the ordinary course of business;
(21)            Indebtedness of the Borrower or any Restricted Subsidiary pursuant to any Qualified Securitization Financing;
(22)            Indebtedness consisting of Indebtedness from the repurchase, retirement or other acquisition or retirement for value by the Borrower of common stock (or options, warrants or other rights to acquire common stock) of the Borrower from any future, current or former officer, director, manager, employee or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower or any of its Subsidiaries or their authorized representatives to the extent described in Section 6.1(b)(3);
(23)            Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities, including netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, with respect to the Borrower, any Subsidiary or joint venture in the ordinary course of business;

(24)            Indebtedness of the Borrower or any Restricted Subsidiary borrowed from or guaranteed by any federal, state or local governmental entities or agencies incurred for investment in, or the purchase, lease, development, construction, maintenance or improvement of property (real or personal) or equipment that is used or useful in, a Similar Business;
(25)            Non-Recourse Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning or repair of property (real or personal) or equipment or to refinance other Non-Recourse Indebtedness incurred pursuant to this clause (25);
(26)            Indebtedness incurred or Disqualified Stock issued by the Borrower or any Restricted Subsidiary or preferred stock issued by any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with the Indentures; and
(27)            Indebtedness, Disqualified Stock or preferred stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount, including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (27), not to exceed the greater of (x) $130,000,000 and (y) 4.0% of Total Assets (together with Indebtedness, Disqualified Stock or preferred stock of any Restricted Subsidiary that is not a Guarantor that is permitted to be incurred or issued, as the case may be, pursuant to this Section 6.3, “Permitted Non-Guarantor Indebtedness”).
(c)            For purposes of determining compliance with this Section 6.3, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (27) of Section 6.3(b) or is entitled to be incurred pursuant to Section 6.3(a), the Borrower, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this covenant and the Borrower may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.3(a) and (b).  Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock and the reclassification of any operating lease as a Capitalized Lease Obligation as a result of (i) the modification or extension of the term of such lease or (ii) changes in GAAP that are not a result of a modification or extension pursuant to clause (i) shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 6.3.
(d)            For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
(e)            The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
The Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor unless such Indebtedness is expressly subordinated in right of payment to the Obligations or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Borrower or such Guarantor, as the case may be.

Section 6.4              Asset Sales.
(a)            The Borrower shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale unless:
(1)            the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (at the time of contractually agreeing to such Asset Sale) of the assets or Equity Interests sold or otherwise disposed of;
(2)            except in the case of a Permitted Asset Swap or an Asset Sale of Collateral, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
(A)            any liabilities (as shown on the Borrower’s, or such Restricted Subsidiary’s most recent internally available balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are contingent or by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and as a result of which the Borrower and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;
(B)            any securities, notes or other obligations or assets received by the Borrower or a Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;
(C)            any Capital Stock or assets, so long as such receipt of Capital Stock or assets are used or useful in a Similar Business; and
(D)            any Designated Non-cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed the greater of (x) $130,000,000 and (y) 4.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose; and
(3)            in the case of an Asset Sale of Collateral, (x) 100% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash and (y) after giving effect to such Asset Sale and the application of the Net Proceeds therefrom pursuant to Section 2.11(a), the Loan-to-Value Ratio shall not exceed 0.70 to 1.00.
(b)            The Net Proceeds of any Asset Sale shall be applied in accordance with Section 2.11(a).  To the extent that any Net Proceeds constitute Refused Proceeds, the Borrower or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:
(1)            to make one or more offers to the Holders (as defined in the Indentures) (and, at the option of the Borrower, the holders of other senior Indebtedness) to purchase Notes (and such senior Indebtedness) pursuant to and subject to the conditions contained in the Indentures (each, an “Asset Sale Offer”); provided that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Borrower or such Restricted Subsidiary shall permanently retire such Indebtedness; provided, further, that if the Borrower or such Restricted Subsidiary shall so reduce any senior Indebtedness (other than the Notes), the Borrower shall equally and ratably reduce Indebtedness under the Notes by making an offer to all Holders to purchase at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes, such offer to be conducted in accordance with the procedures set forth in Section 4.10 of the Indentures for an Asset Sale Offer;

(2)            to make an investment in (i) any one or more businesses, (ii) capital expenditures or (iii) acquisitions of other property or long-term assets that, in each of (i), (ii) and (iii), are used or useful in a Similar Business;
(3)            to reduce Secured Indebtedness of the Borrower or any Restricted Subsidiary and/or to reduce Indebtedness of any Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Borrower or any Restricted Subsidiary; provided that the acquisition of Indebtedness of a Restricted Subsidiary by the Borrower shall constitute a reduction in such Indebtedness; or
(4)            any combination of the foregoing.
Notwithstanding the foregoing, to the extent that repatriation to the United States of America of any or all the Net Proceeds of any Asset Sale by a Foreign Subsidiary (x) is prohibited or delayed by applicable local law or (y) would have a material adverse tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Borrower in its sole discretion exercised in good faith, the portion of such Net Proceeds so affected shall not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary; provided that clause (x) of this Section 6.4(c) shall apply to such amounts for so long, but only for so long, as the applicable local law shall not permit repatriation to the United States of America (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Proceeds is permitted under the applicable local law and is not subject to clause (y) of this Section 6.4(c), then such Net Proceeds shall be applied (net of additional taxes payable or reserved against as a result thereof to the extent not already taken into account under the definition of “Net Proceeds”) in compliance with this covenant.  The time periods set forth in this covenant shall not start until such time as the Net Proceeds may be repatriated (whether or not such repatriation actually occurs).

Section 6.5         Transactions with Affiliates.
(a)            The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5,000,000, unless:
(1)            such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary at the time of such transaction or at the time of the execution of the agreement providing therefor than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and
(2)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50,000,000, the Borrower delivers to the Administrative Agent a resolution adopted by a majority of the Board of Directors of the Borrower approving such Affiliate Transaction.
(b)            Section 6.5(a) shall not apply to the following:
(1)            transactions between or among the Borrower and/or any of the Restricted Subsidiaries and/or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2)            Restricted Payments permitted by Section 6.1 and the definition of “Permitted Investments”;
(3)            payment of reasonable and customary fees and reasonable out-of-pocket costs and compensation (including salaries, bonuses and equity) paid to, and reimbursement of expenses and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary;
(4)            transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.5(a)(1);
(5)            payments or loans (or cancellation of loans) to employees or consultants of the Borrower or any Restricted Subsidiary which are approved by the Borrower in good faith;
(6)            any agreement as in effect as of the Signing Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable in any material respect to the Borrower and its Restricted Subsidiaries than the agreement in effect on the Signing Date (as determined by the Borrower in good faith));
(7)            the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or joint venture, investors or shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Signing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Signing Date shall only be permitted by this Section 6.5(b)(7) to the extent that the terms of any such amendment or new agreement, taken as a whole, is not disadvantageous to the Lenders in any material respect compared to the agreement in effect on the date of this Agreement (as determined by the Borrower in good faith), or is otherwise customary;
(8)            transactions with customers, clients, suppliers, trade creditors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;
(9)            the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Affiliate of the Borrower and other customary rights in connection therewith;
(10)            transactions or payments pursuant to any employee, officer or director compensation (including bonuses) or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved by the Borrower;
(11)            transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Borrower or such Subsidiary participating in such joint ventures than they are to other joint venture partners, in each case as determined by the Borrower in good faith;
(12)            transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(13)            transactions involving Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing;
(14)            any Indebtedness from time to time owing by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary;
(15)            any servicing and/or management agreements or arrangements in effect on the Signing Date or any amendment, modification or supplement to such servicing and/or management agreements or arrangements or replacement thereof or any substantially similar servicing and/or management agreement or arrangement entered into after the Signing Date;
(16)            any transaction with an Affiliate of the Borrower where the only consideration paid by the Borrower or any Restricted Subsidiary is the issuance of Equity Interests (other than Disqualified Stock);
(17)            the licensing or sub-licensing of Intellectual Property and software or other general intangibles in the ordinary course of business;
(18)            investments by Fortress or its Affiliates in securities of the Borrower or any Restricted Subsidiary so long as the investment is being or has been offered generally to other unaffiliated investors on the same or more favorable terms or the securities are acquired in market transactions;
(19)            any transactions (including any sale and leaseback transactions or other lease obligations) by and among Fortress or its Affiliates and the Borrower and its Restricted Subsidiaries, as the case may be, so long as the terms of such transaction are not materially less favorable to the Borrower or the relevant Restricted Subsidiary at the time of such transaction or at the time of the execution of the agreement providing therefor than those that would be obtained in a comparable transaction by the Borrower or such Subsidiary with a non-Affiliate of Fortress; and
(20)            (A) payments by the Borrower or any Restricted Subsidiary to its Manager, the General Partner or any Permitted Holder (whether directly or indirectly) of management, consulting, monitoring, refinancing, transaction or advisory fees, and related expenses or termination fees, including payments or reimbursements made to satisfy advances or payments made on behalf of or for the Borrower or any Restricted Subsidiary, (B) customary payments and reimbursements by the Borrower or any Restricted Subsidiary to its Manager, the General Partner or any Permitted Holder (whether directly or indirectly) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, and (C) any payments, reimbursements or other transactions pursuant to the Management Agreement.
Section 6.6  Liens.  The Borrower shall not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness of the Borrower or any Guarantor (the “Initial Lien”) of any kind upon any of its property or assets, now owned or hereafter acquired except (i) any Initial Lien on assets that do not constitute Restricted Assets if the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien; provided that if any Aviation Assets are subject to such Initial Lien, such Initial Lien shall rank junior in priority to the Liens on the Aviation Assets securing the Obligations, which priority shall be reflected in a customary intercreditor agreement that is reasonably acceptable to the Administrative Agent and the Borrower; or (ii) Permitted Liens.
Any Lien created for the benefit of the Secured Parties pursuant to clause (i) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increase in the value of property securing Indebtedness.
Section 6.7         Limitation on Guarantees and Incurrence of Indebtedness by Restricted Subsidiaries.
(a)            The Borrower shall not permit any of its Restricted Subsidiaries to (i) guarantee any Capital Markets Debt or Credit Facility of the Borrower (other than Standard Securitization Undertakings in connection with a Qualified Securitization Financing), or (ii) incur any Capital Markets Debt or Credit Facility in an aggregate principal amount in excess of $25,000,000 or guarantee any Capital Markets Debt or Credit Facility of another Restricted Subsidiary in an aggregate principal amount in excess of $25,000,000 (in each case, other than (x) Standard Securitization Undertakings in connection with a Qualified Securitization Financing and (y) Acquired Indebtedness), in each case, unless either (A) such Restricted Subsidiary is a Guarantor or (B) such Restricted Subsidiary:
(1)            within 45 days of the date on which it guarantees such debt, executes and delivers to the Administrative Agent a Guarantee, the form of which is attached as Exhibit E hereto (or a joinder thereto), pursuant to which such Restricted Subsidiary shall guarantee on a senior basis all of the Obligations; and
(2)            delivers to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel (which may contain customary exceptions) that such Guarantee (or joinder thereto) has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes legal, valid, binding and enforceable obligations of such Restricted Subsidiary.
(b)            If the Borrower otherwise elects to have a Restricted Subsidiary become a Guarantor, then, in each such case, the Borrower shall cause such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guarantee, the form of which is attached as Exhibit E hereto (or a joinder thereto), pursuant to which such Restricted Subsidiary shall guarantee all of the Obligations, along with an Officer’s Certificate and an Opinion of Counsel, on the terms set forth in Section 6.7(a)(2).
(c)            Each Guarantee shall be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
(d)            Each Guarantee shall be released upon the terms and in accordance with Section 9.20.
Section 6.8         [Reserved].
Section 6.9        Merger, Consolidation or Sale of All or Substantially All Assets.
(a)            The Borrower may not (i) consummate a Division as the Dividing Person or (ii) consolidate with, amalgamate or merge into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets, taken as a whole, in one or more related transactions, to any Person unless, in the case of this clause (a)(ii):
(1)            the Borrower shall be the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of a jurisdiction described in clause (a) of the definition of “Permitted Jurisdiction” (such Person, as the case may be, being herein called the “Successor Company”);
(2)            the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under the Loan Documents;

(3)            immediately after such transaction no Default or Event of Default exists;
(4)            immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period:
(A)            the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.3(a); or
(B)            the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;
(5)            each Guarantor, unless it is the other party to the transactions described in Section 6.9(a)(1) through (4), in which case Section 6.9(b)(2) shall apply, shall have by written agreement confirmed that its Guarantee shall apply to such Person’s Obligations; and
(6)            the Borrower or such Successor Company, as applicable, shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, amendments, supplements or other instruments, if any, comply with this Agreement.
The Successor Company shall succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and the Borrower shall automatically be released and discharged from its obligations under the Loan Documents.  Notwithstanding the foregoing clauses (3) and (4),
(A)            the Borrower may consolidate with, amalgamate or merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to any Guarantor;
(B)            any Restricted Subsidiary may consolidate with, amalgamate or merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Borrower;
(C)            the Borrower may consolidate with, amalgamate or merge into with an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing the Borrower in any jurisdiction described in clause (a) of the definition of “Permitted Jurisdiction” so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Agreement);
(D)            the Borrower may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of any jurisdiction described in clause (a) of the definition of “Permitted Jurisdiction”; and
(E)            the Borrower may change its name.
(b)            Subject to Section 9.20, each Guarantor shall not, and the Borrower shall not permit any Guarantor to (i) consummate a Division as the Dividing Person or (ii) consolidate with, amalgamate or merge into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets, taken as a whole, in one or more related transactions, to any Person (other than the Borrower or a Guarantor) unless, in the case of this clause (b)(ii):
(1)            (A)  such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B)            the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Loan Documents and such Guarantor’s Guarantee;
(C)            immediately after such transaction no Default or Event of Default exists; and
(D)            the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, amendments, supplements or other instruments, if any, comply with this Agreement; or
(2)            with respect to the Guarantors, the transaction is not prohibited by Section 6.4;
provided that no Owner Subsidiary shall to (i) consummate a Division as the Dividing Person or (ii) consolidate with, amalgamate or merge into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets, taken as a whole, in one or more related transactions, in each case, without the prior written consent of the Administrative Agent.
Subject to Section 9.20, the Successor Person shall succeed to, and be substituted for, such Guarantor under the Loan Documents and such Guarantor’s Guarantee, and such Guarantor shall automatically be released and discharged from its obligations under the Loan Documents and such Guarantee.  Notwithstanding the foregoing Section 6.9(b),
(A)            a Guarantor may (x) consolidate with, amalgamate or merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Borrower or any Guarantor or (y) dissolve if such Guarantor sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all its properties and assets to another Person in compliance with Section 6.4, and, after giving effect to such sale, assignment, transfer, lease, conveyance or disposition and prior to such dissolution, has no or a de minimis amount of assets;
(B)            any Restricted Subsidiary may consolidate with, amalgamate or merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to any Guarantor;
(C)            a Guarantor may consolidate with, amalgamate or merge into an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing such Guarantor in any Permitted Jurisdiction so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Agreement);
(D)            a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization or incorporation of such Guarantor or the laws of any Permitted Jurisdiction;
(E)            a Guarantor may change its name; and
(F)            a Guarantor that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Guarantors at such time.
Section 6.10      Financial Covenants.
(a)            Consolidated Capital Expenditures.  The Loan Parties shall not, and shall not permit their Restricted Subsidiaries to, make or incur Consolidated Capital Expenditures (other than Consolidated Capital Expenditures with respect to the Jefferson Terminal made with the proceeds of any Jefferson Project Indebtedness in existence as of the Signing Date) of in an aggregate amount in excess of $300.0 million in the aggregate.

(b)            Debt to Total Equity.  The Borrower shall not permit the Debt to Total Equity Ratio for the Borrower and the Restricted Subsidiaries as of any Testing Date (other than any Testing Date occurring during a Covenant Holiday Period) to exceed 3.00 to 1.00.
Section 6.11       [Reserved].
Section 6.12      [Reserved].
Section 6.13      Additional Restrictions on Pledges and Guarantees.
(a)            Additional Restrictions on Pledges.  Notwithstanding anything else to the contrary in this Agreement, the Borrower shall not, and shall not permit any Restricted Subsidiary of the Borrower to:
(i)      grant any voluntary Liens on any Pool Aircraft; or
(ii)      enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of the Aviation Assets, whether now owned or hereafter acquired, to secure the Obligations, other than this Agreement and the other Loan Documents and except to the extent that any such agreement (A) exists as of the Signing Date or is a modification, amendment, restatement, replacement, refinancing, renewal or extension thereof so long as it does not apply to any additional Aviation Assets, (B) [reserved], (C) any customary provisions in leases, subleases, licenses, sublicenses, contracts for management or development of Property, asset sale agreements, merger or amalgamation agreements, stock purchase agreements and other non-debt contracts restricting the same, (D) [reserved], (E) relates to cash or other deposits (including escrowed funds) received by the Borrower or any of its Restricted Subsidiaries or (F) [reserved], provided that, in each case for the foregoing clauses (A) through (E), to the extent any such agreement is entered into after the Signing Date, such prohibition or limitation shall only be effective against the Property or Person (and its Subsidiaries) that is the subject of such other leases, subleases, licenses, sublicenses, agreements, contracts, deposits or liens.
(b)            Additional Restrictions on Guarantees.  Notwithstanding anything else to the contrary in this Agreement, the Borrower shall not permit any Restricted Subsidiary to guarantee:
(i)      any Capital Markets Debt (including the Notes) or any Credit Facility (other than this Agreement or the Revolving Credit Agreement) of the Borrower (other than Standard Securitization Undertakings in connection with a Qualified Securitization Financing); or
(ii)      any Capital Markets Debt (including the Notes) or any Credit Facility (other than this Agreement or the Revolving Credit Agreement) of another Restricted Subsidiary in an aggregate principal amount in excess of $25,000,000 (in each case, other than (x) Standard Securitization Undertakings in connection with a Qualified Securitization Financing and (y) Acquired Indebtedness);
provided that any Guarantor may guarantee the Notes for so long as such Guarantor continues to guarantee all of the Obligations on a senior basis pursuant to the Guarantee Agreement.
(c)            Additional Restrictions on Qualified Securitization Financing.  Notwithstanding anything else to the contrary in this Agreement, the Borrower shall not, and shall not permit any Restricted Subsidiary of the Borrower to enter into any Qualified Securitization Financing with respect to any Aviation Assets.
Section 6.14      Loan-to-Value Ratio.
(a)            The Borrower will not permit the Loan-to-Value Ratio on any LTV Determination Date to exceed 0.70 to 1.00; provided that no breach of this Section 6.14(a) shall constitute a Default or Event of Default, except to the extent that the Loan Parties fail to effect an LTV Cure in respect thereof in accordance with Sections 6.14(c) and (d).

(b)            The Loan-to-Value Ratio shall be tested on each Funding Date, each Testing Date, and each Event of Loss Payment Date in accordance with Section 2.20 (each such date, an “LTV Determination Date”).
(c)            In the event that the Loan-to-Value Ratio as of any LTV Determination Date is or will be (as applicable in accordance with Section 6.14(d), after giving effect to the event that triggered the LTV Determination Date) greater than that permitted pursuant to Section 6.14(a), the Loan Parties shall be required, in any combination, to (i) prepay all or a portion of the principal amount of the Term Loans and/or (ii) add Additional Aircraft pursuant to Section 2.11(b), in each case in an aggregate amount such that the Borrower shall be in compliance with Section 6.14(a) after giving pro forma effect to such payment and/or addition of Additional Aircraft as of such LTV Determination Date (each of clauses (i) and (ii), an “LTV Cure”).
(d)            The Loan Parties shall complete the applicable LTV Cure(s) after any LTV Determination Date, (i) with respect to any LTV Cure consisting of prepayment of the Term Loans, within 10 Business Days following such LTV Determination Date and (ii) with respect to any other LTV Cure, within 30 days following such LTV Determination Date.
Section 6.15  UNSC, EU and United States Sanctions and Export Restrictions.  No Loan Party shall, nor shall it permit or cause any of its subsidiaries that are Restricted Subsidiaries to, directly or, to its knowledge, indirectly, violate, by leasing a Pool Aircraft or otherwise (A) any UNSC sanctions or export restrictions, (B) any EU sanctions or export restrictions, (C) any sanctions administered or enforced by OFAC, (D) the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Commerce Department, (E) the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State, (F) any Law relating to money laundering, including the Bank Secrecy Act, as amended by the Patriot Act or any implementing regulations thereunder, or (G) any subsequent Sanctions, in each case binding on such Loan Party, which would reasonably be expected to have a Material Adverse Effect; provided that no breach of this Section 6.15 shall be deemed to have occurred by virtue of a Third Party Event if all affected Pool Aircraft and relevant Owner Subsidiaries are removed as Pool Aircraft and Loan Parties, respectively, promptly in accordance with the provisions of this Agreement.
Section 6.16      Operational Covenants.
(a)            Operation and Use. Each Loan Party agrees that:
(i)      no Pool Aircraft will be maintained, used or operated in violation of any law, rule or regulation (including airworthiness directives) of any government or Governmental Authority having jurisdiction over it with respect to such Pool Aircraft or in violation of any airworthiness certificate, license or registration relating to such Pool Aircraft issued by any such government, except for minor violations or violations which would not reasonably be expected to have a Material Adverse Effect, and except to the extent any Loan Party (or, if a Lease is then in effect with respect to such Pool Aircraft, any Lessee of such Pool Aircraft) is contesting in good faith the validity or application of any such law, rule or regulation in any manner that does not involve any material risk of sale, forfeiture or loss of such Pool Aircraft or any material risk of subjecting any Secured Party to criminal liability or materially impairing the Liens created by any Security Document;
(ii)      it will obtain or maintain  (or procure that there is obtained and maintained) all governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required to be obtained or maintained by it for the Pool Aircraft Owned or leased by it, including a current certificate of airworthiness for each Pool Aircraft (issued by the Applicable Aviation Authority and in the appropriate category for the nature of operations of such Pool Aircraft) unless such Pool Aircraft is not subject to a Lease or is undergoing re-registration, maintenance or modification or unless the failure to obtain any such governmental registration, certificate, license, permit or authorization would not reasonably be expected to have a Material Adverse Effect; and

(iii)      it will not operate any Pool Aircraft, or permit any Pool Aircraft to be operated or located, (x) in any area excluded from coverage by any insurance required by the terms of Section 5.14 and Schedule III of the applicable Security Agreement or (y) in any war zone or recognized or threatened areas of hostilities unless covered by war risk insurance in accordance with Section 5.14 and Schedule III of the applicable Security Agreement, in either case, unless indemnified by a Governmental Authority as provided therein or unless located there due to an emergency or an event outside the Lessee’s control, but only for so long as such emergency or event continues, provided that, notwithstanding any other provision of this Agreement to the contrary, no breach of this clause shall be deemed to occur by virtue of any Third Party Event and, in the case of subclauses (i) and (iii) above, so long as the actions taken by the Borrower or the relevant Owner Subsidiary or Intermediate Lessee with respect thereto are in accordance with Leasing Company Practice (taking into account, inter alia, the laws of the jurisdictions in which the relevant Pool Aircraft is located).
(b)            Registration. Each Loan Party agrees that it shall cause each Pool Aircraft to become (or be in the process of becoming in due course) and remain duly registered, under the laws of a country or jurisdiction that is not a Prohibited Country or that is the country in which such Pool Aircraft is registered as of the date hereof, in the name of the relevant Owner Subsidiary and reflecting the applicable Owner Subsidiary (or, if applicable, the applicable Intermediate Lessee) as lessor, in each case, if and to the extent so permitted under the applicable registry and subject to the Local Requirements Exception; provided that a Pool Aircraft may be unregistered for a temporary period in connection with modification or maintenance of such Pool Aircraft; provided, further that, notwithstanding any other provision of this Agreement to the contrary, no breach of this clause shall be deemed to occur by virtue of any Third Party Event so long as the actions taken by the Borrower or the relevant Owner Subsidiary or Intermediate Lessee with respect thereto are in accordance with Leasing Company Practice (taking into account, inter alia, the laws of the jurisdictions in which the relevant Pool Aircraft is located). The Administrative Agent agrees that it will cooperate with the relevant Loan Party in changing the state of registration of any Pool Aircraft at the cost of the relevant Loan Party and as the relevant Loan Party may request, provided that such request does not conflict with any Loan Party's obligations under the Loan Documents.
(c)            Extension, Amendment or Replacement of Leases. Promptly following the effectiveness of any material amendment, supplement or waiver, or renewal, extension or replacement Lease, of any existing Lease in respect of a Pool Aircraft, and subject to the provisions of Section 9.14, the Borrower shall deliver the following to the Administrative Agent:
(i)      with respect to any replacement Lease, certificates of insurance (or other evidence reasonably satisfactory to the Administrative Agent), evidencing all insurance required to be maintained pursuant to Section 5.14 and Schedule III of the applicable Security Agreement, together with any endorsements required pursuant to Section 5.14 and Schedule III of the applicable Security Agreement;
(ii)      with respect to any replacement Lease, promptly and in any case within 30 days (or such later time as may reasonably be agreed by the Administrative Agent) following the effectiveness of the leasing of such Pool Aircraft, a copy of such replacement Lease, and an amended and restated Schedule 3.24(b) incorporating all information required under such schedule with respect to such replacement;
(iii)      with respect to any replacement Lease, copies of any legal opinions with regard to compliance with the registration requirements of the relevant jurisdiction, enforceability of such Lease and other matters which are provided to the relevant Loan Party in accordance with the terms of the relevant replacement Lease and which such Loan Party is permitted to disclose to its financiers; and
(iv)      with respect to any material amendment, supplement or waiver, or any renewal or extension of a Lease, a copy of each such material amendment, supplement, or waiver, or renewal or extension of a Lease, relating to a Pool Aircraft.

SECTION 7.         EVENTS OF DEFAULT
Section 7.1        Events of Default.
(a)            Each of the following events shall constitute an “Event of Default”:
(1)            the Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
(2)            any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(3)            any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6 (other than Section 6.16); or
(4)            any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (1) through (3) of this Section 7.1(a)), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a Responsible Officer of any Loan Party obtains knowledge of such default and (ii) the date on which the Borrower has received written notice of such default from the Administrative Agent, or if such default is of a nature that it cannot with reasonable effort be completely remedied within said period of 30 days, such additional period of time as may be reasonably necessary to cure same, provided that the applicable Loan Party commences such cure within such 30 day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed 60 days; or
(5)            default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any Restricted Subsidiary (or the payment of which is guaranteed by the Borrower or any Restricted Subsidiary), other than Indebtedness owed to the Borrower or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Signing Date, if both:
(A)            such default either:
(x)            results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods and extensions thereof) or results in any such Indebtedness becoming due prior to its stated final maturity; or
(y)            enables or permits (after giving effect to any applicable grace periods and any extensions thereof, but regardless of whether any required notice has been given) the holder or holders of such Indebtedness or someone acting on their behalf to cause such Indebtedness to become due, prepaid, defeased or otherwise paid prior to its stated maturity; and
(B)            the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods and any extensions thereof), or the maturity of which has been or may be so accelerated, aggregate $50,000,000 or more at any one time outstanding, in each case without such default having been rescinded, annulled or otherwise cured; or

(6)            failure by the Borrower or any Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of $50,000,000 (to the extent not adequately covered by insurance as to which a solvent insurance company has not denied coverage or an indemnity by a third party with an Investment Grade Rating from any Rating Agency), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance or indemnity, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; provided that such failure shall not be an Event of Default with respect to a judgment against a Significant Subsidiary as to which the Borrower delivers to the Administrative Agent an Officers’ Certificate certifying a resolution adopted by the Board of Directors of the Borrower to the effect that the creditors of such Significant Subsidiary have no recourse to the assets of the Borrower or any Guarantor (other than such Significant Subsidiary) and that the Board of Directors of the Borrower has determined in good faith that the assets of such Significant Subsidiary have a Fair Market Value less than the sum of (x) the amount of such outstanding judgment, and (y) the outstanding Indebtedness of such Significant Subsidiary;
(7)            the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(i)            commences proceedings to be adjudicated bankrupt or insolvent;
(ii)            consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;
(iii)            consents to the appointment of a receiver, liquidator, assignee, trustee or other similar official of it or for all or substantially all of its property;
(iv)            makes a general assignment for the benefit of its creditors; or
(v)            makes an admission in writing of its inability generally to pay its debts as they become due; or
(8)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)            is for relief against the Borrower or any Significant Subsidiary in a proceeding in which it is to be adjudicated bankrupt or insolvent;
(ii)            appoints a receiver, liquidator, assignee, trustee or other similar official of the Borrower or any Significant Subsidiary or for all or substantially all of the property of the Borrower or any Significant Subsidiary; or
(iii)            orders the liquidation of the Borrower or any Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or
(9)            (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan, (ii) any failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan, or any Lien in favor of the PBGC or a Pension Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA or (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition results in or could reasonably be expected to result in a Material Adverse Effect; or

(10)            any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof or the failure of the Administrative Agent to file continuation statements or take any other actions required to be taken by the Administrative Agent under the Loan Documents), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof or by the failure of the Administrative Agent to file continuation statements or take any other actions expressly required to be taken by the Administrative Agent under the Loan Documents) to be valid, perfected, enforceable and of the same effect and priority purported to be created thereby with respect to any of the Collateral (to the extent, with respect to perfection, required by the Express Perfection Requirements), or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or
(11)            the guarantee contained in any Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or
(12)            any Change of Control shall occur.
(b)            If any Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event of Default specified in Section 7.1(a)(7) or Section 7.1(a)(8) with respect to the Borrower, the Commitment of each Lender to make Term Loans shall automatically terminate, the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare (i) the Commitment of each Lender to make Term Loans to be terminated, whereupon such Commitments and obligation shall be terminated and (ii) the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.
Section 7.2  Application of Proceeds.  All proceeds collected by the Administrative Agent upon any collection, sale, foreclosure or other realization upon any Collateral (including any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:
FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;
SECOND, to the payment in full of all Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);
THIRD, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In addition, in the event that the Administrative Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Administrative Agent; provided that the Administrative Agent shall apply any cash distribution in accordance with this Section 7.2 prior to application of any such non-cash distribution.  The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.
SECTION 8.         THE ADMINISTRATIVE AGENT
Section 8.1         Appointment and Authority.
(a)            Each of the Lenders hereby irrevocably appoints Morgan Stanley to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 8.1 are solely for the benefit of the Administrative Agent and the Lenders, and none of the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as provided in Section 8.6 below).
(b)            The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as collateral agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.5(b), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.
Section 8.2  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.3  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Without limiting the generality of the foregoing, the Administrative Agent:
(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability (unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action) or that is contrary to any Loan Document or applicable law, provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided;

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)            shall not be liable for any action taken or not taken by it or its Related Parties under or in connection with this Agreement or the other Loan Documents (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender;
(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien (including the priority thereof) granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (vii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (viii) providing, maintaining, monitoring or preserving insurance on or the payment of Taxes with respect to any of the Collateral, (ix) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt, but not the sufficiency or completeness) of items expressly required to be delivered to the Administrative Agent or (x) the compliance or breach of any covenants set forth in Sections 5 and 6;
(f)            shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as the Administrative Agent; and
(g)            shall not be required to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers, except for such expense, indemnity or liability, if any, arising out of the Administrative Agent’s gross negligence, bad faith or willful misconduct in the performance of its duties hereunder or under any other Loan Document, as determined by a final non-appealable judgment of a court of competent jurisdiction.
No requirement in any Loan Document for a Loan Party to provide evidence, opinion, information, documentation or other material requested or required by the Administrative Agent shall be construed to mean that the Administrative Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material.  No Lender shall assert, and each Lender hereby waives, any claim against the Administrative Agent, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.

Section 8.4  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, opinion of counsel, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5  Delegation of Duties  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.6  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a)(1), (7) or (8) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a)(1), (7) or (8) is continuing, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if no qualifying Person has accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such resignation shall nonetheless become effective in accordance with such notice on the Removal Effective Date and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments or other amounts owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Person directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.7  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.8  No Other Duties, Etc  Anything herein to the contrary notwithstanding, the Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as the Administrative Agent or a Lender hereunder.
Section 8.9  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 9.5) allowed in such judicial proceeding; and
(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 9.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
Section 8.10      Collateral and Guaranty Matters.
(a)            Each of the Lenders irrevocably authorizes the Administrative Agent to release or evidence the release of any Lien on any property granted to or held by the Administrative Agent under any Loan Document, to release any Guarantor from its obligations under a Guarantee Agreement or any Loan Document or to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, in each case as provided in Section 9.20.
(b)            Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to Section 9.20.

Section 8.11  Withholding Taxes.  To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 8.11.  The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 8.12  Intercreditor and Subordination Agreements.  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent, in its capacity as administrative agent and as collateral agent (if applicable) to enter into any intercreditor or subordination agreement pertaining to any permitted subordinated debt or other debt permitted to be secured by the Collateral or any portion thereof on its behalf and to take such action on its behalf under the provisions of any such agreement.
Section 8.13  Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the written direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.14      Erroneous Payments.
(a)            If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)            Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(1)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(2)            such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.10(b).
(c)            Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Term Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Term Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Term Loan Notes evidencing such Term Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.
(g)            Each party’s obligations, agreements and waivers under this Section 8.10(g) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 8.15      Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 9.         MISCELLANEOUS
Section 9.1  Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that the Administrative Agent may, with the consent of the Borrower only and without the need to obtain the consent of any Lender, amend, supplement or modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, supplement or modification does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided further, however, that no such waiver and no such amendment, supplement or modification shall:

(i)      forgive the principal amount of any Term Loan, extend the final scheduled date of maturity of any Term Loan, reduce the stated rate of any interest, fee or premium payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the time for payment of any interest, fees or premium or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly and adversely affected thereby;
(ii)      amend, modify or waive any provision of this Section 9.1, without the consent of each Lender, or, except as contemplated by the last paragraph of this Section 9.1, reduce any percentage specified in the definition of “Required Lenders” or reduce the consent required under any provision pursuant to which the consent of Required Lenders is necessary, in each case without the consent of each Lender directly affected thereby;
(iii)      consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender;
(iv)      amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;
(v)      amend, modify or waive any provision of Section 2.14 without the consent of each Lender directly affected thereby;
(vi)      release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except (A) to the extent the release of such Collateral is permitted pursuant to Section 9.20 (in which case such release may be made without the consent of any Lender) or (B) upon satisfaction of the Termination Conditions; or
(vii)     release all or substantially all of the value of the Guarantee Agreements, without the written consent of each Lender, except (A) to the extent the release of any Subsidiary from a Guarantee Agreement is permitted pursuant to Section 9.20 (in which case such release may be made without the consent of any Lender) or (B) upon satisfaction of the Termination Conditions;
provided, further, that any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender prior to such Lender funding its Term Loans on any Funding Date, then for so long as such Lender is a Defaulting Lender, the Term Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to this Section 9.1); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in this Section 9.1, require the consent of such Defaulting Lender in accordance with the terms hereof.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
Notwithstanding the foregoing, Guarantee Agreements, Security Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent and the Borrower only and without the need to obtain the consent of any Lender if such amendment or waiver is delivered solely to the extent necessary to (A) comply with local Law or advice of local counsel or (B) cause such Guarantee Agreement, Security Document or related document to be consistent with this Agreement and the other Loan Documents.
Section 9.2  Notices  Except as otherwise provided in Section 2.6(c), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of e-mail notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, at their primary address set forth below their name on Appendix A or otherwise indicated to Administrative Agent in writing or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:
the Borrower:	c/o Fortress Transportation and Infrastructure Investors LLC
1345 Avenue of the Americas
New York, NY 10105
Attention: Joseph P. Adams, Jr., Chief Executive Officer
Ken Nicholson, Managing Director
Telephone: (212) 515-4644
E-mail: jadams@fortress.com and knicholson@fortress.com

with a copy to:	Fortress Investment Group LLC
1345 Avenue of the Americas
New York, NY 10105
Attention: Cameron D. MacDougall, General Counsel - Fortress Private Equity
Telephone: (212) 479-1522
E-mail: cmacdougall@fortress.com

with a copy to:	Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036
Attention: Brittain Rogers
Telephone: (212) 872-7444

The Administrative Agent:	Morgan Stanley Senior Funding, Inc.
1300 Thames Street, 4th Floor
Thames Street Wharf
Baltimore, MD 21231
Attention: Documentation Team
Telephone (Group Hotline): (443) 627-4355
E-mail (Group): doc4secportfolio@morganstanley.com

provided that any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (“BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Platform or the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
Section 9.3  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 9.4  Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.
Section 9.5        Payment of Expenses; Indemnification.

(a)            The Borrower agrees (i) to pay or reimburse each of the Agents and the Arrangers, whether or not any Funding Date occurs, for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Term Loan Facility (other than fees payable to syndicate members) and the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of one law firm as lead counsel to the Agents and the Arrangers, and one law firm as special aircraft counsel to the Agents and the Arrangers and one law firm as local counsel to the Agents, taken as a whole, in any relevant jurisdiction and the charges of any Platform, (ii) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including all costs and expenses incurred during any legal proceeding, including any proceeding under any Bankruptcy Laws, the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders and the Agents taken as a whole, special aircraft counsel (to the extent applicable) and one local counsel to the Lenders and the Agents taken as a whole in any relevant material jurisdiction (or, with respect to enforcement, any relevant jurisdiction) and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction, (iii) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all reasonable recording and filing fees and any and all reasonable liabilities with respect to, or resulting from any delay in paying Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, indemnify or reimburse each Lender, the Agents, each Arranger, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of a single law firm as counsel to the Indemnitees taken as a whole and one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel (plus if applicable, any additional counsel in the event of a conflict) in each relevant jurisdiction) whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (B) any Term Loan or the use or proposed use of the proceeds thereof, (C) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower, any other Loan Party, its other affiliates, security holders or creditors or any other person, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”), but excluding, in each case, Taxes other than any Taxes that represent losses, claims or damages arising from a non-tax claim; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or (y) resulted from any dispute that does not involve an act or omission by the Borrower or any of its affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee against another Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or an Arranger under the Term Loan Facility.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Term Loan Facility.  Without limiting the foregoing, and to the extent permitted by applicable Law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section 9.5 shall survive the termination of the Commitments and the repayment of the Term Loans and all other amounts payable hereunder.
(b)            Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section 9.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

Section 9.6              Successors and Assigns; Participations and Assignments.
(a)            This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Arrangers, all future holders of the Term Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.
(b)            Any Lender may, without the consent of the Borrower, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Term Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that no Lender shall be permitted to sell any such participating interest to (i) any of the Permitted Investors, any of their respective Affiliates or any of their respective associated investment funds or (ii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person).  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Term Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1.  The Borrower agrees that if amounts outstanding under this Agreement and the Term Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.14 as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.13(f) (it being agreed that any required forms shall be provided solely to the participating Lender)) with respect to its participation in the Commitments and the Term Loans outstanding from time to time as if such Participant were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent that entitlement to a greater amount results from a Change in Law that occurs after such Participant acquires the applicable participation, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Term Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c)            Any Lender (an “Assignor”) may, in accordance with applicable Law and the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default under Section 7.1(a)(1), (7) or (8) has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof, or to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that assignments made to any Lender, an affiliate of a Lender or a Related Fund will not be subject to the above described consents; provided, further, that no assignment to an Assignee (other than any Lender or any affiliate thereof) of Term Loans shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests in the Term Loan Facility under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Term Loans) shall have Term Loans aggregating at least $1,000,000 unless otherwise agreed by the Administrative Agent and the Borrower; provided, however, no Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to (i) any of the Permitted Investors, any of their respective Affiliates or any of their respective associated investment funds, (ii) the Borrower or any of its Subsidiaries or (iii) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person).  Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Term Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent of the interest assigned in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.16, 2.17 and 9.5 in respect of the period prior to such effective date).  For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.
(d)            Notwithstanding anything to the contrary in this Section 9.6, a Lender may not assign, transfer or otherwise dispose of an interest in such Lender’s Initial Term Loans or Delayed Draw Term Commitments, in each case, without also assigning, transferring or otherwise disposing of a ratable interest in such Lender’s Delayed Draw Term Commitments or Initial Term Loans, respectively, to such transferee such that in each case the amount of the Initial Term Loans and Delayed Draw Term Commitments so assigned, transferred or disposed of to such transferee represent the same percentage of the aggregate Initial Term Loans and Delayed Draw Term Commitments, respectively, that are then outstanding.
(e)            Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid in the case of an Assignee which is already a Lender or any affiliate, Related Fund or Control Investment Affiliate thereof), the Administrative Agent shall (A) promptly accept such Assignment and Acceptance and (B) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Term Loan Notes of the assigning Lender) a new Term Loan Note to such Assignee in an amount equal to the Term Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Term Loans, upon request, a new Term Loan Note to the Assignor in an amount equal to the Term Loans retained by it hereunder.  Such new Term Loan Note or Term Loan Notes shall be dated the Signing Date and shall otherwise be in the form of the Term Loan Note or Term Loan Notes replaced thereby.
(f)            For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of Term Loans and Term Loan Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Term Loans and Term Loan Notes, including any pledge or assignment by a Lender of any Term Loan or Term Loan Note to any Federal Reserve Bank in accordance with applicable Law.

(g)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof.  The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  Each party hereto also agrees that each SPC shall be entitled to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.13(f) (it being agreed that any required forms shall be provided solely to the Granting Lender)) with respect to its granted interest in the Commitments and the Term Loans outstanding from time to time as if such SPC were a Lender; provided that no SPC shall be entitled to receive any greater amount pursuant to any such Section than the Granting Lender would have been entitled to receive in respect of the amount of the interest granted by such Granting Lender to such SPC had no such grant occurred, except to the extent that entitlement to a greater amount results from a change in Law that occurs after such interest was granted, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).  In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Term Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans, and (B) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower or its Affiliates may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This Section 9.6(g) may not be amended without the written consent of any SPC with Term Loans outstanding at the time of such proposed amendment.  To the extent an SPC provides a Term Loan, the applicable Lender may maintain a register on behalf of the Borrower and the SPC’s interest must be entered in the register.
Section 9.7  Setoff.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of any Event of Default, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.8        Counterparts.
(a)            This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)            The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
Section 9.9  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.10  Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
Section 9.11  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 9.12  Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:
(a)            submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case, in the County of New York, Borough of Manhattan, and appellate courts from any thereof;
(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 or at such other address of which the Administrative Agent (or in the case of the Administrative Agent, the other parties hereto) shall have been notified pursuant thereto;
(d)            agrees that the Administrative Agent and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;
(e)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(f)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

Section 9.13  Acknowledgments.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers and are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) each of the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent and the Arrangers are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Administrative Agent or the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent or the Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates; and (d) each of the Administrative Agent and the Arrangers (i) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services, (ii) in the ordinary course of business, may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships and (iii) with respect to any securities and/or financial instruments so held by the Administrative Agent, the Arrangers or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby agrees not to assert any claim that the Administrative Agent or either Arranger owes it any agency, fiduciary or similar duty and agrees no such duty is owed in connection with any aspect of any transaction contemplated hereby.
Section 9.14  Confidentiality.  Each of the Administrative Agent, the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement (“Information”); provided that nothing herein shall prevent the Administrative Agent, any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.14 or substantially equivalent provisions, (c) to any of its or its affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (d) to any financial institution that is a direct or indirect contractual counterparty or potential counterparty in swap agreements with the Borrower or any Subsidiary of the Borrower or such contractual counterparty’s or potential counterparty’s professional advisor (so long as such actual or potential contractual counterparty or professional advisor to such actual or potential contractual counterparty agrees to be bound by the provisions of this Section or substantially equivalent provisions), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) to the extent required in response to any order of any court or other Governmental Authority or to the extent otherwise required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 9.14, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any other party hereto, (k) with the consent of the Borrower, (l) in connection with the exercise of any remedy hereunder or under any other Loan Document or (m) to market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, provided that disclosure pursuant to this clause (m) is limited to non-identifying information; provided that, in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted and practicable, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and to afford the Loan Parties an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties may deem reasonable.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15  Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, and either the Borrower or the Required Lenders shall so request (or if the Administrative Agent notifies the Borrower that the Required Lenders so request), then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered in accordance with Section 9.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to (i) any election by the Borrower to apply IFRS accounting principles in lieu of GAAP in accordance with the definition of “GAAP” hereunder and (ii) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB, GAAP, any other generally accepted accounting authority which provides regulation standard or, if applicable, the SEC.
Section 9.16  WAIVERS OF JURY TRIAL.  EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
Section 9.17      Conversion of Currencies.
(a)            If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)            The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 9.18  USA PATRIOT ACT.  Each Lender that is subject to the PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.19  Payments Set Aside  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 9.20  Releases of Collateral and Guarantees.  Each of the Lenders irrevocably authorizes the Administrative Agent to be the agent for the representative of the Lenders with respect to the Guarantee Agreements, the Collateral and the Security Documents, and the Administrative Agent agrees that:
(a)            The Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically and fully released (i) upon satisfaction of the Termination Conditions, (ii) at the time the Property subject to such Lien is sold (other than to any other Loan Party or other Person that would be required pursuant to any Security Document to grant a Lien on such Collateral to the Administrative Agent for the benefit of the Secured Parties after giving effect to such Disposition) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) if the Property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its obligations under a Guarantee Agreement pursuant to clause (b) below, (iv) to the extent (and only for so long as) such property constitutes an “Excluded Asset” (as defined in the Pledge Agreement, or any other Security Document, as applicable) or (v) if approved, authorized or ratified in writing in accordance with Section 9.1.
(b)            The Guarantee of a Guarantor shall be automatically and unconditionally released, and no further action by such Guarantor or the Administrative Agent is required for the release of such Guarantor’s Guarantee under a Guarantee Agreement or any other Loan Document, if:
(i)      in connection with any sale, exchange, transfer or other disposition of all or substantially all the assets of that Guarantor (including by way of amalgamation, merger, consolidation or dissolution) to a Person that is not the Borrower or a Restricted Subsidiary, if the sale, exchange, transfer or other disposition does not violate this Agreement; provided that, for the avoidance of doubt, no such sale, exchange, transfer or other disposition shall result in the release of such Guarantor’s Guarantee if such Guarantor continues to Own any Pool Aircraft after giving effect to such sale, exchange, transfer or other disposition;
(ii)      in connection with any sale, transfer or other disposition of Capital Stock of that Guarantor to a Person that is not the Borrower or a Restricted Subsidiary and that results in such Guarantor ceasing to be a Restricted Subsidiary, if the sale, transfer or other disposition does not violate this Agreement; provided that, for the avoidance of doubt, no such sale, transfer or other disposition shall result in the release of such Guarantor’s Guarantee if such Guarantor continues to Own any Pool Aircraft after giving effect to such sale, transfer or other disposition
(iii)      if the Borrower designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 6.1(c) and the definition of “Unrestricted Subsidiary” in this Agreement; and
(iv)      solely with respect to any Restricted Subsidiary that became a Guarantor pursuant to Section 6.7, so long as such Restricted Subsidiary does not then have outstanding any other Indebtedness or guarantees that would give rise to an obligation to provide a guarantee pursuant to Section 6.7 or then own any Pool Aircraft, upon the release or discharge by such Guarantor of Indebtedness that gave rise to such Restricted Subsidiary becoming a Guarantor or the Guarantor being released as a Guarantor of such Indebtedness (it being understood that a release subject to a contingent reinstatement is still a release, and if any such Indebtedness of such Guarantor is so reinstated, such Guarantee shall also be reinstated).

(c)            [Reserved].
(d)            [Reserved].
(e)            On the date that the Termination Conditions are satisfied, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without the need to deliver any instrument or performance of any act by any Person.
(f)            It will promptly execute, authorize or file such documentation as may be reasonably requested by any Grantor to release, or evidence the release (in registrable form, if applicable), its Liens with respect to any Collateral or the guarantee obligations of any Guarantor as set forth in this Section 9.20; provided that the foregoing shall be at the Borrower’s expense and in form and substance reasonably satisfactory to the Administrative Agent.
Section 9.21  Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)            the effects of any Bail-In Action on any such liability, including, if applicable:
(i)      a reduction in full or in part or cancellation of any such liability;
(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.22  Non-Collateral Assets.  The Administrative Agent and the other Lenders acknowledge and agree that: (a) the Borrower directly or indirectly owns certain Subsidiaries which are not, and are not required to be Loan Parties (the “Non-Collateral Subsidiaries”) which own certain aircraft that do not and are not required to constitute Collateral (the “Non-Collateral Aircraft”) and certain Non-Collateral Subsidiaries are party to aircraft lease agreements in respect of the Non-Collateral Aircraft owned by such Non-Collateral Subsidiaries (the “Non-Collateral Leases”, and together with the Non-Collateral Subsidiaries, the Non-Collateral Aircraft and all related assets, rights and interests (including intercompany Indebtedness and insurance and other proceeds) with respect to such Non-Collateral Leases, such Non-Collateral Subsidiaries (including the Equity Interests in such Non-Collateral Subsidiaries) and Non-Collateral Aircraft, in each case, that are not and are not required to constitute Collateral the “Non-Collateral Assets”); (b) that the Non-Collateral Assets do not constitute Collateral or Pool Aircraft Collateral hereunder or under any other Loan Document; and (c) that no Non-Collateral Subsidiary is a Loan Party (in any capacity) under this Agreement or any other Loan Document except to the extent that the other Loan Parties cause it to become a Loan Party in accordance with the terms of this Agreement.  Unless the relevant Non-Collateral Subsidiary may become a Loan Party hereunder, the Borrower may agree to cause the Non-Collateral Assets to be transferred to Persons other than the Loan Parties, and until such transfers have been effected, the Loan Parties’ ownership and/or leasing of such Non-Collateral Assets and the Loan Parties’ exercise of their rights and/or performance of their obligations in relation to such Non-Collateral Assets shall not be deemed a breach of or Default under any provision of the Loan Documents. The Administrative Agent hereby agrees and is authorized to provide confirmatory releases, terminations and discharges with respect to the Non-Collateral Assets or any Lien in respect thereof.  The Administrative Agent may rely without independent investigation on any officer’s certificate delivered to it by the Borrower (including as to whether an asset is a Non-Collateral Asset, and to its authority hereunder).

Section 9.23  Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC,
as the Borrower

By:	/s/ Joseph P. Adams, Jr.
	Name:	Joseph P. Adams, Jr.
	Title:	Chief Executive Officer

[Fortress Transportation and Infrastructure Investors LLC – Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent, Lender and Arranger

By:	/s/ Maya Venkatraman
	Name:	Maya Venkatraman
	Title:	Authorized Signatory

[Fortress Transportation and Infrastructure Investors LLC – Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as Lender and Arranger

By:	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Director

[Fortress Transportation and Infrastructure Investors LLC – Signature Page to Credit Agreement]